                   As filed with the Securities and Exchange
                        Commission on            , 1995
                                Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933


                           PRO-FAC COOPERATIVE, INC.
             (Exact name of registrant as specified in its charter)

                                    NEW YORK
         (State or other jurisdiction of incorporation or organization)

                                   16-6036816
                      (I.R.S. Employer Identification No.)

                                90 LINDEN PLACE
                           ROCHESTER, NEW YORK 14625
                                 (716) 383-1850
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                       STEPHEN R. WRIGHT, GENERAL MANAGER
                           Pro-Fac Cooperative, Inc.
                                90 Linden Place
                           Rochester, New York 14625
                                 (716) 383-1850
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            THOMAS M. HAMPSON, ESQ.
                           Harris Beach & Wilcox, LLP
                              130 East Main Street
                           Rochester, New York 14604

      Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]


                        Calculation of Registration Fee

                                    Proposed     Proposed
 Title of each                      Maximum      Maximum
   Class of              Amount     Offering     Aggregate      Amount of
 Securities to            to be      Price       Offering      Registration
 be Registered         Registered   per Unit      Price            Fee
- --------------         ----------   --------     ---------     ------------
Common Stock               100,000   $ 5.00      $   500,000   $   172.42

Retains                $10,000,000      100%     $10,000,000   $ 3,448.28
                                                               ----------

Preferred Stock(1)

Total                                                          $ 3,620.70
                                                               ==========


(1)   Representing Preferred Stock issuable at maturity of Retains.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           Pro-Fac Cooperative, Inc.
            Cross-Reference Sheet Furnished Pursuant to Item 501(b)
                               of Regulation S-K

                                                                      Location or
     Item of Form S-1                                            Caption in Prospectus
- -----------------------------------                              ----------------------------
1.    Forepart of Registration                                   Outside Front Cover Page
      Statement and Outside Front
      Cover Page of Prospectus

2.    Inside Front and Outside and                               Available Information;
      Back Cover Pages of Prospectus                             Summary of Prospectus;
      Table of Contents

3.    Summary Information,                                       Summary of Prospectus;
      Risk Factors and Ratio                                     Special Factors to Be
      of Earnings to Fixed                                       Considered; Ratio of
      Charges                                                    Earnings to Fixed Charges and
                                                                 Preferred Dividends

4.    Use of Proceeds                                            Use of Proceeds

5.    Determination of Offering                                  Business of Pro-Fac
      Price

6.    Dilution                                                   Not Applicable

7.    Selling Security Holders                                   Not Applicable

8.    Plan of Distribution                                       Outside Front Cover Page;
                                                                 Description of Pro-Fac
                                                                 Securities

9.    Description of Securities                                  Description of Pro Fac
      to Be Registered                                           Securities

10.   Interests of Named Experts                                 Not Applicable
      and Counsel

11.   Information with Respect                                   Business of Pro-Fac;
      to the Registrant                                          Description of Properties,
                                                                 Financial Statements, Selected
                                                                 Historical Financial Data of
                                                                 Pro-Fac; Management's
                                                                 Discussion and Analysis of
                                                                 Financial Condition and
                                                                 Results of Operations;
                                                                 Management and Directors;
                                                                 Executive Compensation;
                                                                 Security Ownership of Certain
                                                                 Beneficial Owners and
                                                                 Management; Certain
                                                                 Transactions

12.   Disclosure of Commission                                   Not Applicable
      Position on Indemnification
      for Securities Act Liabilities






                   SUBJECT TO COMPLETION DATED JUNE 12, 1995

                           PRO-FAC COOPERATIVE, INC.

                         100,000 Shares of Common Stock

                              $10,000,000 Retains



     Pro-Fac Cooperative, Inc. ("Pro-Fac") is a New York cooperative corporation with capital stock which markets the agricultural products grown by its members, all of whom are its common shareholders, through Curtice-Burns Foods, Inc.
("Curtice-Burns"), a food processing corporation which is a wholly-owned subsidiary of Pro-Fac. This Prospectus pertains to common stock, the allocation by Pro-Fac to its members of certain credits representing payments by Pro-Fac for crops purchased, denominated "retains", and to the issuance by Pro-Fac of its preferred stock to members and other persons holding such retains.



      SEE THE  SECTION  OF  THIS  PROSPECTUS  ENTITLED  "SPECIAL  FACTORS  TO BE
CONSIDERED" FOR CERTAIN SPECIAL FACTORS RELATING TO THIS OFFERING.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.



      INFORMATION  CONTAINED  HEREIN IS SUBJECT TO COMPLETION  OR  AMENDMENT.  A
REGISTRATION  STATEMENT  RELATING  TO THESE  SECURITIES  HAS BEEN FILED WITH THE
SECURITIES  AND EXCHANGE  COMMISSION.  THESE  SECURITIES MAY NOT BE SOLD NOR MAY
OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION  STATEMENT  BECOMES
EFFECTIVE.  THIS  PROSPECTUS  SHALL  NOT  CONSTITUTE  AN  OFFER  TO  SELL OR THE
SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE  SECURITIES
IN ANY STATE IN WHICH SUCH OFFER,  SOLICITATION  OR SALE WOULD BE UNLAWFUL PRIOR
TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.








                                             Underwriting
                         Price to            Discounts and        Proceeds to
                          Public            Commissions (1)       Issuer (2)
                    --------------------    --------------        -----------

Common Stock        Per Share  $ 5.00             --              $500,000
                    Total:     $500,000

Retains             Per Unit:     100%            --                100%
                    Total:     $10,000,000        --              $10,000,000




                     =====================================



(1) The securities described in this Prospectus are to be offered and distributed directly by the issuer through officers of Pro-Fac, without the use of any underwriter or dealer, and no discounts, commissions or other compensation are to be allowed or paid therefor.

(2)   Before deducting expenses estimated at $46,000.

(3) The issuance of preferred stock does not result in any additional cash proceeds. See "Use of Proceeds."

              The date of this Prospectus is           , 1995.

                             AVAILABLE INFORMATION

      Pro-Fac is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission").
Reports and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at its regional offices located at 7 World Trade Center (Suite 1300), New York, New York 10048 and at 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, at prescribed rates.

                            REPORTS TO SHAREHOLDERS

      Pro-Fac furnishes annual reports to its members on Form 10-K which contain audited financial statements.

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
      Summary of Prospectus......................................................................                 5
      Special Factors To Be Considered                                                                            8
      Use of Proceeds............................................................................                 8
      Ratio of Earnings to Fixed Charges and
           Preferred Dividends...................................................................                11
      Business of Pro-Fac........................................................................                12
      Relationship with Curtice-Burns............................................................                19
      Description of Pro-Fac Securities..........................................................                21
      Selected Historical Financial Data of Pro-Fac..............................................                27
      Pro Forma Financial Data of Pro-Fac and Curtice Burns......................................                29
      Management's Discussion and Analysis of Financial
           Condition and Results of Operations...................................................                33
      Business of Curtice Burns..................................................................                54
      Description of Properties..................................................................                64
      Management and Directors...................................................................                66
      Executive Compensation.....................................................................                70
      Certain Transactions.......................................................................                74
      Security Ownership of Certain Beneficial Owners and
           Management............................................................................                77
      Legal Opinion..............................................................................                79
      Experts....................................................................................                79
      Index to Financial Statements..............................................................               F-1


      No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the transactions described herein, and if given or made, such information or representations must not be relied upon as having been authorized by Pro-Fac. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities covered by this Prospectus in any state to any person to whom it is unlawful to make such offer or solicitation in such state. Neither the delivery of this Prospectus nor the distribution of any security covered by this Prospectus shall, under any circumstances, create an implication that there has been no change in the facts herein set forth or in the affairs of Pro-Fac since the date hereof.


TO INDIANA INVESTORS:

      UNDER THE NEW YORK COOPERATIVE CORPORATIONS LAW, EACH MEMBER AND DIRECTOR OF A COOPERATIVE CORPORATION MAY BE HELD PERSONALLY LIABLE FOR CERTAIN AMOUNTS DUE EMPLOYEES OF THE COOPERATIVE FOR SERVICES RENDERED TO THE COOPERATIVE. AS IS DESCRIBED IN THIS PROSPECTUS, PRO-FAC COOPERATIVE HAS NO EMPLOYEES.

                             SUMMARY OF PROSPECTUS

      The  following  summary is qualified in its entirety and should be read in
conjunction  with  the  more  detailed   information  and  financial  statements
appearing elsewhere in this Prospectus.

Pro-Fac:

      Pro-Fac is an agricultural cooperative corporation formed in 1960 under New York law to process and market crops grown by its members. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac.

      A grower becomes a member of Pro-Fac through the purchase of common stock, which obligates the grower to supply, and Pro-Fac to purchase, crops for delivery to and processing by Curtice-Burns Foods, Inc. ("Curtice-Burns" or the "Company"). The principal office of Pro-Fac is at 90 Linden Place, Rochester, New York 14625; its telephone number is (716) 383-1850.

Recent Changes in Relationship with Curtice-Burns:

      Curtice-Burns is a producer and marketer of processed food products, including canned and frozen fruits and vegetables, canned desserts and condiments, fruit fillings and toppings, canned chilies and stews, salad dressings, pickles, peanut butter and snack foods. In addition, Curtice-Burns manufactures cans, which are both utilized by the Company and sold to third parties. Pro-Fac and Curtice-Burns were established together in the early 1960s and have had a long-standing contractual relationship under an Integrated Agreement pursuant to which Pro-Fac provided crops and financing to Curtice-Burns, Curtice-Burns provided a market and management to Pro-Fac, and Pro-Fac shared in the profits of Curtice-Burns.

      On November 3, 1994, Pro-Fac acquired Curtice-Burns (the "Acquisition"), and Curtice-Burns became a wholly-owned subsidiary of Pro-Fac. In connection with the Acquisition, Agway Inc. and the other shareholders of Curtice-Burns received $19.00 per share in cash for their shares of common stock of Curtice-Burns. The purchase price and fees and expenses related to the Acquisition were financed with borrowings under a new credit agreement (the "New Credit Agreement") with Springfield Bank for Cooperatives, predecessor to CoBank ACB (the "Bank"), and the proceeds of the Company's 12-1/4 percent Senior Subordinated Notes due 2005 (the "Notes"). Pro-Fac has guaranteed the obligations of the Company under the New Credit Agreement and the Notes.

      As a result of the indebtedness incurred in connection with the Acquisition, Curtice-Burns is a much more highly leveraged company, with higher interest expenses, than prior to the Acquisition. The New Credit Agreement and the Notes restrict the ability of Pro-Fac to amend the Pro-Fac Marketing Agreement. The New Credit Agreement and the Notes also restrict the amount of dividends and other payments that may be made by the Company to Pro-Fac. Such restrictions on the flow of cash to Pro-Fac may affect the ability of Pro-Fac to pay dividends on its common and preferred stock or to repurchase common or preferred stock.

Pro-Fac Securities:

      Common Stock. Common stock, par value $5, is sold for cash at its par value to all growers or associations of growers who become members of Pro-Fac, and ownership of common stock is thus synonymous with membership in Pro-Fac. The common stock investment required of each new member is based upon the nature, location, and quantity of particular crops in particular locations. In determining the level of common stock investment required for a member who desires to market a specified quantity or acreage of a crop through Pro-Fac, the Board of Directors takes into account the expected Commercial Market Value ("CMV") of the crop, the level of interest in marketing that crop through Pro-Fac and other factors. Common stock may only be held by members of Pro-Fac who are growers of crops marketed through Pro-Fac (or by associations of such growers), and may only be transferred with the written consent of Pro-Fac. Any proposed purchaser of outstanding common stock must be a grower willing to assume all of the seller's obligations as a member of Pro-Fac and must be acceptable to the Board of Directors.

      Upon the purchase of common stock, a new member of Pro-Fac executes the General Marketing Agreement, which provides for (1) delivery of crops; (2) the availability of facilities for receiving and processing the crops; (3) the operation of a single marketing pool for all crops delivered based upon the establishment of the CMV, as defined, of each crop each year; and (4) the manner of payment by Pro-Fac to its members of the purchase price for delivered crops. Annual crop agreements supplement the General Marketing Agreement by setting forth quality specifications, terms and conditions for the production and delivery of the member's specific crop, and the relative value weighting to be given to raw product by grade category. See "Business of Pro-Fac."

      Retains. Retains are issued to reflect the retention by Pro-Fac of a portion of its proceeds, as described below. Patronage proceeds are its gross receipts derived from sources that under federal tax law qualify as patronage income, which is primarily proceeds from the sale of crops supplied by members of Pro-Fac, as well as transactions that facilitate or are directly related to such marketing activities.

      Under the bylaws of Pro-Fac, net proceeds from patronage income must be paid or allocated each year to each member on the basis of the business done by that member with Pro-Fac during the preceding crop year. Distribution may be made in cash or by allocating to the account of each member his interest in that portion of the proceeds retained by Pro-Fac for use as working capital or for such other purposes as may be determined by the Board of Directors ("retains"). Such retains are made up of allocations for which qualified notices have been distributed ("qualified retains") and non-qualified notices of allocations ("non-qualified retains"). Qualified retains are freely transferable and normally mature into preferred stock at its par value, $25 per share, in December of the fifth year after allocation. Although there were, for several years preceding the Acquisition, two broker-dealers making a market in Pro-Fac qualified retains, no such market currently exists, and there can be no assurance that any such market will be reestablished. See "Description of Pro-Fac Securities." Non-qualified retains may not be sold or purchased and may, in the discretion of the Board of Directors, be redeemed after five years for cash and/or preferred stock. See "Description of Pro-Fac Securities."

      Preferred Stock. Preferred stock is issued at its $25 par value upon the maturing of qualified retains or the redemption of non-qualified retains, as described above. The holders of preferred stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of legally available funds. Currently, the maximum lawful dividend rate for the preferred stock is 12 percent of par value. The July 1994 and 1993 dividends were 6.75 percent and 6.25 percent, respectively. Such dividends, if any, are non-cumulative. While shares of preferred stock are freely transferable, Pro-Fac is aware that some sales have been made during the past several years at prices less than the par value of such stock. Although there were, for several years preceding the Acquisition, two broker-dealers making a market in Pro-Fac preferred stock, no such market currently exists, and there can be no assurance that any such market will be reestablished. See "Description of Pro-Fac Securities."

Use of Proceeds:

      The cash retained as a result of distributing net proceeds in the form of retains rather than in cash will be used for general corporate purposes as determined by the Board of Directors at the time of receipt. No separate cash proceeds are realized from the issuance of preferred stock that results from the conversion of retains.

Tax Treatment of Amounts Paid or Allocated to Members:

      Under the federal income tax laws, members of Pro-Fac must include currently in their taxable income calculation the purchase price for their crops, including all cash payments and allocations of qualified retains. Non-qualified retains are not subject to current taxation to the members and are taxable to the members only if and when redeemed by Pro-Fac. See "Business of Pro-Fac."

Benefits of Membership:

      From the point of view of a member of Pro-Fac there are several advantages that he receives from his membership in Pro-Fac, which include the following:

      1. The primary advantage is that the member has an established market for a portion of his crop in advance of the crop season.

      2. A member of Pro-Fac can specialize in the production of one or a few crops, which normally tends to increase the efficiency of his operations, yet have the opportunity to participate in the potential benefits of crop and geographical diversity, since he shares in the proceeds of all crops marketed through Pro-Fac in proportion to the value of his own crops marketed through Pro-Fac.

      3. Members of Pro-Fac have the satisfaction of knowing that their views will be heard in the Cooperative because at least 80 percent of the directors of Pro-Fac and all of the members of the commodity committees are also grower-members. The members of the commodity committees and all of the directors (except for directors, who may not constitute more than 20 percent of the entire board, appointed by the Board of Directors to represent the public interest) are also elected by the members of Pro-Fac on a regional basis.

      4. Should Pro-Fac or Curtice-Burns need additional crops for an existing division of Curtice-Burns, qualified members are given the first opportunity to provide those crops.

      5. The member obtains the benefit of the expertise of Curtice-Burns in the processing and marketing of food products.

      6. Over a period of years, depending on the results of operations, the member has the opportunity to build a substantial equity investment in Pro-Fac retains and preferred stock.

      7. The investment of the member in Pro-Fac common stock and the market for his products derived from that investment are transferable, subject to the approval of the Pro-Fac Board of Directors, so that should he want to reduce or terminate his production of crops, he can liquidate his common stock investment through the sale of his shares to an eligible grower or to Pro-Fac itself.

      To obtain these advantages the member must:

      1. Purchase shares of common stock of Pro-Fac based upon the type, location, and volume of crops he agrees to market through Pro-Fac.

      2. Agree to the retention by Pro-Fac of a portion of its proceeds from patronage business above the CMV of crops marketed. For example, in the 1994, 1993, and 1992 fiscal years, 80 percent, 80 percent and 75 percent, respectively of such proceeds, excluding non-qualified retains, was so retained by Pro-Fac. For the first five years, such amounts are retained without payment of interest or dividends. In addition, in such fiscal years, 100 percent of such proceeds allocated as non-qualified retains was so retained by Pro-Fac. A member's investment in the retains and preferred stock of Pro-Fac is relatively illiquid. Recent sales of qualified retains and preferred stock have been at prices substantially below the face amounts thereof.

      3. Agree to the delayed payment of a portion of the purchase price for his crops. Such delay will exceed the industry average in many instances.

      4. Include in his income for tax purposes not only the cash payments received for his crops but also the amount of qualified retains allocated to his account in that year and any non-qualified retains redeemed in that year.

      5. Assume the risk that he may by paid less than CMV for his crops. See "Special Factors To Be Considered - Member's Share of Proceeds Could be Less than CMV" and "Business of Pro-Fac."

                        SPECIAL FACTORS TO BE CONSIDERED

Member's Share of Proceeds Could be Less Than CMV:

      Payment for crops is based upon the CMV of such crops, which is the weighted average of the prices paid by other commercial processors for similar crops used for similar or related purposes sold under preseason contracts or in the open market in the same or similar market areas.

      While Curtice-Burns has agreed to pay to Pro-Fac at least the CMV of Pro-Fac crops, the total proceeds of Pro-Fac depend in large part on the overall profitability of Curtice-Burns. There can be no assurance that payment by Pro-Fac to a member for his crops from the proceeds of Pro-Fac will be equal to or greater than the CMV of those crops. Although the members of Pro-Fac have been paid more than the CMV of their crops in every year of Pro-Fac operations except 1963, 1969, and 1970, the increased indebtedness incurred by Curtice-Burns in connection with the Acquisition has increased the leverage and interest expense of Curtice-Burns, thus increasing the risk that Pro-Fac may, in one or more coming years, pay members less than the CMV of their crops. There is no relationship between the CMV of crops and the cost of producing such crops since CMV is determined by supply and demand in the marketplace.

      While each year Pro-Fac must, under its bylaws, pay or allocate to each member his pro rata share of the net proceeds of Pro-Fac from patronage business, Pro-Fac may retain whatever portion of such proceeds the Board of Directors may determine to be necessary for the operations of Pro-Fac, allocating the retained portion to the accounts of members. There is thus no assurance that a member of Pro-Fac will receive cash payments for his crops equal to the CMV thereof or that he will receive any cash payments in addition to CMV even if his share of the proceeds of Pro-Fac from patronage business is equal to or greater than CMV.

Delayed Payments for Crops:

      Pro-Fac members receive delayed payment of a portion of the purchase price for their crops. The delay exceeds the industry average in many instances. See
"Business of Pro-Fac - Marketing of Members' Crops - Timing of Payments for Crops" and "- Harvest-Time Advances."

Inclusion of Certain Payments in Taxable Income:

      A member of Pro-Fac must include in his taxable income for federal income tax purposes his share of the net proceeds of Pro-Fac realized from patronage business which are paid to him in cash or allocated to his account as qualified retains. Non-qualified retains are included in the member's taxable income only upon redemption. See "Business of Pro-Fac."

Increase in Leverage of Curtice-Burns:

      As a result of the Acquisition, Curtice-Burns is highly leveraged, and such leverage may increase as a result of further borrowings to fund capital expenditures, working capital needs or for other general corporate purposes. The degree to which the Company is leveraged is important to members of Pro-Fac because the amount paid by Curtice-Burns for crops supplied by Pro-Fac, and the amount of dividends that Curtice-Burns may pay to Pro-Fac, varies depending upon the profitability of Curtice-Burns. Such payments, in turn, affect what Pro-Fac may pay to its members for their crops and the ability of Pro-Fac to pay dividends on, or repurchase, its common and preferred stock. A high degree of leverage may make Curtice-Burns more vulnerable to economic downturns, may limit its ability to withstand competitive pressures, and may impair the Company's ability to obtain financing in the future for working capital, capital expenditures, and general corporate purposes.

Non-Transferability of Non-Qualified Retains:

      Non-qualified retains are non-transferable and do not bear interest. See "Description of Pro-Fac Securities."

Absence of Market for Preferred Stock and Qualified Retains:

      The preferred stock and qualified retains of Pro-Fac may be transferred without the consent of Pro-Fac. There were, for several years preceding the Acquisition, broker-dealers making a market in Pro-Fac preferred stock and qualified retains, but no such market currently exists. There is no assurance that these arrangements, or any other organized market for Pro-Fac preferred stock and qualified retains, will be re-established. Qualified retains do not bear interest. See "Description of Pro-Fac Securities."

Amortization of Loss:

      The Board of Directors has determined that a loss incurred in fiscal 1993 is to be allocated to members over a ten-year period, so that net proceeds otherwise available for allocation as patronage income are expected to be reduced by $2,915,000 per year through fiscal 2002. The Board of Directors retains the power to alter the utilization and allocation of the 1993 loss, should circumstances make such a change desirable and prudent in the Board of Directors' discretion.

Possible Changes of Treatment of Retains:

      The current policy of Pro-Fac with regard to the maturing of qualified retains into preferred stock and the redemption of non-qualified retains for preferred stock and/or cash is described in this Prospectus under "Description of Securities Offered." This policy is, however, subject to change, in the discretion of the Board of Directors.

Each Member Receives One Vote:

      Each member of Pro-Fac has one vote, regardless of the number of shares of common stock held. Further, if two or more members are joined in a single farming enterprise, the participating members receive only a single vote. Accordingly, even a member with substantial holdings of common stock will have relatively little control over the election of directors or other matters on which members may vote. See "Description of Pro-Fac Securities."

Possible Discontinuance of Crop:

      Pro-Fac continuously reviews the ability of its members to produce high-quality crops, and Curtice Burns continuously reviews its ability to process and market profitably the crops it buys from Pro-Fac. As a result of such reassessment, Pro-Fac may determine to cease marketing a particular crop and terminate the marketing agreements of the members producing that crop for sale through the Cooperative. The members affected would be required to sell all of their common stock supporting that crop to Pro-Fac for cash at its par value, plus any accrued dividends. Pro-Fac may also adjust the quantity of a crop to be marketed for members, either permanently or temporarily, in several ways described herein under "Business of Pro-Fac - Marketing of Members' Crops - Quantity of Crops Marketed." Permanent increases or decreases in the quantity of a crop to be marketed would involve, respectively, the purchase of additional common stock by members or other growers, or the sale of common stock by members to Pro-Fac at par value, plus any accrued dividends.

Agricultural Risks:

      Curtice-Burns and Pro-Fac and its members are subject to all the risks generally associated with production and marketing of agricultural commodities. For example, unfavorable growing conditions in the Northeast in 1989, coupled with increased crop levels in competing areas, resulted in increased costs for Curtice-Burns' canned and frozen vegetable businesses in fiscal 1990, while increased national supplies reduced selling prices. Curtice-Burns' reduced earnings on these Pro-Fac products in turn reduced the amount paid by Curtice-Burns to Pro-Fac under the marketing provisions of the Integrated Agreement between them. See "Relationship with Curtice-Burns."

Competition in Food Processing Industry:

      The products of Curtice-Burns, including those processed from crops supplied by Pro-Fac, compete with those of national and major regional food processors under highly competitive conditions. Many national manufacturers have substantially greater resources than Curtice-Burns and Pro-Fac.

                                              USE OF PROCEEDS

      The securities offered hereunder are issued on a continuing basis as part of the normal operations of Pro-Fac and are not offered to raise funds for any specific purpose. As described more fully elsewhere herein, common stock is sold from time to time to new members of Pro-Fac or to members who increase the quantity of crops marketed through Pro-Fac. Retains are issued annually to represent net proceeds from patronage business retained by Pro-Fac. The cash retained as a result of distributing net proceeds in the form of retains rather than in cash is transferred to Curtice-Burns and is used for general corporate purposes, such as the financing of fixed assets and the reduction of short or long-term borrowings, as determined by the Board of Directors at the time of receipt. No separate cash proceeds are realized from the issuance of preferred stock, which is issued only upon the maturing of outstanding retains and replaces those retains on the books of the Cooperative.


                       RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS

                                                                                                                      Nine
                                                                   Fiscal Year Ended                                 Months
                                           -------------------------------------------------------------------       Ended
                                           June 29,       June 28,      June 26,       June 26,      June 25,       March 25,
                                             1990           1991          1992           1993          1994           1995
                                           --------       --------      --------       --------      --------       ------
Ratio of earnings
   to fixed charges and
      preferred dividends                     1.5           1.2            1.4            (A)           2.2             1.4

Pro forma ratio of
   earnings to fixed charges
      and preferred dividends                 1.2           (B)            1.2            (B)           1.7             1.1

(A) In fiscal year ended June 26, 1993, the earnings were inadequate by $22,877,000 to cover the amount of pretax fixed charges and preferred dividends.

(B) In fiscal years ended June 26, 1993 and June 28, 1991, the earnings were inadequate by $27,628,000 and $797,000, respectively, to cover the amount of pretax basis fixed charges and preferred dividends which would have been declared and paid if all retained earnings allocated to members' "retains" at the end of each fiscal period had been converted to preferred stock at the beginning of the period at the maximum dividend permitted by law.

      For purposes of computing the ratio of earnings to fixed charges and preferred dividends, earnings consist of net proceeds before (1) equity in the undistributed earnings of the Bank, (2) fixed charges, (3) income taxes, and (4) dividends on common and preferred stock. Fixed charges represent total interest expense. For purposes of this computation, preferred dividends are adjusted to a pretax basis (the amount of earnings before taxes necessary to meet preferred stock dividend requirements). Dividends represent those amounts deducted for purposes of determining net proceeds in each fiscal year.

      The pro forma ratios of earnings to fixed charges and preferred dividends were computed by further increasing combined fixed charges and such dividends, adjusted to a pretax basis, by the amount of pretax basis preferred dividends which would have been declared and paid if all retained earnings allocated to members' "retains" at the end of each fiscal period had been converted to preferred stock at the beginning of the respective periods and the maximum dividend permitted by law of 12 percent of par value was declared and paid thereon, except that for the nine-month period ended March 25, 1995 the assumed increase in pretax basis preferred dividends is pro-rated to reflect such dividends ratably over the fiscal year.

                              BUSINESS OF PRO-FAC

      Pro-Fac is an agricultural marketing cooperative. Membership in Pro-Fac is limited to persons actively engaged in the growing of agricultural products (or associations of such producers) which are marketed through Pro-Fac. Its approximately 700 members are growers located principally in New York, Pennsylvania, Illinois, Indiana, Michigan, Minnesota, Washington, Oregon, Iowa, Nebraska, Florida, California and Georgia. A grower becomes a member of Pro-Fac through the purchase of common stock, which obligates the grower to supply, and Pro-Fac to purchase, crops. Crops grown by Pro-Fac members and purchased by Pro-Fac include fruits (cherries, apples, blueberries, peaches and plums), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus, potatoes, dry beans, southern peas, turnip roots and leafy greens) and popcorn. All of the crops supplied to Pro-Fac by its members are sold to Curtice-Burns for processing.

Membership:

      Membership in Pro-Fac is evidenced by the ownership of Pro-Fac common stock. Hence the terms "member" and "common stockholder" are synonymous. Only producers (or associations of producers) of agricultural products marketed through Pro-Fac are eligible to become members and to own common stock of Pro-Fac.

      Under the Pro-Fac bylaws and the policies adopted by the Board of Directors of Pro-Fac, growers who wish to become members of the Cooperative are required to buy Pro-Fac common stock in order to provide a capital base for its marketing activities. The stock purchase required of each grower is based upon the type and quantity of product to be delivered by the grower to Pro-Fac as established by the Board of Directors for particular commodities in particular locations. In determining the level of common stock purchase required for a member who desires to market a specified quantity or acreage of a crop through Pro-Fac, the Board of Directors takes into account the expected CMV of the crop, the level of interest in marketing that crop through Pro-Fac and other factors.

Common Stock:

      Common stock is issued only at its par value, $5.00 per share. Payment for common stock required to be purchased must be made in the manner approved by the Board of Directors. In many cases, the board has permitted the purchase price to be paid in four installments. Under this system, a cash deposit of at least 25 percent of the total price must be paid upon joining Pro-Fac; at that time 25 percent of the shares to be purchased are issued to the grower. The balance due may be paid in three equal annual installments; upon receipt of each payment, 25 percent of the shares to be purchased are issued by Pro-Fac to the grower. A member making his purchase in installments is permitted to market through Pro-Fac the total quantities of product covered by his General Marketing Agreement even before he has purchased the total required number of shares of common stock. Since each Pro-Fac member is entitled to only one membership vote regardless of the number of shares of common stock held, the voting rights of a member are not affected by the purchase of common stock in installments. See "Description of Pro-Fac Securities - Common Stock - Voting Rights." A member is entitled to receive dividends only on shares actually issued to him.

      A grower may pay the three annual installments from the proceeds of his crop sales to Pro-Fac or from other funds, as he chooses. He may pay the full amount due at any time prior to the end of the third crop season, except that members are not permitted to make voluntary advance payments for common stock between April 1 and the dividend qualifying date for common stock during any calendar year.

      A grower who wishes to become a member of Pro-Fac is required to execute an "Application for Membership", on which his required common stock purchase is calculated and the method of payment is indicated, and in which he agrees to include in his gross income in the year of receipt, for federal income tax purposes, the stated amount of all patronage dividends allocated to him by Pro-Fac by means of written notices of allocation of qualified retains. Such member also agrees to include in gross income for federal income tax purposes, in the year of redemption, the stated amount of non-qualified retains redeemed by Pro-Fac. Each grower's application must be reviewed and approved by the Board of Directors before it is accepted by Pro-Fac.

      A grower must execute the General Marketing Agreement, and thereafter he will also be required annually to execute a crop agreement setting forth quality specifications for his crop and terms of production and delivery.

      Pro-Fac is not aware of any government program which would materially restrict a grower's ability to deliver crops which he has agreed to produce and deliver in accordance with his crop agreement with Pro-Fac.

Regional Representation:

      The business of Pro-Fac is conducted pursuant to policies established by its Board of Directors. The territorial area in which Pro-Fac operates has been divided into geographical regions based on natural divisions of product and location. In addition, some regions have been further divided into districts. The members within each region or district are represented on the Board by at least one director. The board designates the number of directors to be elected from each region or district, based on the value of raw product delivered, so as to attain reasonably balanced representation on the Board. At present, there are five regions of Pro-Fac covering the following areas and represented by the number of directors indicated:


                                                                                         Present Number
    Region                                  Area                                          of Directors
- --------------------             ---------------------------                             --------------
  I        (Dist. 1)             Western Upstate New York                                       2
           (Dist. 2)             Eastern Upstate New York                                       2
           (Dist. 3)             Pennsylvania and Maryland                                      1

 II        (Dist. 1)             Michigan                                                       3
           (Dist. 2)             Illinois                                                       1

III                              Iowa, Nebraska and Minnesota                                   1

 IV                              Washington, Oregon and California                              1

  V                              Georgia and Florida                                            1

      In addition to the 12 directors elected by the members of Pro-Fac within these five membership regions, the Board of Directors of Pro-Fac is permitted to appoint up to one-fifth of the total number of directors to represent primarily the interest of the general public in Pro-Fac.

Commodity Committees:

      A commodity committee has been established for each of the major crops marketed through Pro-Fac. Each committee member is a member of Pro-Fac who grows and markets through Pro-Fac the crop with which his committee is concerned. Under current policies, where a crop is produced in different geographical areas, commodity committees are established either for separate geographical areas or for a combination of areas. Members of each commodity committee are elected by the members of Pro-Fac in the region(s) for which the committee serves.

      The commodity committees have been active in advising the Board of Directors of Pro-Fac as to numerous matters affecting Pro-Fac crops, particularly with regard to the determination of CMV as hereinafter described and the content of the annual crop agreements, which specify the terms under which crops will be grown, harvested and delivered.

                          Marketing of Members' Crops

General Marketing Agreement:

      Each member of Pro-Fac enters into a marketing agreement with Pro-Fac (the "General Marketing Agreement"), in which he appoints Pro-Fac as his exclusive agent for processing and marketing the portion of his crop committed under the General Marketing Agreement and under annual crop agreements. In the General Marketing Agreement, Pro-Fac agrees to make available, through its agreement with Curtice-Burns, facilities for receiving and processing the crops delivered by its members and the management personnel to operate such facilities and to market the crops of its members as processed food products.

Passage of Title to Crops:

      Upon delivery of a member's crops to Pro-Fac, Pro-Fac takes title to such crops and has the right to transfer, process, or encumber them as it sees fit, subject to the provisions of the General Marketing Agreement. A member delivering crops to Pro-Fac has no control over such crops following delivery. Prior to delivery to Pro-Fac, each member bears all risk of loss or damage to his crops.

Quantity of Crops Marketed:

      Ordinarily, the quantity of a crop to be delivered by a member of Pro-Fac in any year is the quantity previously established in the General Marketing Agreement and the Application for Membership or Additional Stock Subscription, this being the quantity of raw product supported by the member's common stock ownership. For annual crops, the quantity delivered is the quantity established in the General Marketing Agreement and the Application for Membership or Additional Stock Subscription. For perennial crops, the quantity is based on the quantity in the General Marketing Agreement and the four-year history of an individual member. For crops subscribed on a tonnage basis, members deliver 111 percent of the stock commitment. There are several ways, however, in which this quantity may be changed.

      If Pro-Fac determines that a permanent change is required in the total quantity of a particular crop marketed through it, a corresponding change in the common stock of the members producing that crop will be required. If additional quantities of the crop are required, additional common stock will be offered to growers of the crop, with qualified current members of Pro-Fac in the area where the crop is needed given the first opportunity to purchase the stock. If a reduction in the quantity of a crop is required, the common stock holdings of all Pro-Fac members delivering that crop will be proportionately reduced; see "Special Factors To Be Considered -Possible Discontinuance of Crop."

      If a change in total crop requirement is determined to be only temporary, adjustment of common stock holdings will not be required. If additional quantities are temporarily required, Pro-Fac offers the opportunity to deliver them to qualified current members growing the crop, on a pro rata basis. If a temporary reduction in a crop is required, Pro-Fac may temporarily pro-rate downward the quantity of the crop delivered by all members supplying it.

      If the deliveries of a crop are temporarily pro-rated downward, the members affected may, with the approval of the Board of Directors, be offered the opportunity to sell their excess common stock to Pro-Fac. A member choosing to do so would incur a permanent reduction in the amount of crop he is entitled to deliver to Pro-Fac.

      Pro-Fac crops under stock tonnage are subscribed for 90 percent of Curtice-Burns normal required raw product needs. The difference between the normal stock tonnage and the normal required raw product need of Curtice-Burns becomes part of the member's delivery obligation. The tonnage will be paid for by Pro-Fac and qualify for net proceeds distribution. No additional investment is required from the member. This results in an increase of 11 percent to a member's agreed to seasonal tonnage.

Agent Growers:

      If a member is temporarily unable to fulfill his production obligation to Pro-Fac, either in whole or in part, he may secure another grower or growers to act as his agent in growing and delivering the crop to Pro-Fac. An agent grower arrangement should be consummated prior to the planting season for the crop concerned. An agent grower may, but need not, be a member of Pro-Fac. All payments, including the allocation of retains, made by Pro-Fac for crops delivered by an agent grower will be made directly to the agent grower. A member may not utilize an agent grower to fulfill his production obligation to Pro-Fac more frequently than one out of any two consecutive years without subjecting himself to the mandatory transfer of his excess common stock.

Payments Received from Curtice-Burns; CMV:

      Payment for crops is initially made by Curtice-Burns to Pro-Fac (and by Pro-Fac to its members) on the basis of CMV. CMV is determined by a committee established jointly by the Board of Directors of Pro-Fac and Curtice-Burns ("Joint Board CMV Committee") consisting of two members appointed by the president of Pro-Fac, two members appointed by the chairman of Curtice-Burns, and the president of Curtice-Burns. In making that determination, the Joint Board CMV Committee acts on the basis of data supplied primarily by Curtice-Burns concerning preseason contracts and open market purchases for various crops; however, it also relies significantly upon the advice of the commodity committee for each of the various crops marketed through Pro-Fac. Because the members of the commodity committees are growers of the crops with which they are concerned, and because those growers, like other growers who are members of Pro-Fac, frequently sell crops to processors outside of Pro-Fac, members of the commodity committees are familiar with prices paid by other commercial processors for crops similar to those sold and marketed through Pro-Fac.

Payment of Purchase Price to Members:

      As a cooperative corporation subject to the provisions of the Internal Revenue Code of 1986, as amended, Pro-Fac may retain for working capital a portion of the proceeds received in payment for crops while currently deducting for tax purposes the amount of such retained earnings that is annually allocated to its members as qualified retains. In order to retain and deduct such amounts, Pro-Fac must give a qualified written notice of allocation of such amount to each member; the bylaws of Pro-Fac provide that such notices may contain such terms and conditions as the Board of Directors deems appropriate, but the allocation must be made within 8-1/2 months following the end of the fiscal year. Each member must also consent to take his entire allocation of qualified retains into income for tax purposes at its stated dollar amount, and Pro-Fac must pay in cash at least 20 percent of each member's share of such proceeds. Retains as to which Pro-Fac issues a non-qualified written notice of allocation are excluded from these provisions. The earnings retained by Pro-Fac in this fashion are discussed more fully under "Description of Pro-Fac Securities."

      The bylaws of Pro-Fac, which are incorporated into the General Marketing Agreement, require Pro-Fac annually to pay or account to its members for their crops, on a cooperative basis, in cash and through such allocations of retains as the Board of Directors may determine. It has been the practice of Pro-Fac over the past five years to pay to its members each year in cash the full CMV of all of their products marketed through Pro-Fac. The patronage proceeds of Pro-Fac above CMV in those years have, after payment of dividends on capital stock, partly been paid in cash to members and partly retained by Pro-Fac and credited to an account allocated to each member by Pro-Fac. The percentages of CMV paid in cash or allocated to members as retains over the last five fiscal years are as follows:

                                                                      Fiscal Year Ended June
                                                    ----------------------------------------------------
                                                     1990       1991        1992        1993        1994
                                                    ------     ------      ------      ------      -----
Paid in cash                                        101.2%     100.1%      103.5%      101.8%      105.3%
Allocated as qualified retains                        3.5%       0.4%       10.5%        7.0%       21.0%
Allocated as non-qualified retains                    1.0%       0.5%        0.5%        1.0%        2.9%
                                                    -----      -----       -----       -----       -----
    Total                                           105.7%     101.0%      114.5%      109.8%      129.2%
                                                    =====      =====       =====       =====       =====


      Since the Acquisition, Pro-Fac has agreed with Curtice-Burns to retain and invest in the equity of Curtice-Burns 70 percent of Pro-Fac earnings over CMV each year, so that cash payments with respect to qualified notices of allocation cannot exceed 30 percent of such earnings.

      For fiscal 1991, in addition to the percentages shown above, based on the resolution of a matter with the Internal Revenue Service, Pro-Fac made an additional distribution to members upon re-allocation of its 1991 income in relation to the members' CMV for fiscal 1991. See "-Certain Tax Matters." The following table illustrates the original allocation and the subsequent additional distribution (which were reflected in the fiscal 1992 statements) and the total distribution relating to members' crops in fiscal 1991.

                                                                                 Allocated as       Allocated as
                                                                      Paid in     Qualified         Non-Qualified
                                                                       Cash        Retains             Retains           Total
                                                                      -------    ------------       -------------        -----
Original 1991 distribution                                            100.1%            .4%                 .5%          101.0%
Additional 1991 distribution made during
   fiscal 1992                                                          1.6%           4.6%                 --             6.2%
                                                                      -----            ---                  --           -----
Total payment of purchase price to members
    as a percent of CMV for 1991 crops                                101.7%           5.0%                 .5%          107.2%
                                                                      =====            ===                  ==           =====

Timing of Payments for Crops:

      Curtice-Burns is obligated to pay Pro-Fac the purchase price for crops sold under the Marketing Agreement at such time or times as may be necessary to permit Pro-Fac to make required payments to its members. The actual CMV of a crop cannot ordinarily be determined until well after the harvest, so initial payments are based upon estimated CMV, which is the final CMV established for the crop in the prior year, unless the Board of Directors determines that average industry prices have changed significantly since that time.

      As soon as payments for particular crops are received from Curtice-Burns, Pro-Fac pays the funds received over to the members who delivered those crops. Thus, with minor variations, the purchase price is then paid by Pro-Fac to the members in accordance with a long-established schedule, as follows: 50 percent of estimated CMV is paid not later than 30 days after completion of delivery of a particular crop, and another 25 percent of estimated or established CMV is paid not later than 120 days after the average date of final delivery for each crop. The balance of CMV is paid not later than July 15 of the following calendar year. Any payments in addition to CMV are made as soon as possible, but in any event within 8-1/2 months following the end of the fiscal year.

      For example, a member of Pro-Fac who delivered crops with a CMV of $10,000 to Pro-Fac for marketing on August 1, 1993 was paid or allocated a total of $12,920 for those crops. Of this amount, he was paid $10,000 (CMV) in cash in three installments based on the following schedule of payments from Curtice-Burns: $5,000 by August 30, 1993, $2,500 by November 30, 1993 (assuming this member's date of final delivery coincides with the average date of final delivery for the same crop), and $2,500 by July 15, 1994. In addition, as soon as the necessary computations could be made, but before March 15, 1995 (8-1/2 months after fiscal year end) and final payment was received from Curtice-Burns, he was paid an additional $530 (20 percent of the $2,630 earned over CMV, excluding non-qualified retains) in cash, while $2,100 (the remaining 80 percent of the earnings over CMV, excluding non-qualified retains) was retained by Pro-Fac and allocated to his account as qualified retains. Finally, he was notified of an allocation of an additional $290 in the form of non-qualified retains which, at the discretion of the Board of Directors, may be redeemed for cash and/or preferred stock. See "Description of Pro-Fac Securities."

Harvest Time Advance:

      Recognizing the costs involved in harvesting and delivering a crop, Pro-Fac has adopted a policy of offering harvest time cash advances to members. The terms and conditions governing such advances are specified in the annual crop agreements. Payment of the harvest time advance is usually made approximately one week after delivery of a crop, and the total amount of the advance may not exceed 50 percent of estimated CMV. The harvest time advance is repaid by deducting the amount of the advance from the first payment due the member for the crop.

Single Pool:

      Under the General Marketing Agreement, Pro-Fac is required to account for its earnings under what is generally referred to as the single pool concept, in part because that portion of the purchase price for crops received from Curtice-Burns which is in excess of CMV is not allocated to individual Pro-Fac crops, but rather is a single payment based on the profitability of a variety of products. Under the single pool system, a determination is made as to the earnings of all crops in the aggregate. In the above example, the total purchase price for crops paid or allocated to the hypothetical member was 29.2 percent over the CMV of the crops which he delivered to Pro-Fac. The payment to him of $10,000 in cash was based upon the CMV of the particular crops he delivered, but the 29.2 percent earned above that was based upon the aggregate earnings of all Pro-Fac crops delivered in fiscal 1994 (1993 Production Year), computed in a single pool. The prices paid to members of Pro-Fac for their crops are therefore related both to the CMV of those crops and to the aggregate profitability of all Pro-Fac crops determined under the single pool concept.

Certain Tax Matters:

      In December 1991, the national office of the Internal Revenue Service issued a technical advice memorandum ("TAM") concluding that virtually all of Pro-Fac's income arises from patronage sources. As a result of the TAM, in January 1992 an additional distribution of patronage proceeds for fiscal 1991 was made to members in the amount of $3,727,000.

      In August of 1993, the Internal Revenue Service issued a determination letter which concluded that Pro-Fac was exempt from federal income tax to the extent provided by Section 521 of the Internal Revenue Code, "Exemption of Farmers' Cooperatives from Tax." Unlike a non-exempt cooperative, a tax-exempt cooperative is entitled to deduct cash dividends it pays on its capital stock in computing its taxable income. This exempt status was retroactive to fiscal year 1986. In conjunction with this ruling, Pro-Fac has filed for tax refunds for fiscal years 1986 to 1990 in the amount of approximately $5.8 million and interest payments of approximately $3.4 million. In addition, the Cooperative has filed for a tax refund for fiscal year 1991 and will soon be filing a refund claim for fiscal 1992 for approximately $3.1 million and interest payments of approximately $.5 million. No such refund amounts have been reflected in the Cooperative's financial statements as of March 25, 1995. It is anticipated that the refund amounts will be recognized upon receipt.

      Pro-Fac ceased to qualify as a tax-exempt cooperative upon consummation of the acquisition and, accordingly, is no longer permitted to deduct the cash dividends paid on its capital stock. Non-patronage income is subject to federal income tax at the cooperative level. Patronage income paid or allocated in the form of qualified retains to members is taxable to the members and not to Pro-Fac. Patronage income allocated in the form of non-qualified retains is taxable at the cooperative level when issued. In the year that non-qualified retains are redeemed at Pro-Fac's option, Pro-Fac receives a tax deduction and the members have taxable income equal to the face amount redeemed.

      The results of operations for fiscal 1993 produced a net operating loss carryforward which expires in fiscal 2008. No tax benefit was recognized at that time because with Pro-Fac's tax exempt status and, due to the issues surrounding the potential change in control of Curtice-Burns, there was no assurance of the utilization of this net operating loss carryforward in future years. With the cessation of the exempt status due to the acquisition of Curtice-Burns, Pro-Fac's cash dividends will no longer be tax deductible, and because of the resolution of Curtice-Burns change in control issue, it is more probable than not that Pro-Fac will be able to utilize the net operating loss carryforward. A tax benefit relative to the net operating loss carryforward in the amount of $8.0 million was recorded in the second quarter of fiscal 1995.

      From time to time various proposals have been made and bills introduced in Congress which would have the effect of modifying or even eliminating the present provisions of the Code pursuant to which cooperatives are taxed and could subject cooperatives to greater federal income tax liability. It is not possible to predict whether any such proposal may be adopted, or, if adopted, what effect it might have on the federal income tax liability of Pro-Fac or its members.

                        RELATIONSHIP WITH CURTICE-BURNS

      Upon consummation of the Acquisition, certain disputed matters which were the subject of pending arbitration were resolved. The Integrated Agreement was terminated, and Pro-Fac and Curtice-Burns entered into the Pro-Fac Marketing and Facilitation Agreement as of November 3, 1994 (the "Pro-Fac Marketing Agreement"). The Pro-Fac Marketing Agreement reflects that much of the financing previously provided by Pro-Fac to Curtice-Burns has been restructured. Financing previously provided by the Bank to Pro-Fac, then re-lent by Pro-Fac to Curtice-Burns, is now provided directly by the Bank to Curtice-Burns under the New Credit Agreement. Pro-Fac's interest in the facilities and equipment of Curtice-Burns and Pro-Fac's investment in the Bank were transferred to Curtice-Burns at the time of the Acquisition. The Pro-Fac equity that was previously lent to Curtice-Burns was also transferred to Curtice-Burns.

      The Pro-Fac Marketing Agreement resembles the Integrated Agreement in that it continues to provide for Pro-Fac to supply crops and additional financing to Curtice-Burns, for Curtice-Burns to provide a market and management services to Pro-Fac, and for Pro-Fac to share in the profits of Curtice-Burns. To preserve the independence of Curtice-Burns, the Pro-Fac Marketing Agreement also requires that certain of the directors of Curtice-Burns be individuals who are not employees or shareholders of, or otherwise affiliated with, Pro-Fac or the Company ("Disinterested Directors") and requires that certain decisions be approved by the Disinterested Directors. The New Credit Agreement and the Notes restrict the ability of Pro-Fac to amend the Pro-Fac Marketing Agreement.

Purchase of Crops From Pro-Fac:

      Under the Pro-Fac Marketing Agreement, Curtice-Burns purchases crops from Pro-Fac at the CMV of those crops. Under the predecessor agreements to the Pro-Fac Marketing Agreement, Curtice-Burns paid Pro-Fac $64.2 million, $59.8 million and $59.2 million as CMV for crops purchased from Pro-Fac in fiscal years 1992, 1993 and 1994, respectively. The crops purchased by Curtice-Burns from Pro-Fac represented approximately 65 percent, 60 percent and 65 percent of all raw agricultural crops purchased by Curtice-Burns in fiscal 1992, 1993 and 1994, respectively.

      CMV will be determined, similar to the process that existed prior to the Acquisition, by a joint committee of the Boards of Directors of Pro-Fac and Curtice-Burns, which is currently comprised of the Chief Executive Officer of Curtice-Burns and an equal number of Pro-Fac directors and Disinterested Directors. The Pro-Fac Marketing Agreement requires a majority of the Disinterested Directors to approve the recommendation of the joint committee. Although CMV is intended to be no more than the fair market value of the crops purchased by Curtice-Burns, it may be more or less than the price Curtice-Burns would pay in the open market in the absence of the Pro-Fac Marketing Agreement. The volume and type of crops to be purchased by Curtice-Burns under the Pro-Fac Marketing Agreement are determined pursuant to its annual profit plan, which requires the approval of a majority of the Disinterested Directors.

Patronage Income of Pro-Fac:

      In addition to CMV, under the Pro-Fac Marketing Agreement, Curtice-Burns will pay to Pro-Fac as additional patronage income (the "Additional Patronage Income") up to 90 percent of Curtice-Burns' pre-tax income on Pro-Fac related products (the "Pro-Fac Products"), or reduce CMV by up to

90 percent of Curtice-Burns' losses on Pro-Fac Products. The Pro-Fac Marketing Agreement provides that Additional Patronage Income may not exceed 50 percent of Curtice-Burns' entire pre-tax income and that no more than 50 percent of Curtice-Burns' entire pre-tax loss will be charged to Pro-Fac, through a reduction of CMV, during the term of the Notes. Additional Patronage Income is paid to Pro-Fac for services provided to Curtice-Burns, including the provision of a long term, stable crop supply, favorable payment terms for crops and access to cooperative bank financing and the sharing of risks in losses of operations of the business.

      Curtice-Burns has historically paid Pro-Fac Additional Patronage Income based on a portion of Curtice-Burns' pre-tax income. Under the predecessor agreements to the Pro-Fac Marketing Agreement, Additional Patronage Income has generally been equal to 50 percent of the pre-tax income of Curtice-Burns, or in loss years amounts due to Pro-Fac for interest on its loans to Curtice-Burns have been reduced by 50 percent of Curtice-Burns' pre-tax losses. Curtice-Burns paid Additional Patronage Income to Pro-Fac of $9.5 million and $16.9 million in fiscal 1992 and 1994 on account of Curtice-Burns' earnings for those years. In fiscal 1993, Curtice-Burns reduced the amount of interest due to Pro-Fac by $21.8 million based on a 50 percent allocation of a loss at Curtice-Burns.

      Historically, Curtice-Burns has deducted Additional Patronage Income for income tax purposes as an ordinary and necessary business expense for accommodations provided to Curtice-Burns by Pro-Fac. Under the Pro-Fac Marketing Agreement, Pro-Fac will continue to provide many of the same services as it has in the past. Although Curtice-Burns is a wholly-owned subsidiary of Pro-Fac, the payment of Additional Patronage Income will be subject to a similar methodology to that established at arm's length in the past and will be approved by a majority of the Disinterested Directors. Curtice-Burns' management believes that it will continue to be able to pay Additional Patronage Income to Pro-Fac and deduct such payments for federal income tax purposes as ordinary and necessary business expenses. There can be no assurance that all of such payments will be able to be deducted in the future. The Board of Directors of Curtice-Burns has adopted amendments to the Company's bylaws that are designed to qualify Curtice-Burns as a cooperative for federal income tax purposes, to be implemented only upon receipt of a favorable ruling from the Internal Revenue Service on the consequences of such election. The objective of the change is both to maximize the amount of patronage income derived by Pro-Fac and to achieve a greater degree of certainty concerning the federal income tax treatment of Additional Patronage Income paid by Curtice-Burns to Pro-Fac.

      Additional Patronage Income received by Pro-Fac is deductible to Pro-Fac for federal tax purposes only to the extent distributed to its members as retains. Pro-Fac may make this distribution to its members through a combination of cash and retains as long as a minimum of 20 percent of the amount is paid in cash as required by federal tax law. Pro-Fac has historically paid its members between 20 percent and 30 percent of Additional Patronage Income in cash and the remaining portion in retains. Funds made available by the distribution of retains to members in lieu of cash have historically been reinvested by Pro-Fac in Curtice-Burns. Pro-Fac will be required to reinvest at least 70 percent of the Additional Patronage Income in Curtice-Burns. See "Restrictions Under New Financing Arrangements."

      Under the Pro-Fac Marketing Agreement, Curtice-Burns will continue to manage the business and affairs of Pro-Fac and provide all personnel and systems required for its management, and Pro-Fac will pay Curtice-Burns a quarterly fee of $25,000 for these services. See "Executive Compensation -- Pro-Fac."

Restrictions Under New Financing Arrangements:

      The New Credit Agreement and the Notes impose a variety of restrictions on the relationship, and flow of cash, between Pro-Fac and Curtice-Burns. Under the New Credit Agreement, a reduction in the number of Disinterested Directors on the Curtice-Burns Board of Directors to less than two or the number of Pro-Fac directors on the board (whichever is greater) would constitute a change of control and trigger an event of default. Pro-Fac's guarantee of the Company's obligations under the New Credit Agreement (the "Pro-Fac Bank Guarantee") requires Pro-Fac to reinvest in Curtice-Burns at least 70 percent of any Additional Patronage Income in excess of CMV paid by Curtice-Burns for crops.

      The Indenture, dated as of November 3, 1994, pursuant to which the Notes were issued (the "Indenture") also requires Pro-Fac to reinvest in Curtice-Burns at least 70 percent of any Additional Patronage Income in excess of CMV paid by Curtice-Burns for crops. The Indenture further restricts Curtice-Burns from amending the calculation of amounts payable to Pro-Fac under the Pro-Fac Marketing Agreement in a manner that would increase the payments made to Pro-Fac or amending the Pro-Fac Marketing Agreement to require that certain transactions with Pro-Fac be approved by less than a majority of the Disinterested Directors. If the number of Disinterested Directors on the Curtice-Burns Board of Directors is reduced for more than 120 days to less than two or to less than the number of Pro-Fac directors on the board (whichever is greater), a change of control would be deemed to have occurred under the Indenture. If a change of control is deemed to have occurred, the Company would be required by the Indenture to make an offer to repurchase Notes for an amount equal to 101 percent of the principal amount of the Notes plus accrued and unpaid interest.

      The Indenture also limits the amount and timing of dividends and other payments ("Restricted Payments") from the Company to Pro-Fac or other holders of payments Curtice-Burns debt or equity. No dividends or other Restricted Payments may be made if there is an existing event of default under the Notes or if Curtice-Burns's Fixed Charge Coverage Ratio (as defined in the Indenture, a ratio of cash flow to interest and tax-adjusted dividends) for the preceding four quarters, after giving effect to the Restricted Payment, is not at least
1.75 to 1.00. The amount of all dividends and other Restricted Payments subsequent to the date of the Indenture is subject to an overall limit that is based on the Company's net income and the amount of additional equity invested in the Company.

                       DESCRIPTION OF PRO-FAC SECURITIES

                           Common Stock, Par Value $5

Dividend Rights:

      After full non-cumulative dividends at the rate then determined by the Board of Directors have been declared and paid to the holders of preferred stock, dividends may be declared and paid to the holders of common stock. Under present law, dividends on common stock may not exceed 12 percent of par value per annum. Persons who purchase common stock in installments are entitled to receive dividends only on those shares of common stock which have been issued to them.

Voting Rights:

      The holders of common stock are members of Pro-Fac. Each member has one vote, regardless of the number of shares held. The one-vote-per-member rule is subject to certain limitations where, for estate planning, tax planning or other reasons, more than one member is part of the same farm operation.

The certificate of incorporation of Pro-Fac provides that, when two or more holders of common stock join in an agricultural venture, the Board of Directors in its discretion shall determine whether the venture is a single enterprise for which the participating holders shall have a single vote or a multiple enterprise entitling the holders to more than one vote.

Liquidation Rights:

      Upon dissolution or other termination of Pro-Fac or its business, after the payment of all debts, all outstanding retains (see "Retains," below) are to be retired in full, on a pro-rata basis without priority, before any liquidating dividends are declared on or with respect to capital stock.

      After payment to holders of all outstanding retains, holders of preferred stock are entitled to receive, out of the funds then remaining, the full par value of their stock, together with the amount of such dividends as may have been declared but remain unpaid. After payment to the holders of preferred stock, holders of common stock are entitled to receive the par value thereof, together with the amount of such dividends as may have been declared but remain unpaid.

      To summarize, the order of priority upon distribution of assets in dissolution is as follows:

            1.     First to creditors;

            2. Then to redeem outstanding retains at full face value.

            3.     Then to redeem preferred stock at par;

            4.     Then to redeem common stock at par;

            5. With the remainder distributed proportionately to the members to whom retains have been allocated during the preceding five fiscal years.

Preemptive Rights:

      Holders of common stock have no preemptive rights.

Conversion Rights:

      Common stock is not convertible into any other security of Pro-Fac.

Redemption Provisions:

      If a member ceases to be a producer of agricultural products marketed through Pro-Fac, however, he must dispose of his common stock. If the member follows the proper termination procedure and gives the required notice, Pro-Fac will ordinarily purchase his stock at par value. The same procedure will ordinarily apply when a member is expelled from the Cooperative or reduces his production of a particular crop, in which cases all or part of his common stock must be disposed of. Should Pro-Fac discontinue a crop, producers of that crop will be required to dispose of their related common stock investments. Upon notice from the Cooperative, members must sell such stock to Pro-Fac for cash equal to its par value.

Liability to Further Assessment:

      Shares of Pro-Fac common stock are subject to no further call or assessment. Under the New York Cooperative Corporations Law, however, each member of a cooperative corporation, as well as each director, may be personally liable for certain amounts due to employees for services rendered to the Cooperative. As described elsewhere herein, Pro-Fac currently has no employees.

Transfer Agent:

      Pro-Fac functions as its own transfer agent.

Transferability:

      Pro-Fac common stock is issued only to growers of agricultural products marketed through Pro-Fac (or to associations of such growers) and may be transferred only to another grower who meets Pro-Fac standards for membership. A member who wishes to sell his common stock must no notify Pro-Fac, which then advises the member of the price another qualified grower acceptable to Pro-Fac is willing to pay for the stock. Such prices vary widely by commodity and the region in which the crop associated with the common stock is to be grown. Such sales are often at a price exceeding the $5 par value at which the stock was originally issued. Historically, there has usually been a demand for common stock offered for sale by members. However, should there be no qualified buyer for the common stock offered for sale, then Pro-Fac is obligated to repurchase the common stock at its $5 par value.

                         Preferred Stock, Par Value $25

Dividend Rights:

      The holders of Pro-Fac preferred stock are entitled to receive, in preference to dividends on common stock, dividends at a rate of not less than 6 percent of par value per annum, when, as, and if declared by the board of directors out of legally available funds. A dividend rate of 12 percent per annum is the maximum rate presently permitted by law. Such dividends, if any, are noncumulative.

Voting Rights:

      Holders of preferred stock are not entitled to vote as such. Common stockholders have all the voting power of the Cooperative. Under New York law, however, the holders of preferred stock and common stock would be entitled to vote as separate classes upon certain matters which would affect or subordinate the rights of a class.

Liquidation Rights:

      The rights of holders of preferred stock upon the dissolution or other termination of Pro-Fac or its business are described under "Common Stock - Liquidation Rights", above.

Preemptive Rights:

      Holders of preferred stock have no preemptive rights.

Conversion Rights:

      Preferred stock is not convertible into any other security of Pro-Fac.

Redemption Provisions:

      Pro-Fac is entitled from time to time to redeem or retire all or any portion of its outstanding preferred stock upon payment to the holder of the par value of the stock plus any accrued dividends unpaid at the date of retirement. No such payments for the retirement of preferred stock may be made under circumstance which would produce any impairment of the capital or capital stock of the Cooperative. Any retirement of preferred stock may be made on such other terms and conditions as are established by the board of directors, provided that no retirement of any preferred stock may be effected except upon 90 days written notice to the holders thereof. The ability of Pro-Fac to redeem its preferred shares is subject to significant restrictions imposed as a part of the Acquisition, and it is unlikely that any preferred stock will be redeemed during the next five years.

Liability to Further Assessment:

      Shares of Pro-Fac preferred stock are subject to no further call or assessment.


     Fiscal Year                  Annual                    Number of Shares
         of                       Series                     Outstanding in
       Issue                   Designation                      Series
     ----------                -----------                   ---------------
   1968 and 1969                      B                           2,777
        1970                          C                           1,377
        1971                          D                           1,669
        1972                          E                           4,976
        1973                          F                           6,899
        1974                          G                          11,388
        1977                          H                           3,783
        1978                          I                           3,542
        1979                          J                           5,777
        1980                          K                          83,333
        1981                          L                         138,827
        1982                          M                         120,054
        1983                          N                          87,444
        1984                          O                         110,717
        1985                          P                         164,435
        1986                          Q                         124,724
        1987                          R                         133,866
        1988                          S                         157,634
        1989                          T                         205,177
        1990                          U                         253,018
   1991 and 1992                      V                         339,033
        1992                          W                         180,992
        1993                          X                         237,365
        1994                          Y                         244,797
        1995                          Z                         419,721


      During the 1975 and 1976 fiscal years, there were no preferred shares issued because there were no retains created in fiscal years 1969 and 1970 which would have converted into preferred shares in 1975 and 1975, respectively.

Transferability; Absence of Market:

      Shares of preferred stock are freely transferable. Although there were, for several years preceding the Acquisition, two broker-dealers making a market in Pro-Fac preferred stock, no such market currently exists, and there can be no assurance that any such market will be reestablished. Historically, sales of preferred stock have been at prices substantially less than par value. If a market for Pro-Fac preferred stock is reestablished, the increased leverage of Pro-Fac as a result of the Acquisition, and the limits on Pro-Fac's ability to repurchase preferred stock resulting from the New Credit Agreement and the Indenture, are likely to decrease the prices at which Pro-Fac preferred stock is traded.

Authorization of Additional Classes

      At the Pro-Fac annual meeting on January 28, 1995, the members approved an amendment to the certificate of incorporation authorizing the board of directors to issue five additional classes of preferred shares of 10 million shares each and to fix the rights, specifications, limitations and restrictions on each such series without any further rate or return by the members. No such shares have as yet been issued.

                                    Retains

Annual Allocation:

      Retains must be allocated to the accounts of members within 8-1/2 months of the close of the fiscal year. The fiscal year of Pro-Fac ends on the last Saturday of June; it has been and continues to be the policy of Pro-Fac to make the allocation of the retains on or about September 15 of each year. Each member is typically advised of the allocation of qualified and non-qualified retains to his account by means of an investment summary which is mailed to him each year about September 15.

Qualified Retains Mature into Preferred Stock:

      Qualified retains bear no interest, but five years after issuance they generally mature into preferred stock at the par value of $25 per share. One share of preferred stock for each $25 of qualified retains is ordinarily issued to holders of qualified retains on or about December 31 following the completion of the fifth year after allocation of the qualified retains. Qualified retains are now created in multiples of $25 to avoid the necessity of paying fractional amounts in cash.

Redemption of Non-Qualified Retains:

      It is the present intention of the Board of Directors that non-qualified retains will be redeemed, through partial payment in cash and the issuance of preferred stock, approximately five years after their issuance.

Methods of Allocation of Retains:

      The bylaws of Pro-Fac provide that the written notice of allocation of retains may contain such terms and conditions as the Board of Directors may deem appropriate. Pro-Fac does not issue actual certificates to represent retains, but rather issues periodic investment summaries showing the allocation of qualified and non-qualified retains to each member.

Adjustment of Amount of Non-Qualified Retains:

      It is possible that the allocation of proceeds made immediately following the close of a fiscal year may not be final and may require modification because of some event which could occur after the close of the fiscal year. Should such an event require a reduction in the proceeds paid or allocated to members in a previous year, the Board of Directors may in its discretion reduce the amount of the non-qualified retains allocated to the accounts of those members for the year in question.

Transferability of Retains; Absence of Market:

      Non-qualified retains are not transferable, except to the heirs or personal representative of a member in the event of the member's death. Qualified retains are freely transferable. Although there were, for several years preceding the Acquisition, two broker-dealers making a market in Pro-Fac qualified retains, no such market currently exists, and there can be no assurance that any such market will be reestablished. Historically, sales of qualified retains have been at prices substantially less than the face amount. If a market for Pro-Fac and Curtice Burns qualified retains is reestablished, the increased leverage of Pro-Fac as a result of the Acquisition, and the limits on Pro-Fac's ability to repurchase preferred stock resulting from the New Credit Agreement and the Indenture, are likely to decrease the prices at which Pro-Fac qualified retains are traded.

Liquidation Rights:

      All retains are junior and subordinate to all debts of Pro-Fac. The liquidation rights of the holders of retains are described under "Common Stock - Liquidation Rights" above.

            Dividends and Other Distributions to Members and Investors

      Each year the Pro-Fac Board of Directors determines the dividend levels on common and preferred stock as well as the percentage of current patronage income to be paid in cash. The Board of Directors sets priorities based on several factors:

            The cash portion of the patronage  distribution goes to
            active  members  as  opposed  to  retired   members  or
            investors.

            The dividend on common stock goes to active members.

            Members purchase common stock primarily to obtain a market for their crops, and therefore should not require a dividend return as high as investors in the preferred stock.

            The dividend on the preferred stock determines the market value of the preferred stock.

            All members'  patronage  income  retained by Pro-Fac as
            qualified   allocations  will  eventually   convert  to
            preferred stock.

            The  amount,   if  any,  of   preferred   stock  to  be
            repurchased and canceled.

      In recent years the Pro-Fac Board of Directors has placed the highest priority on preferred stock dividends because of the dividend's role in determining the value of the preferred stock. The market value is important to the members whether the preferred stock is used for collateral or eventually is sold. Although only required to distribute 20 percent in cash, the Board of Directors has placed a high priority on keeping the percentage of current patronage income in excess of CMV paid in cash within the range of 25 to 30 percent, when business conditions permit, to allow for payment of the members' taxes due on the total patronage income. The dividends on common stock have been held to a lower dividend rate than the preferred stock because the member is deriving a benefit beyond the investment itself.

      The Pro-Fac Bank Guarantee places aggregate dollar limits on the amount Pro-Fac may pay as dividends, stock repurchases or similar distributions to shareholders each fiscal year. The Pro-Fac Bank Guarantee also includes financial covenants with respect to working capital, minimum tangible net worth, long term debt to equity ratio, total net worth, and cash flow coverage that may limit Pro-Fac's ability to pay dividends on its common and preferred stock. Further, because Curtice-Burns is the principal source of cash used by Pro-Fac to pay dividends, the restrictions on payments from Curtice-Burns to Pro-Fac described above under "Relationship with Curtice-Burns - Restrictions Under New Financing Arrangements" may also limit Pro-Fac's ability to pay dividends on its common and preferred stock.

                          Certificates for Securities

      Pro-Fac ordinarily does not issue certificates representing shares of either its common or preferred stock or its members' interests in retains, except upon specific request. In lieu of certificates, Pro-Fac distributes to its members and its non-member security holders periodic computerized statements referred to as "investment summaries." The investment summaries detail the investment of each member or security holder in the securities of Pro-Fac (common stock, preferred stock and retains) by type of security, number of shares (or dollar amount) and date of issue. In the case of qualified retains, the summaries also indicate the date upon which they are anticipated to be replaced by corresponding par value dollar amounts of preferred stock. Additionally, the investment summaries detail each member's crop commitments to the Cooperative.

                 SELECTED HISTORICAL FINANCIAL DATA OF PRO-FAC

      The following table sets forth selected historical financial data of Pro-Fac for the periods indicated. The information should be read in conjunction with the Pro-Fac Financial Statements and related notes thereto appearing elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Pro-Fac."

      The selected historical financial data for each of the years ended June 26, 1992, June 26, 1993 and June 25, 1994 and as of June 26, 1993 and June 26,
1994 have been derived from Pro-Fac's audited financial statements included elsewhere herein. The selected historical financial information for each of the years ended June 29, 1990 and June 28, 1991 and as of June 29, 1990, June 28, 1991 and June 26, 1992 have been derived from Pro-Fac's audited financial statements not included herein. The financial data for nine months ended March 26, 1994 and March 25, 1995 and, as of March 25, 1995, are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of such data. The data for the nine months ended March 25, 1995 are not necessarily indicative of results of operations for fiscal 1995.

(Dollars in Millions)

                                                                                   Fiscal Years Ended
                                                           ----------------------------------------------------------------------
                                                            June 29,       June 28,        June 26,        June 26,        June 25,
                                                             1990           1991            1992            1993            1994
                                                           --------       --------        --------        --------        --------
Statement Of Operations Data:
Raw product deliveries at Commercial
   Market Value                                              $ 54.9         $ 61.2        $ 64.2          $ 59.8          $ 59.2
Adjust to fiscal year basis                                     5.9            1.0          (0.7)           (0.1)           (1.0)
Additional proceeds (loss) from Curtice-
   Burns under the Integrated Agreement                        11.5            5.9           9.5           (21.8)           18.6
Interest income                                                22.6           22.7          19.8            17.1            15.6
Other income                                                    1.1            0.9           1.4             1.9             1.9
                                                             ------         ------        ------          ------          ------

   Total revenues                                              96.0           91.7          94.2            56.9            94.3
                                                             ------         ------        ------          ------          ------

Total interest and other expenses                              20.4           21.2          18.0            14.7            12.4
CMV paid or accrued                                            60.8           62.2          63.4            59.7            58.2
                                                             ------         ------        ------          ------          ------

   Total costs and expenses                                    81.2           83.4          81.4            74.4            70.6
Excess/(deficiency) of revenues before
   taxes, dividends and allocation of net
   proceeds                                                    14.8            8.3          12.8           (17.5)           23.7
Tax (provision)/benefit for taxes on
   income                                                      (4.4)          (3.0)          1.1              --             0.8
                                                             ------         ------        ------          ------          ------
   Net income/(loss) (proceeds before
      dividends)                                             $ 10.4         $  5.3        $ 13.9          $(17.5)         $ 24.5
                                                             ======         ======        ======          ======          ======

                                                               (Continued)
                                                               June 29,       June 28,        June 26,        June 26,    June 25,
                                                                 1990           1991            1992            1993        1994
                                                               --------       --------        --------        --------    -------
Balance Sheet Data:
   Investment in direct financing leases                         $146.6         $193.3        $187.3          $173.5        $141.3

   Total assets                                                  $385.1         $385.6        $361.4          $324.9        $296.1

   Total debt                                                    $192.4         $178.0        $164.0          $168.0        $127.1

   Shareholders' investment and members'
      capitalization                                             $113.6         $114.6        $120.0          $ 96.4        $113.5


(Dollars in Millions)

                                                                              Nine Months Ended
                                                                        ---------------------------------
                                                                        March 26,               March 25,
                                                                          1994                    1995  *
                                                                        ---------               ---------
Statement Of Operations Data:
   Net sales                                                              $   --                 $347.1
   Raw product deliveries at Commercial
      Market Value                                                          58.4
   Additional proceeds from Curtice-Burns prior
      to the acquisition                                                    15.0                    5.1
   Interest income from Curtice-Burns
      prior to the acquisition                                              12.0                    6.1
   Other income                                                              0.6                     --
                                                                          ------                 ------

      Total revenues                                                        86.0                  358.3
                                                                          ------                 ------

   Cost of sales                                                              --                  257.5
   Selling, administrative and general                                        --                   66.6
   Total interest and other expenses                                         9.0                   20.6
   CMV paid or accrued                                                      58.4                     --
                                                                          ------                 ------

      Total costs and expenses                                              67.4                  344.7
                                                                          ------                 ------

   Excess of revenues before taxes, dividends and
      allocation of net proceeds                                            18.6                   13.6
   Tax (provision)/benefit for taxes on income                              (0.1)                   4.3
                                                                          ------                 ------

      Net income (proceeds before dividends)                              $ 18.5                 $ 17.9
                                                                          ======                 ======


Balance Sheet Data:
   Investment in direct financing leases                                  $139.9                 $   --

   Total assets                                                           $305.8                 $702.7

   Total debt                                                             $147.0                 $333.4

   Shareholders' investment and members'
      capitalization                                                      $108.3                 $125.1

* Reflects the acquisition of Curtice Burns as of November 3, 1994.

             PRO FORMA FINANCIAL DATA OF PRO-FAC AND CURTICE-BURNS

      The following unaudited pro forma condensed combined financial data (the "Pro Forma Combined Financial Data") of Pro-Fac and Curtice-Burns is based on the historical Financial Statements of Pro-Fac and the historical Consolidated Financial Statements of Curtice-Burns included elsewhere herein, adjusted to give effect to the Acquisition.

      The Unaudited Pro Forma Combined Statements of Operations of Pro-Fac and Curtice-Burns for the year ended June 25, 1994 and for the nine months ended March 25, 1995 of Curtice-Burns give effect to the Acquisition as if they had occurred as of June 27, 1993 and June 26, 1994, respectively. The pro forma combined financial data do not purport to represent what the combined results of operations or financial position of Pro-Fac and Curtice-Burns would actually have been had the Acquisition in fact occurred on such dates or to project the combined results of operations or financial position of Pro-Fac and Curtice-Burns for any future period or date. The pro forma combined data do not give effect to any transactions other than the Acquisition as discussed in the notes to the pro forma financial data set forth below.

      The Acquisition was accounted for using the purchase method of accounting. In recording the Acquisition, approximately $121.6 million was added to fixed asset values to reflect appraised fair market value, and the asset lives were adjusted to lives deemed appropriate for the assets acquired. The resulting annual depreciation will approximate $23.3 million on all existing assets at the appraised values. In addition, approximately $94.8 million of goodwill and other intangible assets were recorded as the excess of purchase cost over net assets acquired. Included in this amount was approximately $45.1 million for deferred tax adjustments to properly reflect the effects of the Acquisition in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The resulting annual amortization of goodwill and other intangible assets will approximate $2.7 million for goodwill and other intangible assets using a 35-year amortization period. For purposes of preparing these financial statements a preliminary allocation of the purchase price has been made. Future adjustments will be made to this allocation based upon the final asset appraisals and analyses.

      The Pro Forma adjustments are based on available information and upon certain assumptions that management of Curtice-Burns believes are reasonable under the circumstances. The Pro Forma Combined Financial Data of Pro-Fac and Curtice-Burns and accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of Curtice-Burns, including the notes thereto, and other financial information pertaining to Curtice-Burns included elsewhere herein.

            Pro-Fac Cooperative, Inc. and Curtice-Burns Foods, Inc.
              Unaudited Pro Forma Combined Statement of Operations
                        For the Year Ended June 25, 1994

(Dollars in Millions)

                                             Pro-Fac           Curtice-           Acquisition
                                           Cooperative          Burns               and Note
                                               Inc.           Foods, Inc.           Offering           Pro Forma
                                           (Historical)       (Historical)        Adjustments          Combined
                                           ------------       ------------        -----------          ---------
Net sales and revenues                         $ 94.3             $829.1         $(94.3)(a)(c)         $829.1
Cost of sales                                    58.2              592.6          (54.1)(a)(b)          596.7
                                               ------             ------         ------                ------
   Gross profit                                  36.1              236.5          (40.2)                232.4
Selling, administrative and
   general                                        0.8              186.9           (2.6)(a)(c)          185.1
Restructuring including net
   (gain)/loss from
      division disposals                           --               (7.8)           7.8 (g)                --
Change in control expenses                         --                3.5           (3.5)(d)                --
Pro-Fac share of earnings                          --               16.9          (16.9)(a)                --
                                               ------             ------         ------                ------
   Operating income                              35.3               37.0          (25.0)                 47.3
Total interest expense                           11.6               18.2            7.4 (e)              37.2
                                               ------             ------         ------                ------
   Pre-tax earnings/(loss)                       23.7               18.8          (32.4)                 10.1
(Benefit)/provision for
   taxes                                         (0.8)               8.7           (3.9)(f)               4.0
                                               ------             ------         ------                ------
      Net income/(loss)                        $ 24.5             $ 10.1         $(28.5)               $  6.1
                                               ======             ======         ======                ======


            Pro-Fac Cooperative, Inc. and Curtice-Burns Foods, Inc.
                                  (Unaudited)
                   Pro Forma Combined Statement of Operations
                    For the Nine Months Ended March 25, 1995

                                             Pro-Fac            Curtice-           Acquisition
                                           Cooperative           Burns              and Note
                                               Inc.            Foods, Inc.          Offering            Pro Forma
                                           (Historical)       (Predecessor)        Adjustments          Combined
                                           ------------       -------------       ------------          ---------
Net sales and revenues                         $347.1             $276.6          $(50.5)(a)              $573.2
Cost of sales                                   257.5              195.8           (50.8)(a)(b)            402.5
                                               ------             ------          ------                  ------
   Gross profit                                  89.6               80.8             0.3                   170.7
Selling, administrative and
   general                                       66.6               60.6            (0.6)(a)(c)            126.6
Interest income from Curtice-
   Burns prior to Acquisition                    (6.1)                --             6.1 (a)                  --
Restructuring including net
   loss from division
      disposals                                    --                8.4            (8.4)(g)                  --
Change in control expenses                         --                2.2            (2.2)(d)                  --
Gain on assets resulting from
   fire claim                                      --               (6.5)             --                    (6.5)
Pro-Fac share of earnings                        (5.2)               4.1             1.1 (a)                  --
                                               ------             ------          ------                  ------
  Operating income                               34.3               12.0             4.3                    50.6
Total interest expenses                          20.6                7.6             2.9 (e)                31.1
                                               ------             ------          ------                  ------
   Pretax earnings (loss)                        13.7                4.4             1.4                    19.5
(Benefit)/provision for taxes                    (4.2)               2.7            (1.3)(f)                 (.2)(h)
                                               ------             ------          ------                  ------
      Net income/(loss)                        $ 17.9             $  1.7          $  0.1                  $ 19.7
                                               ======             ======          ======                  ======

See accompanying notes to the pro forma combined financial data.

                 NOTES TO THE PRO FORMA COMBINED FINANCIAL DATA

NOTE 1. BASIS OF PRESENTATION

      The unaudited Pro Forma Combined Statements of Operations for the year ended June 25, 1994 and the nine months ended March 25, 1995 have been presented assuming the Acquisition was consummated as of June 27, 1993. The unaudited pro forma financial information should be read in conjunction with the financial historical statements and notes thereto of Curtice-Burns and Pro-Fac included elsewhere in this document.

NOTE 2. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 25, 1994 ADJUSTMENTS

            (a) To reflect the elimination of the earnings split and other transactions between Curtice-Burns and Pro-Fac.

            (b) Primarily to reflect the adjustment to depreciation expense in connection with recording fixed asset values at appraised fair market value and to adjust the asset lives to lives deemed appropriate for the assets acquired.

            (c) To reflect $2.7 million of amortization of goodwill and other intangible assets assuming life of 35 years and to reduce previously recorded amortization of goodwill and other intangibles by $3.4 million. Additionally, to reflect the reclassification of the patronage dividend received from the Bank ($1.9 million).

            (d) To reflect the elimination of change in control expenses incurred during fiscal 1994.

            (e) To reflect the net adjustment to interest expense calculated as follows:

                                                                                             (Dollars in
                                                                                              Millions)
                                                                                              ----------
Notes at rate of 12.25%                                                                         $ 19.6
Borrowings under New Credit Agreement:
   $80.0 million Term Loan at assumed rate of 8.3%                                                 6.7
   $97.5 million Term Loan Facility at assumed rate of 7.8%                                        7.6
Amortization of debt issuance costs (10-year period)                                               0.8
Less historical interest expense net adjustment                                                  (27.0)
Less amortization of debt issue costs related to debt repaid                                      (0.3)
                                                                                                ------
      Net adjustment to interest expense                                                        $  7.4
                                                                                                ======


            (f) To reflect the income tax effect of the pro forma adjustments (exclusive of non-deductible expenses) based on an assumed marginal income tax rate of 40 percent.

            (g)   To  reflect  the  elimination  of   restructuring
                  activities relating to divisions disposed of by the Company.

NOTE 3. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 25, 1995 ADJUSTMENTS FOR PREDECESSOR ENTITY

            (a) To reflect the elimination of the earnings split and other transactions between Curtice-Burns and Pro-Fac.

            (b) Primarily to reflect the adjustment to depreciation expense in connection with recording fixed asset values at appraised fair market value and to adjust the asset lives to lives deemed appropriate for the assets acquired.

            (c) To adjust amortization of goodwill and other intangibles assuming life of 35 years and to eliminate previously recorded amortization of Curtice Burns.

            (d) To reflect the elimination of change in control expenses incurred by Curtice-Burns during the period.

            (e) To reflect the net adjustment to interest expense for the Predecessor entity calculated as follows:

                                                                                             (Dollars in
                                                                                              Millions)
                                                                                              ----------
Notes at rate of 12.25%                                                                         $  7.1
Borrowings under New Credit Agreement:
   $80.0 million Term Loan at assumed rate of 8.3%                                                 2.4
   $97.5 million Term Loan Facility at assumed rate of 7.8%                                        2.8
Amortization of debt issuance costs (10-year period)                                               0.3
Less historical interest expense net adjustment                                                   (9.7)
                                                                                                ------
      Net adjustment to interest expense                                                        $  2.9
                                                                                                ======


            (f) To reflect the income tax effect of the pro forma adjustments (exclusive of non-deductible expenses) based on an assumed marginal income tax rate of 40 percent.

            (g)   To  reflect  the   elimination   of   restructing
                  activities relating to divisions disposed of by the Company.

            (h)   The benefit for taxes includes the recognition of
                  an  operating  loss   carryforward   recorded  by
                  Pro-Fac in the second quarter of fiscal 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                        Pro-Fac's Results of Operations

          Nine Month Changes From the Corresponding Prior Year Period

      The commercial market value of crops delivered by members during the nine months ended March 25, 1995 decreased 0.3 percent to $58.2 million from $58.4 million in the comparable fiscal 1994 period.

      For the nine months ended March 25, 1995, the change in net proceeds compared to the prior year is summarized below in millions of dollars:

Curtice-Burns gross profit                                              $ 89.6
Decreased share of Curtice-Burns earnings                                 (9.8)
Decreased interest income received from Curtice-Burns                     (5.9)
Increased selling, general and administrative expenses                   (67.3)
Increased interest expense                                               (11.6)
                                                                         ------
Change in income before taxes, dividends, and allocations
      of net proceeds                                                     (5.0)
Change in tax benefit/(provision)                                          4.4
                                                                         ------
Change in net proceeds                                                  $ (0.6)
                                                                         ======

      The gross profit change represents Curtice-Burns gross profit after the Acquisition. The changes in the Curtice-Burns profit split and interest income from Curtice-Burns also relates to the Acquisition, since with the Acquisition, these items ceased. The increased selling, general and administrative expenses were due to the inclusion of Curtice-Burns costs since the Acquisition. The increased interest expense was primarily attributable to the increased borrowings related to the Acquisition of Curtice-Burns by Pro-Fac. The change in the tax benefit/(provision) is the net result of the inclusion of Curtice-Burns' tax provision after the Acquisition and the recognition of a tax benefit, primarily related to Pro-Fac's net operating loss carryforward from fiscal 1993.

                    Changes From Fiscal 1993 to Fiscal 1994

      The 1994 CMV of crops delivered during this production season decreased to $59.2 million from $59.8 million in fiscal 1993. This 1.0 percent decrease was the net result of a 2.5 percent tonnage increase offset by the effect of price and mix variations from the commodities.

      For the year ended June 25, 1994, the change in net proceeds and the allocation to members compared to the prior year is summarized below:


                                                                  (Dollars in
                                                                    Millions)
                                                                   ----------
Increased proceeds from the Company                                 $ 40.4
Increased net interest income                                          0.7
All other                                                              0.1
                                                                    ------

Change in excess of revenues before taxes,
   dividends and allocation of net proceeds                           41.2
Benefit for taxes                                                      0.8
Change in dividends                                                    0.2
Change in net proceeds                                                42.2
                                                                    ------
Less increase in allocation to earned surplus                        (30.8)
                                                                    ------
Increase in net proceeds available to members                       $ 11.4
                                                                    ======

                    Changes From Fiscal 1992 to Fiscal 1993

      The 1993 CMV of crops delivered during the production season decreased to $59.8 million from $64.2 million in fiscal 1992. This decrease of 6.9 percent was the net result of a 12.0 percent tonnage increase offset by the effect of price and mix variations for the commodities. Significant supplies of cherries in 1992 drove CMV for that crop down so that even though the volume delivered to Pro-Fac increased 64 percent from the prior year the dollar amount of CMV decreased by 39 percent.

      For the year ended June 26, 1993, the change in net proceeds and the allocation to members compared to the prior year is summarized below:

                                                                     Dollars in
                                                                      Millions)
                                                                     ----------
Decreased proceeds from the Company                                   $(31.3)
Increase net interest income                                             0.6
Change in bank dividend                                                  0.4
Change in excess of revenues before taxes,
   dividends and allocation of net proceeds                            (30.3)
Decrease in the benefit for taxes                                       (1.1)
Increase in dividends                                                   (0.1)
                                                                       ------
Change in net proceeds                                                 (31.5)
Decrease in allocation to earned surplus                                28.0
                                                                       ------
Decrease in net proceeds available to members
   from current operations                                              (3.5)
Additional distribution of 1991 net proceeds from
   earned surplus in fiscal 1992                                        (3.7)
                                                                       ------
Decrease in net proceeds available to members                         $ (7.2)
                                                                       ======


                     Results of Operations of Curtice Burns

      Prior to the Acquisition, most of the proceeds of Pro-Fac have been derived from the sale to Curtice-Burns of the crops of its members and hence depended primarily upon the volume and commercial market value of these crops (which accrued to Pro-Fac at the time of delivery). In addition, proceeds depended upon the profitability of the finished products made from Pro-Fac crops and raw materials from other sources which were then processed and sold by Curtice-Burns during the course of the fiscal year. Under the Agreements between the two companies previously and presently in effect, the total purchase price for crops and the financing charge were both based in part on the results of operations of Curtice-Burns.

      Because of the profit split provisions within the Agreements between Curtice-Burns and Pro-Fac, business conditions and trends affecting Curtice-Burns' profitability also affected the profitability of Pro-Fac, even before the acquisition. For these reasons, management believes discussions relating to the financial condition and results of operations of Pro-Fac should primarily focus on the operations of Curtice-Burns.

      The following comparisons of Curtice-Burns' results to its prior-year periods present the results of Curtice-Burns for both the period prior to its acquisition by Pro-Fac as well as the period subsequent to the acquisition. Comparisons to the prior-year periods are imperfect in certain respects due to differences between the cost bases of the assets prior to the Acquisition compared to those after the acquisition as well as the effect on Curtice-Burns' operations of adjustments to depreciation, amortization and interest expense.

          Nine Month Changes From the Corresponding Prior Year Period

      The following tables illustrate the Company's results of operations by business for the first nine months of fiscal 1994 compared to the first nine months of fiscal 1995.

Net Sales

(Dollars in Millions)

                                                                     Nine Months Ended
                                                              ---------------------------------
                                                                3/25/95             3/26/94
                                                              ------------         ------------
                                                                       % of                % of
                                                              $        Total       $       Total
                                                            -----      -----     -----     -----
Comstock Michigan Fruit ("CMF")                             253.8       44.3     259.7      40.4
Nalley's Fine Foods                                         131.5       22.9     124.7      19.4
Southern Frozen Foods                                        73.3       12.8      70.9      11.0
Snack Foods Group                                            44.8        7.8      45.3       7.1
Brooks Foods                                                 26.0        4.5      26.6       4.1
Finger Lakes Packaging                                       36.5        6.4      35.5       5.5
Intercompany eliminations(1)                                (25.1)      (4.4)    (24.6)     (3.8)
                                                            -----      -----     -----     -----
   Subtotal ongoing operations                              540.8       94.3     538.1      83.7
Businesses sold and to be sold(2)                            32.4        5.7     104.7      16.3
                                                            -----      -----     -----     -----
   Total                                                    573.2      100.0     642.8     100.0
                                                            =====      =====     =====     =====

                                                               ----------
(1) Intercompany sales by Finger Lakes

(2) The Company has sold the oats portion of the National Oats business, the Hiland potato chips business, the meat snacks business, and the Nalley's U.S. Chips and Snacks business, and recently announced the potential sale of Nalley's Canada Ltd.

Cost of Sales

(Dollars in Millions)

                                                          Nine Months Ended
                                                  -------------------------------------
                                                    3/25/95              3/26/94
                                                  ---------------      ----------------
                                                            % of                 % of
                                                    $       Total        $       Total
                                                  -----     -----      -----     -----
CMF                                               188.2      46.7      195.1      42.7
Nalley's Fine Foods                                79.3      20.0       76.3      16.7
Southern Frozen Foods                              57.1      14.2       55.6      12.2
Snack Foods Group                                  28.8       7.2       28.9       6.3
Brooks Foods                                       16.5       4.1       17.3       3.8
Finger Lakes Packaging                             33.2       8.2       32.0       7.0
Intercompany eliminations and
   corporate overhead                             (25.4)     (6.6)     (23.0)     (5.0)
                                                  -----     -----      -----     -----
      Subtotal ongoing operations                 377.7      93.8      382.2      83.7
Businesses sold and to be sold(1)                  25.1       6.2       74.4      16.3
                                                  -----     -----      -----     -----
      Total                                       402.8     100.0      456.6     100.0
                                                  =====     =====      =====     =====

(1) The Company has sold the oats portion of the National Oats business, the Hiland potato chips business, the meat snacks business, and the Nalley's U.S. Chips and Snacks business, and recently announced the potential sale of Nalley's Canada Ltd.

Gross Profit

(Dollars in Millions)

                                                         Nine Months Ended
                                                   ----------------------------------
                                                      3/25/95            3/26/94
                                                   -------------       --------------
                                                           % of                 % of
                                                    $      Total       $        Total
                                                   ----    -----      ----      -----
CMF                                                65.6     38.5      64.6       34.7
Nalley's Fine Foods                                52.2     30.6      48.4       26.0
Southern Frozen Foods                              16.2      9.5      15.3        8.2
Snack Foods Group                                  16.0      9.4      16.4        8.8
Brooks Foods                                        9.5      5.6       9.3        5.0
Finger Lakes Packaging                              3.3      1.9       3.5        1.9
Intercompany eliminations and
   corporate overhead                               0.3      0.2      (1.6)      (0.9)
                                                  -----    -----     -----      -----
      Subtotal ongoing operations                 163.1     95.7     155.9       83.7
Businesses sold and to be sold(1)                   7.3      4.3      30.3       16.3
                                                  -----    -----     -----      -----
   Total                                          170.4    100.0     186.2      100.0
                                                  =====    =====     =====      =====

(1) The Company has sold the oats portion of the National Oats business, the Hiland potato chips business, the meat snacks business, and the Nalley's U.S. Chips and Snacks business, and recently announced the potential sale of Nalley's Canada Ltd.

Operating Income Before Dividing with Pro-Fac1

(Dollars in Millions)

                                                          Nine Months Ended
                                                  -----------------------------------
                                                     3/25/95              3/26/94
                                                  -------------          ------------
                                                            % of                % of
                                                    $       Total        $      Total
                                                  ----      -----       ----    -----
CMF                                               24.3       56.3       21.6     57.6
Nalley's Fine Foods                               12.6       29.2       11.5     30.7
Southern Frozen Foods                              7.8       16.2        7.4     19.7
Snack Foods Group                                  2.2        5.1        2.2      5.9
Brooks Foods                                       3.3        7.6        3.2      8.5
Finger Lakes Packaging                             2.3        5.3        2.5      6.7
Intercompany eliminations and
   corporate overhead(1)                          (8.9)     (18.8)     (10.1)   (27.0)
                                                  ----      -----      -----    -----
Subtotal ongoing operations                       43.6      100.9       38.3    102.1
Businesses sold and to be sold(2)                 (0.4)      (0.9)      (0.8)    (2.1)
                                                  ----      -----      -----    -----
      Total                                       43.2      100.0       37.5    100.0
                                                  ====      =====      =====    =====

(1) Table excludes restructuring (loss)/gain from division disposals of fiscal 1995 and 1994, change-in-control expense, and an insurance gain on assets resulting from a fire claim recorded in the first nine months of fiscal 1995.

(2) The Company has sold the oats portion of the National Oats business, the Hiland potato chips business, the meat snacks business, and the Nalley's U.S. Chips and Snack business, and recently announced the potential sale of Nalley's Canada Ltd.

Depreciation and Amortization

(Dollars in Millions)

                                                         Nine Months Ended
                                                 ----------------------------------
                                                   3/25/95             3/26/94
                                                 --------------       --------------
                                                         % of                 % of
                                                   $     Total       $        Total
                                                ----     -----       ----     -----
CMF                                              7.8      42.9        8.3      44.9
Nalley's Fine Foods                              2.3      12.6        2.3      12.4
Southern Frozen Foods                            1.9      10.4        1.7       9.2
Snack Foods Group                                1.6       8.8        1.6       8.7
Brooks Foods                                     0.5       2.8        0.5       2.7
Finger Lakes Packaging                           0.9       5.0        1.0       5.4
Corporate(1)                                     2.2      12.0        0.2       1.0
                                               -----     -----      -----     -----
      Subtotal ongoing operations               17.2      94.5       15.6      84.3
Businesses sold and to be sold(2)                1.0       5.5        2.9      15.7
                                               -----     -----      -----     -----
      Total                                     18.2     100.0       18.5     100.0
                                               =====     =====      =====     =====

(1) Includes adjustment for amortization of excess of purchase cost over net assets acquired.

(2) The Company has sold the oats portion of the National Oats business, the Hiland potato chips business, the meat snacks business, and the Nalley's U.S. Chips and Snack business, and recently announced the potential sale of Nalley's Canada Ltd.

Total Assets

(Dollars in Millions)

                                              3/25/95               3/26/94
                                         ----------------      -----------------
                                                    % of                  % of
                                           $        Total       $         Total
                                         -----      -----      -----      -----
CMF                                      215.9       30.8      198.7       43.0
Nalley's Fine Foods                       87.5       12.5       82.7       17.8
Southern Frozen Foods                     62.5        8.9       45.9        9.9
Snack Foods Group                         23.4        3.3       23.0        5.0
Brooks Foods                              11.5        1.6       11.2        2.4
Finger Lakes Packaging                    32.3        4.6       30.8        6.6
Corporate(1)                             256.1       36.6       48.4       10.3
                                         -----      -----      -----      -----
   Subtotal ongoing operations           689.2       98.3      440.7       95.0
Businesses sold to be sold(2)             11.7        1.7       22.9        5.0
                                         -----      -----      -----      -----
   Total                                 700.9      100.0      463.6      100.0
                                         =====      =====      =====      =====

(1) Includes excess of purchase cost over net assets acquired. These amounts are allocable to division operations following further analysis which will be completed in the fourth quarter of fiscal 1995.

(2) The Company has sold the oats portion of the National Oats business, the Hiland potato chips business, the meat snacks business, and the Nalley's U.S. Chips and Snack business, and recently announced the potential sale of Nalley's Canada Ltd.

      The following table illustrates the Company's income statement data and the percentage of net sales represented by these items for the nine months ended March 25, 1995 and March 26, 1994.

Consolidated Statement of Operations

(Dollars in Millions)

                                                              Nine Months Ended
                                                     --------------------------------------
                                                         3/25/95               3/26/94
                                                     ----------------      ----------------
                                                                % of                   % of
                                                     $          Sales      $           Sales
                                                     -----------------      -----      -----
Net sales                                            573.2       100.0      642.8      100.0
Cost of sales                                        402.8        70.3      456.6       71.0
                                                    ------       -----     ------      -----
Gross profit                                         170.4        29.7      186.2       29.0
Restructuring expenses, including
   net (loss)/gain from division
      disposals                                       (8.4)       (1.5)       8.1        1.2
Change-in-control expenses                            (2.2)       (0.4)        --         --
Gain on assets resulting from
   fire claim                                          6.5         1.2         --         --
Other selling, administrative
   and general expenses                             (127.2)      (22.2)    (148.7)     (23.1)
                                                    ------       -----     ------      -----
Operating income before dividing
   with Pro-Fac                                       39.1         6.8       45.6        7.1
Interest expense                                     (24.0)       (4.2)     (14.3)      (2.2)
                                                    ------       -----     ------      -----
Pretax earnings before dividing
   with Pro-Fac                                       15.1         2.6       31.3        4.9
Pro-Fac share of earnings                             (7.3)       (1.3)     (15.0)      (2.3)
                                                    ------       -----     ------      -----
Income before taxes                                    7.8         1.3       16.3        2.6
Provision for taxes                                   (4.7)       (0.8)      (6.7)      (1.1)
                                                    ------       -----     ------      -----
Net Income                                             3.1         0.5        9.6        1.5
                                                    ======       =====     ======      =====

                                   Net Sales

      The Company's net sales in the first nine months of fiscal 1995 of $573.2 million decreased $69.6 million or 10.8 percent from $642.8 million in the first nine months of fiscal 1994. The net sales, attributable to businesses sold or to be sold in connection with the Company's restructuring program discussed in Note 3 at page F-9, were $32.4 million in the first nine months of fiscal 1995 and $104.7 million in the first nine months of fiscal 1994. The Company's net sales from ongoing operations, excluding businesses sold or to be sold, were $540.8 million in the first nine months of fiscal 1995, an increase of $2.7 million or
0.5 percent from $538.1 million in the first nine months of fiscal 1994. This net sales variance of $2.7 million for ongoing operations is comprised of increases and decreases as follows:

                                        Net Sales
                                        Variance
                                        ---------
      CMF                                  $(5.9)
      Nalley's Fine Foods                    6.8
      Southern Frozen Foods                  2.4
      All Other                             (0.6)
                                           -----
                                           $ 2.7
                                           -----
                                           -----

      The decreased sales at the CMF Division were primarily the result of decreased sales of popcorn ($3.4 million) and fruit fillings and toppings ($2.6 million). The increased sales at the Nalley's Fine Foods Division were primarily the result of increased sales of pickles and relishes ($2.2 million), salad dressings ($1.3 million), and canned entrees and soups ($1.6 million). Southern Frozen Foods' increased sales were primarily the result of a $3.0 million increase in frozen vegetables, partially offset by a decrease in frozen fruit sales.

                                 Cost of Sales

      The Company's cost of sales in the first nine months of fiscal 1995 of $402.8 million decreased $53.8 million or 11.8 percent from $456.6 million in the first nine months of fiscal 1994. Of this decrease, $49.3 million was attributable to businesses sold or to be sold, and a $4.5 million reduction was attributable to the Company's ongoing operations. This decrease of $4.5 million was the result of variations in volume, selling prices, and product mix.

                                  Gross Profit

      Gross profit of $170.4 million in the first nine months of fiscal 1995 decreased $15.8 million or 8.5 percent from $186.2 million in the first nine months of fiscal 1994. Of this net decrease, a $23.0 million reduction was attributable to businesses sold or to be sold, and an increase of $7.2 million was attributable to increased gross profit at the Company's ongoing operations. This increase of $7.2 million was the result of variations in volume, selling prices, costs, and product mix. The $7.2 million increase in gross profit for ongoing operations is comprised of increases as follows:


                                                                         Gross
                                                                         Profit
                                                                        Variance
                                                                        --------
                 CMF                                                     $ 1.0
                 Nalley's Fine Foods                                       3.8
                 Southern Frozen Foods                                     0.9
                 Snack Foods Group                                        (0.4)
                 Intercompany profit elimination                           1.5
                 All Other                                                 0.4
                                                                        ------
                                                                         $ 7.2
                                                                        ======

      The increased gross profit at CMF is primarily comprised of a gross profit increase in the canned and frozen vegetable category ($3.9 million), partially offset by decreased gross profit on the fruit filling and topping category ($1.9 million, and the popcorn category ($1.1 million). Nalley's Fine Foods increased gross profit primarily relates to improved margins on canned entrees and soups ($4.0 million) and improved margins on peanut butter ($0.3 million), partially offset by reduced margins on pickles and relishes ($0.7 million). Southern Frozen Foods' increased gross profit primarily relates to improved margins on its increased sales of frozen vegetables.


                Restructuring Expenses Including Net (Loss)/Gain
                            From Division Disposals

      Restructuring expenses, including net (loss)/gain from division disposals, resulted in a charge in the first nine months of fiscal 1995 of $8.4 million to reflect the impact of the sale of certain assets of the Nalley's U.S. Chips and Snack business and other expenses relating to the disposal of this operation. Included in the first nine months of fiscal 1994 was an $8.1 million net gain from restructuring, including division disposals, for a net increase in this expense from year to year of $16.5 million, all of which was incurred by the Predecessor Entity. See Note 4 at page F-34.

                           Change-in-Control Expenses

      Change-in-control expenses recorded in the first nine months of fiscal 1995, amounting to $2.2 million, reflect non-deductible expenses relating to the sale of the Company covering legal, accounting, investment banking, and other expenses relative to the change-in-control issue. All of these expenses were incurred by the Predecessor Entity. In recognizing this expense, the Company allocated one-half of this amount to Pro-Fac as a deduction to the profit split. See Note 3 at page F-32.

                    Gain on Assets Resulting From Fire Claim

      The gain on assets resulting from the fire claim recorded in the first nine months of fiscal 1995 amounted to $6.5 million representing the insurance proceeds for the replacement value in excess of the depreciated book value of the building and equipment destroyed by fire on July 7, 1994 at the Southern Frozen Foods Division. This gain was recorded by the Predecessor Entity.

              Other Selling, Administrative, and General Expenses

      Other selling, administrative, and general expenses in the first nine months of fiscal 1995 of $127.2 million decreased $21.5 million or 14.5 percent from $148.7 million in the first nine months of fiscal 1994. This net decrease of $21.5 million includes primarily:



(In Millions)
                                                                              Businesses
                                                            ----------------------------------------------
                                                            Sold or to be Sold          Ongoing     Total
                                                            ------------------          -------     ------
Change in trade promotions                                        $ (6.6)                $(1.2)      $ (7.8)
Change in advertising and selling costs                            (11.7)                  3.8         (7.9)
All other                                                           (2.3)                 (3.5)        (5.8)
                                                                  ------                 -----       ------
Change in selling, administrative,
   and general expenses                                           $(20.6)                $(0.9)      $(21.5)
                                                                  ======                 ======      ======

      The $1.2 million decrease in trade promotions at the Company's ongoing operations is primarily comprised of a decrease at CMF of $2.5 million (which primarily relates to reduced spending on the fruit filling and topping category of $3.6 million, with minor increases in other categories) and increased trade promotions at Nalley's Fine Foods of $0.9 million (primarily related to increased spending on canned entrees and soups of $0.7 million and salad dressings of $0.6 million, offsetting decreased spending of $0.4 million on other product lines).

      The $3.8 million increase in advertising and selling costs at the Company's ongoing operations represents increased costs at CMF ($2.0 million) and Nalley's Fine Foods ($1.9 million), with minor offsetting variations at other operations. The increase at CMF primarily relates to fruit fillings and toppings ($2.2 million), with minor variations in other product lines. The increase at Nalley's Fine Foods primarily relates to costs associated with canned entrees and soups ($0.8 million) and salad dressings ($0.7 million), with minor variations in other product lines.

      The $3.5 million decrease in other administrative costs, attributable to the Company's ongoing operations, primarily relates to CMF and Corporate Headquarters, with minor variations at other operations. The improved costs at CMF amount to $0.3 million. Administrative expense reductions at Corporate Headquarters amount to $1.0 million. There is a $0.3 million reduction in the Company's management bonus accrual and a $0.4 million reduction in the currency exchange loss. In addition, dividend income relating to the Company's investment in the Bank amounted to $0.6 million.

                                Operating Income
                          Before Dividing with Pro-Fac

      The Company's operating income (before dividing with Pro-Fac) for the nine months ended March 25, 1995 of $39.1 million decreased $6.5 million or 14.3 percent from $45.6 million in the nine months ended March 26, 1994. Included in the March 1995 operating income: the restructuring charges, including a loss from division disposals of $8.4 million; change-in-control expense of $2.2 million; gain on assets resulting from fire claim of $6.5 million; and operating losses attributable to businesses sold or to be sold of $0.2 million. Included in the March 1994 operating income: the restructuring gain from division disposals of $8.1 million and operating losses attributable to businesses sold or to be sold of $2.4 million. Excluding the restructuring loss/gain from division disposals, change-in- control expense, and gain on assets resulting from fire claim, and operating losses attributable to businesses sold or to be sold, the Company's operating income (before dividing with Pro-Fac) from ongoing operations for the nine months ended March 25, 1995 of $43.6 million increased $5.3 million or 13.8 percent from $38.3 million in the nine months ended March 26, 1994.

                                Interest Expense

      Interest expense in the first nine months of fiscal 1995 of $24.0 million increased $9.7 million or 67.8 percent from $14.3 million in the first nine months of fiscal 1994. This increase was primarily attributable to the increased borrowing related to the acquisition of the Company by Pro-Fac.

                           Pro-Fac Share of Earnings

      Pro-Fac's share of the Company's earnings in the first nine months of fiscal 1995 of $7.3 million decreased $7.7 million or 51.3 percent from $15.0 million in the first nine months of fiscal 1994. The restructuring expenses, change-in-control expense, and fire claim discussed above accounted for $6.1 million of this decrease. The Pro-Fac share of earnings in the first nine months of fiscal 1995 and fiscal 1994 was 48.3 percent and 47.9 percent, respectively, of the Company's pretax earnings before dividing with Pro-Fac.

                              Income Before Taxes

      The Company's income before taxes in the first nine months of fiscal 1995 of $7.8 million decreased $8.5 million or 52.1 percent from $16.3 million in the first nine months of fiscal 1994. The restructuring expenses, change-in-control expense, and fire claim discussed above accounted for $6.1 million or 71.8 percent of the decrease.

                              Provision for Taxes

      The provision for taxes in the first nine months of fiscal 1995 of $4.7 million decreased $2.0 million or 29.9 percent from $6.7 million in the first nine months of fiscal 1994. The effective tax rate in the nine months ended March 25, 1995 was 60.3 percent compared to 41.1 percent in the nine months ended March 26, 1994. The non-deductibility of the amortization of excess purchase cost over net assets acquired was primarily responsible for the significantly increased rate.

                                   Net Income

      The Company's net income for the first nine months of fiscal 1995 of $3.1 million decreased $6.5 million or 67.7 percent from $9.6 million in the first nine months of fiscal 1994.

      The primary reasons for the Company's $6.5 million decrease in net income are the after-tax effect of the increased expenses relating to restructuring, change in control, and interest, partially offset by the gains resulting from the Southern Frozen Foods' fire claim and improvements in divisions' operating results as well as the change in the Company's effective tax rate -- all discussed above.

                  Changes From Fiscal Years 1992 Through 1994

      The following tables illustrate the Company's results of operations by business for fiscal years 1992, 1993 and 1994.

NET SALES
(Dollars in millions)




                                                    FISCAL YEAR ENDED
                                   -----------------------------------------------------
                                    JUNE 26, 1992     JUNE 26, 1993       JUNE 25, 1994
                                   --------------    ---------------    ----------------
                                    NET     % OF       NET     % OF       NET     % OF
                                   SALES    TOTAL     SALES    TOTAL     SALES    TOTAL
                                   ------   -----     ------   -----     ------   -----


Comstock Michigan Fruit........... $318.8    35.6%    $317.8    36.1%    $333.4    40.2%
Nalley's Fine Foods...............  211.9    23.6      211.1    24.0      214.8    26.0
Southern Frozen Foods.............   91.7    10.2       93.4    10.7       94.3    11.4
Snack Foods Group.................   65.3     7.3       65.4     7.4       61.2     7.4
Brooks Foods......................   30.0     3.3       30.7     3.5       30.0     3.6
Finger Lakes......................   46.9     5.2       47.1     5.4       49.9     6.0
Intercompany eliminations(1)......  (30.6)   (3.4)     (32.9)   (3.7)     (34.4)   (4.2)
                                   ------   -----     ------   -----     ------   -----
     Sub-total -- Ongoing
       operations.................  734.0    81.8      732.6    83.4      749.2    90.4
Businesses sold(2)................  162.9    18.2      146.0    16.6       79.9     9.6
                                   ------   -----     ------   -----     ------   -----
          Total net sales......... $896.9   100.0%    $878.6   100.0%    $829.1   100.0%
                                   ======   =====     ======   =====     ======   =====

- ------------
      (1)   Principally intercompany sales by Finger Lakes.
      (2) The Company has sold the private label beverage business, the Lucca Frozen Foods business, the oats portion of the National Oats business, the Hiland potato chips business, the meats snack business and the Nalley's U.S. Chips and Snacks business. The Company recently announced the potential sale of Nalley's Canada Ltd.
            Nalley's Canada Ltd. had net sales of $43.0 million in fiscal year 1994, $46.6 million in fiscal 1993, and $46.0 million in fiscal 1992. Such amounts are included as sales of Nalley's Fine Foods, and not of a business sold.

OPERATING INCOME(1)

                                              FISCAL YEAR ENDED
                           --------------------------------------------------------
                            JUNE 26, 1992       JUNE 26, 1993       JUNE 25, 1994
                           ----------------    ----------------    ----------------
                           OPERATING  % OF     OPERATING  % OF     OPERATING  % OF
                            INCOME    TOTAL     INCOME    TOTAL     INCOME    TOTAL
                           ---------  -----    ---------  -----    ---------  -----


Comstock Michigan Fruit...   $20.4     47.2%     $23.0     59.1%     $29.6     59.7%
Nalley's Fine Foods.......    19.5     45.1       21.4     55.0       17.6     35.5
Southern Frozen Foods.....     8.1     18.7        7.6     19.5       10.2     20.5
Snack Foods Group.........     5.1     11.8        4.1     10.6        2.7      5.4
Brooks Foods..............     2.7      6.3        2.7      6.9        3.1      6.3
Finger Lakes Packaging....    (0.9)    (2.0)       2.9      7.5        3.9      7.9
Intercompany eliminations
  and corporate
  overhead................   (11.2)   (25.9)     (14.4)   (37.0)     (15.1)   (30.4)
                             -----    -----      -----    -----      -----    -----

     Sub-total -- Ongoing
       operations.........    43.7    101.2       47.3    121.6       52.0    104.9
                             -----    -----       ----    -----       ----    -----

Businesses sold(2)........    (0.5)    (1.2)      (8.4)   (21.6)      (2.4)    (4.9)
                              ----     ----       ----    -----       ----     ----

          Total operating
            income........   $43.2    100.0%     $38.9    100.0%     $49.6    100.0%
                             =====    ======     =====    ======     =====    ======



- ------------

      (1) Table excludes restructuring loss from division disposals of $8.4 million, change in control expense of $1.8 million, and an insurance gain on assets resulting from a fire claim of $6.5 million in the first quarter of fiscal 1995. Table also excludes restructuring loss on division disposals for fiscal 1993 of $61.0 million and restructuring gain from division disposals in fiscal 1994 of $7.8 million and change of control expense in fiscal 1994 of $3.5 million.

      (2) The Company has sold the private label beverage business, the Lucca Frozen Foods business, the oats portion of the National Oats business, the Hiland potato chips business, the meats snack business and the Nalley's U.S. Chips and Snacks business. The Company recently announced the potential sale of Nalley's Canada Ltd. Nalley's Canada Ltd. had operating income of $1.2 million in fiscal year 1994, $2.4 million in fiscal 1993, and $2.6 million in fiscal 1992. Such amounts are included as operating income of Nalley's Fine Foods, and not of a business sold.

DEPRECIATION AND AMORTIZATION
(Dollars in millions)

                                                                                FISCAL YEAR ENDED
                                                --------------------------------------------------------------------------------
                                                  JUNE 26, 1992                  JUNE 26, 1993                  JUNE 25, 1994
                                               ------------------             -------------------          ---------------------
                                               DEPRE.  &   %   OF             DEPRE.   &    %  OF           DEPRE.   &     %  OF
                                               Amort.        Total            Amort.         Total           Amort.         Total
                                               ------        ------           ------         -----           ------         -----

Comstock Michigan
    Fruit .............................        $12.0          40.1%           $11.6          38.0%           $11.5          44.8%
Nalley's Fine Foods ...................          3.7          12.4              3.7          12.1              3.6          14.0
Southern Frozen Foods .................          2.1           7.0              2.1           6.9              2.5           9.7
Snack Foods Group .....................          1.9           6.4              2.0           6.5              2.0           7.8
Brooks Foods ..........................          0.7           2.3              0.6           2.0              0.6           2.3
Finger Lakes Packaging ................          1.1           3.7              1.4           4.6              1.2           4.7
Intercompany eliminations
             and
  corporate overhead ..................          0.9           3.0              2.7           8.9              1.7           6.6
                                                -----         -----            -----         -----            -----         -----

     Sub-total -- Ongoing
       operations .....................         22.4          74.9             24.1          79.0             23.1          89.9
                                                -----         -----            -----         -----            -----         -----

Businesses sold(1) ....................          7.5          25.1              6.4          21.0              2.6          10.1
                                                -----         -----            -----         -----            -----         -----
   Total depreciation and
     amortization .....................        $29.9         100.0%           $30.5         100.0%           $25.7         100.0%
                                                =====         =====            =====         =====            =====         =====

- ------------

      (1) The Company has sold the private label beverage business, the Lucca Frozen Foods business, the oats portion of the National Oats business, the Hiland potato chips business, the meats snack business and the Nalley's U.S. Chips and Snacks business. The Company recently announced the potential sale of Nalley's Canada Ltd. Nalley's Canada Ltd. had depreciation and amortization of $0.6 million each year in fiscal year 1994, fiscal 1993, and fiscal 1992. Such amounts are included as depreciation and amortization of Nalley's Fine Foods, and not of a business sold.

TOTAL ASSETS
(Dollars in millions)


                                              FISCAL YEAR ENDED
                               -----------------------------------------------

                               JUNE 26, 1992    JUNE 26, 1993    JUNE 25, 1994
                               -------------    -------------    -------------

                               TOTAL   % OF     TOTAL   % OF     TOTAL   % OF
                               ASSETS  TOTAL    ASSETS  TOTAL    ASSETS  TOTAL
                               ------  -----    ------  -----    ------  -----


Comstock Michigan Fruit....... $223.4   42.2%   $238.3   48.3%   $218.5   48.9%
Nalley's Fine Foods...........   81.0   15.3      83.9   17.0      83.5   18.6
Southern Frozen Foods.........   47.6    9.0      45.4    9.1      48.2   10.8
Snack Foods Group.............   26.6    5.0      27.6    5.6      24.5    5.5
Brooks Foods..................   14.9    2.8      12.6    2.6      11.0    2.5

Finger Lakes Packaging........   42.2    8.0      42.2    8.5      39.3    8.8
Intercompany eliminations and
  corporate overhead..........  (31.2)  (5.9)    (11.5)  (2.3)      5.8    1.3
                                -----   ----     -----   ----      ----    ---

     Sub-total -- Ongoing
       operations.............  404.5   76.4     438.5   88.8     430.8   96.4
                                -----   ----     -----   ----     -----   ----

Businesses sold(1)............  125.2   23.6      55.2   11.2      16.1    3.6
                                -----   ----     -----   ----     -----   ----

     Total Assets............. $529.7  100.0%   $493.7  100.0%   $446.9  100.0%
                               ======  =====    ======  =====    ======  =====



- ------------

      (1) The Company has sold the private label beverage business, the Lucca Frozen Foods business, the oats portion of the National Oats business, the Hiland potato chips business, the meats snack business and the Nalley's U.S. Chips and Snacks business. The Company recently announced the potential sale of Nalley's Canada Ltd. Nalley's Canada Ltd. had total assets of $9.6 million as of June 25, 1994, $9.2 million as of June 26, 1993, and $8.5 million as of June 26, 1992. Such amounts are included as assets of Nalley's Fine Foods, and not of a business sold.

CONSOLIDATED STATEMENT OF OPERATIONS

      The following table illustrates the Company's income statement data and the percentage of net sales represented by these items for the periods indicated.

(Dollars in millions)

                                                 FISCAL YEAR ENDED
                               -------------------------------------------------------
                                JUNE 26, 1992       JUNE 26, 1993       JUNE 25, 1994
                                -------------       -------------       --------------
                                         % OF                 % OF               % OF
                               DOLLARS   SALES     DOLLARS    SALES    DOLLARS   SALES
                               -------   -----     -------    -----    -------   -----

Net sales..............       $ 896.9    100.0%    $ 878.6    100.0%  $ 829.1    100.0%
Cost of sales..........         652.3     72.7       632.6     72.0     592.6     71.5
                                -----    -----       -----    -----     -----     ----

    Gross profit.......         244.6     27.3       246.0     28.0     236.5     28.5
Operating expense:
     Selling,
       administrative and
       general............      201.4     22.5       207.1     23.6     186.9     22.5
     Restructuring,
       including net loss
       (gain) on division
       disposals..........       --        --         61.0      6.9      (7.8)    (0.9)
     (Gain) on assets
       resulting from fire
       claim..............       --        --         --        --        --        --
     Change in control
       expenses...........       --        --         --        --        3.5      0.4
                                -----     ----       -----     ----     -----      ----

         Total operating
            expenses......      201.4     22.5       268.1     30.5     182.6     22.0
                                -----     ----       -----     ----     -----     -----

     Operating income
       (loss).............       43.2      4.8       (22.1)    (2.5)    53.9       6.5
Total interest expense....       22.8      2.5        19.6      2.2     18.2       2.2
                                 ----      ---       -----     ----     ----       ---

     Income (loss) before
       split with Pro-Fac
       and before tax.....       20.4      2.3       (41.7)    (4.7)    35.7       4.3
Pro-Fac share of
  (earnings) loss.........       (9.5)    (1.1)       21.8      2.5    (16.9)     (2.0)
                                 -----    -----       ----      ---    ------     -----

     Pre-tax income
       (loss).............       10.9      1.2       (19.9)    (2.2)    18.8       2.3
Provision for taxes.......        4.8      0.5         3.9      0.4      8.7       1.1
                                 ----     ----        ----     ----     ----      ----

     Net income (loss)....      $ 6.1      0.7%     $(23.8)    (2.6)% $ 10.1       1.2%
                                =====     ====      =======    ====== ======       ====

Changes from Fiscal 1993 to Fiscal 1994

      Net Sales. The Company's net sales in fiscal 1994 of $829.1 million decreased $49.5 million, or 5.6%, from $878.6 million in fiscal 1993. The net sales attributable to businesses sold in connection with the Company's restructuring program were $79.9 million in fiscal 1994 and $146.0 million in fiscal 1993. The Company's net sales from ongoing operations excluding businesses sold in fiscal 1994 were $749.2 million, an increase of $16.6 million, or 2.3%, from $732.6 million in fiscal 1993. The increase in net sales from ongoing operations is attributable in part to CMF. Net sales at CMF in fiscal 1994 of $333.4 million increased $15.6 million, or 4.9%, from $317.8 million in fiscal 1993. The increase in net sales at CMF was due to an increase in net sales at CMF's New York vegetables business resulting from increased prices and volumes associated with a national shortage in supply in the vegetable market attributable to floods in the Midwest and a drought in the South in the 1993 growing season. This increase in sales at CMF was offset in part by reduced raw material costs at the Company, that were reflected in reduced selling prices of the Company's products. Net sales at Nalley's in fiscal 1994 of $214.8 million increased $3.7 million, or 1.8%, from $211.1 million in fiscal 1993. The increase in net sales at Nalley's was primarily net of increases and decreases as follows: (i) an $8.6 million increase in the salad dressing operation that was primarily due to an increase in volume, (ii) a $1.7 million decrease in pickles and relishes related to reduced volume, and (iii) a $3.0 million reduction in the Canadian chips and snacks operation due to reduced pricing. Net sales at Southern in fiscal 1994 of $94.3 million remained essentially flat compared to $93.4 million in fiscal 1993. Net sales at the Snack Foods Group in fiscal 1994 of $61.2 million decreased $4.2 million, or 6.4%, from $65.4 million in fiscal 1993. The decrease was caused by reduced volume related principally to the competitive pressures of the salty snacks business and the decline in consumption for the potato chip category. Net sales at Brooks in fiscal 1994 of $30.0 million decreased $0.7 million, or 2.3%, from $30.7 million in fiscal 1993. This net decrease is comprised of a decrease of $2.8 million of tomato products almost completely offset by increased sales of bean products. The decrease in tomato products sold was the result of the decision to exit the private label ketchup business. The increase in bean products was due to a 21.0% increase in units sold. Net sales at Finger Lakes in fiscal 1994 of $49.9 million increased $2.8 million, or 5.9%, from $47.1 million (before elimination of intercompany sales) in fiscal 1993. This was primarily the result of a 10.2% increase in volume.

      Gross Profit. Gross profit of $236.5 million in fiscal 1994 decreased $9.5 million, or 3.9%, from $246.0 million in fiscal 1993. Of this net decrease, a $21.1 million reduction was attributable to businesses sold and an increase of $11.6 million was attributable to increased gross profit at the Company's ongoing operations. Gross profit for CMF increased $8.5 million, Nalley's increased $2.1 million, Southern increased $2.5 million, and the Snack Foods Group decreased $2.8 million. These changes were the result of variations in volume, selling prices, costs and product mix.

      Restructuring including net (gain)/loss from division disposals. Included in the fiscal 1994 results was a net gain of $7.8 million comprised of a gain on the sale of the oats operations of National Oats of $10.9 million, net of a charge of $3.1 million to adjust previous estimates regarding activities initiated in fiscal 1993. Consummation of the sale of Nalley's U.S. Chips and Snacks completed the Company's dispositions pursuant to the restructuring program initiated in 1993. The Company incurred restructuring charges in fiscal 1993 of $61.0 million, which included the loss incurred on the sale of the Lucca frozen entree business, anticipated losses on the sale of the meat snacks and Hiland potato chips businesses, and other costs anticipated in conjunction with the restructuring program.

      Change in control expenses. During fiscal 1994, the Company expensed $3.5 million of legal, accounting, investment banking and other expenses relative to the change in control issue. In recognizing this expense, the Company allocated half of this amount to Pro-Fac as a deduction to the profit split.

      Selling, administrative and general expenses. Selling, administrative and general expenses of $186.9 million in fiscal 1994 decreased $20.2 million, or 9.8%, from $207.1 million in fiscal 1993. Cost reductions include (i) a $0.7 million decrease in trade promotions, (ii) a $13.1 million decrease in advertising and selling costs and (iii) a $5.1 million decrease in administrative costs. Of the net decrease in trade promotions, an $8.4 million decrease was attributable to businesses sold and an increase of $7.7 million was attributable to increased trade promotions at the Company's ongoing operations. Of this increase, $2.6 million was due to increased promotions on a reformulated fruit filling and topping product of CMF and to the expansion of the pumpkin pie filling category and $4.3 million was primarily due to new product promotions for Nalley's salad dressings and canned meats and entrees introduced in fiscal 1993 and 1994. Of the net decrease in advertising and selling costs, $12.2 million was attributable to businesses sold. The remaining decrease of $0.9 million was attributable to a $2.1 million decrease in advertising and selling costs net of an increase in such costs of $1.2 million at Nalley's. The increase at Nalley's was primarily related to canned meats and entrees and salad dressings.

      Operating Income before dividing profits with Pro-Fac. The Company's operating income in fiscal 1994 of $53.9 million increased $76.0 million from an operating loss of $22.1 million in fiscal 1993. Excluding restructuring charges and change in control expenses, the Company's operating income in fiscal 1994 was $49.6 million, a $10.7 million increase, or 27.5%, from an operating income of $38.9 million in fiscal 1993. Operating losses attributable to businesses sold in connection with the Company's restructuring program were $2.4 million in fiscal 1994 and $8.4 million in fiscal 1993. Excluding operating losses from businesses sold, the Company's operating income from continuing operations in fiscal 1994 was $52.0 million, an increase of $4.7 million, or 9.9%, from $47.3 million in fiscal 1993. Of this increase, CMF contributed $6.6 million, Southern contributed $2.6 million and Finger Lakes contributed $1.0 million. These increases were off-set in part by decreased operating income at Nalley's of $3.8 million and $1.4 million for the Snack Foods Group. The increases for CMF's New York vegetables business and Southern were attributable to increased selling prices as a result of the short crop of vegetables nationally due to poor weather conditions in the Midwest during the 1993 growing season. Finger Lakes benefitted from improved production efficiencies and procedures as a result of capital improvements. The decrease at Nalley's pertained to both a sales volume decline and an increase in costs for the peanut butter and pickles and relishes categories, and trade promotions and selling costs on the canned meat and entree category. In addition, CMF's fruit fillings and toppings business experienced increased trade promotions and advertising costs related to reformulated fruit fillings and toppings and expansion of the pumpkin pie filling markets. The decrease in the Snack Foods Group is the result of the sales decline as previously mentioned. An increase of $1.2 million related to the management incentive plan also reduced operating income.

      Interest Expense. Interest expense in fiscal 1994 of $18.2 million decreased $1.4 million, or 7.1%, from $19.6 million in fiscal 1993. The reduction in interest expense is due to lower interest rates off-set in part by an increase in loan volume.

      Pro-Fac share of earnings/(loss). Pro-Fac share of earnings in 1994 of $16.9 million increased $38.7 million from a share of loss of $21.8 million in fiscal 1993. The increase is attributable to the factors described above. The Pro-Fac share of earnings/(loss) in fiscal 1994 and fiscal 1993 was 47.3% and 52.3%, respectively, of the Company's pre-tax earnings/(loss) before dividing with Pro-Fac. The change in percentage is the result of changes in the dividend paid by the Bank that Pro-Fac shares with the Company.

      Income/(loss) before taxes. Income/(loss) before taxes in fiscal 1994 of $18.8 million increased $38.7 million from a loss of $19.9 million in fiscal 1993. Excluding restructuring charges and change in control expenses, the Company's income before taxes in fiscal 1994 was $16.6 million, a $6.0 million increase, or 56.6%, from income before taxes of $10.6 million in fiscal 1993. The increase is attributable to the factors described above.

      Provision for taxes. Provision for taxes in fiscal 1994 of $8.7 million increased $4.8 million from a provision of $3.9 million in fiscal 1993. Included in the fiscal 1994 results was a charge against earnings of $0.5 million to adjust deferred taxes to the higher rate as legislated by Congress and as required under Financial Accounting and Standards Board No. 109. The Company's effective tax rate was significantly impacted during fiscal 1994 by non-deductible legal and advisory expenses incurred in conjunction with the change in control, the increase in the federal statutory income tax rate enacted on August 10, 1993 and the adjustment of the valuation allowance previously recorded.

      Net income/(loss). The Company's fiscal 1994 net earnings were $10.1 million compared to a loss of $23.8 million in fiscal 1993. Also included in the fiscal 1994 results was a net gain of $7.8 million comprised of a gain on the sale of the oats operations of National Oats of $10.9 million, net of a charge of $3.1 million to adjust previous estimates regarding activities initiated in 1993, and a charge of $3.5 million of legal, accounting and investment banking and other expenses relating to the potential change of control of the Company. Included in fiscal 1993 results were restructuring charges of $61.0 million. Net earnings, excluding these items, were approximately $9.1 million in fiscal 1994 and $5.8 million in fiscal 1993, an increase of 56.9%.

Changes from Fiscal 1992 to Fiscal 1993

      Net Sales. The Company's net sales in fiscal 1993 of $878.6 million decreased $18.3 million, or 2.0%, from $896.9 million in fiscal 1992. The net sales attributable to businesses sold in connection with the Company's restructuring program were $146.0 million in fiscal 1993 and $162.9 million in fiscal 1992. The Company's net sales from continuing operations, excluding business sold, in fiscal 1993 were $732.6 million, a decrease of $1.4 million, or 0.2%, from $734.0 million in fiscal 1992. There were no major variations in net sales by division in these two years.

      Gross Profit. Gross profit of $246.0 million in fiscal 1993 increased $1.4 million, or 0.6%, from $244.6 million in fiscal 1992. Of this net increase, a $10.1 million reduction was attributable to businesses sold and an increase of $11.5 million was attributable to increased gross profit at the Company's continuing operations. Gross profit for CMF increased $4.3 million, Nalley's increased $4.9 million, Southern decreased $0.7 million, and the Snack Foods Group decreased $0.1 million. These changes were the result of variations in volume, selling prices, costs and product mix.

      Restructuring including net (gain)/loss from division disposals. To reflect completed and anticipated effects of the restructuring program, the Company incurred restructuring charges in fiscal 1993 of $61.0 million, which included the loss incurred on the sale of the Lucca frozen entree business, anticipated losses on the sale of the meat snacks and Hiland potato chips businesses, and other costs anticipated in conjunction with the restructuring program.

      Selling, administrative and general expenses. Selling, administrative and general expenses of $207.1 million in fiscal 1993 increased $5.7 million, or 2.8%, from $201.4 million in fiscal 1992. This net increase includes an $8.6 million increase in trade promotions, a $1.9 million decrease in advertising and selling costs, a one-time $3.3 million benefit due to operational changes in the Company's salaried vacation policy, and a $2.3 million increase in other administrative costs. Of the increase in trade promotions, $0.4 million was attributable to businesses sold and $8.2 million was attributable to ongoing businesses. Of this $8.2 million increase in trade promotions attributable to ongoing businesses, $4.8 million related to CMF, primarily attributable to pie fillings and toppings, New York vegetables business and the introduction of salad dressings in the eastern United States. Nalley's had a $2.7 million increase in trade promotions, primarily attributable to canned meats and entrees and salad dressings. All of the decrease in advertising and selling costs were attributable to ongoing operations, primarily CMF, which was mostly attributable to reduced advertising and selling costs for the fruit filling and topping category. Of the $2.3 million increase in other administrative costs, $1.8 million relates to increases attributable to ongoing businesses and $0.5 million was attributable to businesses sold.

      Operating Income before dividing profits with Pro-Fac. The Company's operating loss in fiscal 1993 of $22.1 million was a decrease of $65.3 million, or 151.1%, from an operating income of $43.2 million in fiscal 1992. Excluding the restructuring charge, the Company's operating income in fiscal 1993 was $38.9 million, a $4.3 million decrease, or 10.0%, from fiscal 1992. Operating losses attributable to businesses sold in connection with the Company's restructuring program were $8.4 million in fiscal 1993 and $0.5 million in fiscal 1992. Excluding operating losses from businesses sold, the Company's operating income from ongoing operations in fiscal 1993 was $47.3 million, an increase of $3.6 million, or 8.2%, from $43.7 million in fiscal 1992. This $3.6 million increase was comprised of a $2.6 million increase at CMF, including $2.8 million attributable to fruit fillings and toppings and puddings, a $1.9 million increase at Nalley's primarily comprised of a $1.6 million increase in canned meats and entrees and a $0.3 million decrease in peanut butter, and a $3.8 million increase at Finger Lakes primarily due to improved production efficiencies. These increases were offset, in part, by reduced operating profits for CMF's New York vegetables business of $0.9 million and Southern of $0.5 million as a result of the over-supply situation in the commodity vegetable business. The Snack Foods Group had a decreased operating income of $1.0 million as a result of competitive pressures that prevented the implementation of price increases to cover increased costs. An increase of $1.3 million related to the management incentive plan also reduced operating income.

      Interest Expense. Interest expense in fiscal 1993 of $19.6 million decreased $3.2 million, or 14.0%, from $22.8 million in fiscal 1992. This decrease was attributable to a reduction in debt, which accounted for $0.8 million of the decrease, and lower interest rates, which accounted for $2.4 million of the decrease.

      Pro-Fac share of earnings/(loss). Pro-Fac's share of the Company's loss in fiscal 1993 of $21.8 million decreased $31.3 million from a share of earnings in fiscal 1992 of $9.5 million. Restructuring charges accounted for $30.5 million of the decrease. The Pro-Fac share of earnings/(loss) in fiscal 1993 and fiscal 1992 was 52.3% and 46.6%, respectively, of the Company's pre-tax earnings/(loss) before dividing with Pro-Fac.

      Income/(loss) before taxes. The Company's loss before taxes in fiscal 1993 of $19.9 million decreased $30.8 million from income of $10.9 million in fiscal 1992. This decrease in earnings was due primarily to the restructuring charges discussed above.

      Provision for taxes. Provision for taxes in fiscal 1993 of $3.9 million decreased $0.9 million from a provision of $4.8 million in fiscal 1992. The Company's effective tax rate was significantly impacted by the writedown of goodwill and other intangibles having a lower tax basis than book value.

      Net income/(loss). The Company's fiscal 1993 net loss of $23.8 million was a decrease of $29.9 million compared to earnings of $6.1 million in fiscal 1992. This decrease was almost entirely due to the restructuring charges (after allocating to Pro-Fac its share of the loss) and the Company's increased effective tax rate, as discussed above.

                        LIQUIDITY AND CAPITAL RESOURCES

                  Historical Funding and Capital Expenditures

      The operations of Curtice-Burns historically have been funded with cash flows generated by operations, borrowings from Pro-Fac (which in turn borrowed a portion of these funds from the Bank) and borrowings under Curtice-Burns' seasonal facility with a syndicate of commercial lenders led by The Chase Manhattan Bank, N.A. Pro-Fac and Curtice-Burns had available seasonal lines of credit of $100.0 million through September 1993, $86.0 million through September 1994 and $96.0 million thereafter. The maximum borrowing on those seasonal lines during fiscal 1994 was $81.0 million, while the average amount outstanding during such year totaled approximately $51.5 million. The balance outstanding at November 3, 1994 was $83.5 million. These borrowings were repaid simultaneously with the consummation of the Acquisition.

      In addition to borrowings by Pro-Fac, which had been loaned to Curtice-Burns, substantially all cash not distributed by Pro-Fac to its members or security holders had either been invested in assets leased to Curtice-Burns or loaned to Curtice-Burns to finance its operations.

      In the first nine months of fiscal 1995, the net cash provided by operating activities reflects net income of $17.9 million, and amortization of assets amounted to $10.8 million. Inventories decreased $34.6 million, accounts receivable decreased $14.2 million, and deferred taxes decreased $2.6 million. Changes in other assets and liabilities amounted to $44.6 million.

      Cash flows from investing activities include the acquisition and disposition of property, plant, and equipment and other assets held for or used in the production of goods, and the amounts relating to the acquisition of Curtice-Burns. Net cash provided by investing activities of $130.0 million in the first nine months of fiscal 1995 was comprised of $9.4 million paid for fixed assets and $1.2 million received for disposals. Cash paid for the acquisition of Curtice-Burns amounted to $136.3 million.

      Net cash used in financing activities in the first nine months of fiscal 1995 of $154.3 was primarily comprised of payments for short- and long-term debt to liquidate the existing debt prior to the acquisition. The cash portion of non-qualified retain conversions amounted to $0.8 million, and dividends paid amounted to $4.9 million.

                                 New Borrowings

      Under the New Credit Agreement, Curtice-Burns is able to borrow up to $86.0 million for seasonal working capital purposes under the Seasonal Facility, subject to a borrowing base limitation, and obtain up to $11.0 million in aggregate face amount of letters of credit pursuant to a Letter- of-Credit Facility. The borrowing base is defined as the lesser of (i) $86.0 million and
(ii) the sum of 60 percent of eligible accounts receivable plus 50 percent of eligible inventory ($96.4 million at March 25, 1995).

      As of March 25, 1995, (i) cash borrowings outstanding under the Seasonal Facility were $66.0 million and (ii) additional availability under the Seasonal Facility, after taking into account the amount of the borrowing base, was $20.0 million. In addition to its seasonal financing, as of March 25, 1995, Pro-Fac had $23.8 million available for long-term borrowings under the Term-Loan
Facility. Pro-Fac believes that the cash flow generated by its operations and the amounts available under the Seasonal Facility should be sufficient to fund its working capital needs, fund its capital expenditures and service its debt for the foreseeable future.

      As a result of the acquisition of Curtice-Burns by Pro-Fac, Pro-Fac's total debt and interest expense have increased because the Notes have a substantially higher interest rate than the debt that was repaid with the proceeds from the Note Offering. The New Credit Agreement will require that Pro-Fac and Curtice Burns meet certain financial tests and ratios and comply with certain other restrictions and limitations. As of March 25, 1995, Pro- Fac is in compliance with all such restrictions and limitations.

                          Short- and Long-Term Trends

      The vegetable portion of the business can be positively or negatively affected by weather conditions nationally and the resulting impact on crop yields. Favorable weather conditions can produce high crop yields and an oversupply situation. This results in depressed selling prices and reduced profitability on the inventory produced from that year's crops. Excessive rain or drought conditions can produce low crop yields and a shortage situation. This typically results in higher selling prices and increased profitability. While the national supply situation controls the pricing, the supply can differ regionally because of variations in weather. Indications for the 1994 crop year are that national supplies increased over the prior year due to the intentional increase in planned production by vegetable processors and increased crop yields thereby returning the current national supplies to ample levels. Yields in Curtice-Burns' growing areas increased as well. As of March 25, 1995, the Company's total inventories were $191.7 million, an increase of $23.5 million or
14.0 percent from $168.1 million in the prior year. This excess has affected seasonal-loan balances and will be gradually reduced by the end of the 1996 fiscal year. There are variations among the specific commodities and the effect on pricing and profitability in fiscal 1995 has depended upon individual company pricing practices and the effect of recent industry plant closings and production realignments.

      In addition to the excess inventory discussed above, another element impeding the reduction of short-term debt in fiscal 1995 is the timing of reimbursement for cash expenditures relative to the facility repairs of the Company's Montezuma, Georgia plant with was destroyed by fire in July 1994. See "Fire Claim" in Note 6 at page F-36. While all material costs associated with the fire are anticipated to be covered under the Company's insurance policies, as of March 25, 1995, approximately $13.0 million of such expenditures were receivable from insurance companies.

      Capital expenditures are expected to approximate $21.0 million in fiscal 1995. The largest, single capital project in process is renovation and updates to the Nalley's salad dressing plant in Tacoma, Washington. This capital project amounts to approximately $10.0 million and will provide increased production and efficiencies for the salad dressing line.

      Required scheduled payments on long-term debt will approximate $8.0 million in the current calendar year. Management expects that cash provided from operations will be sufficient to cover the scheduled payments on long-term debt and planned capital expenditures.

                          Sale of Nalley's Canada Ltd.

    On March 20, 1995 Curtice-Burns announced its intention to sell its Canadian subsidiary, Nalley's Canada Ltd., located in Vancouver, British Columbia, to a management group within the Canadian subsidiary. The Canadian subsidiary was responsible for about 20% of the total net sales of Nalley's in fiscal 1994. It is anticipated that Nalley's U.S. will have an on-going supply agreement with Nalley's Canada Ltd. following the sale.

                     Supplemental Information on Inflation

    The changes in costs and prices within Pro-Fac's business due to inflation were not significantly different from inflation in the United States economy as a whole. Levels of capital investment, pricing and inventory investment were not materially affected by the moderate inflation.

                   BUSINESS OF CURTICE-BURNS ("THE COMPANY")

General:

      The Company is a producer and marketer of processed food products including canned and frozen fruits and vegetables, canned desserts and condiments, fruit fillings and toppings, canned chilies and stews, salad dressings, pickles, peanut butter and snack foods. In addition, the Company manufactures cans which are both utilized by the Company and sold to third parties.

      The Company sells products in three principal categories: (i) "branded" products, which are sold under the Company's trademarks, (ii) "private label" products, which are sold to grocers that in turn use their own brand names on the products and (iii) "food service" products, which are sold to food service institutions such as restaurants, caterers and bakeries and to schools. In fiscal 1994, approximately one-half of the Company's net sales were branded and the remainder were split between private label and food service. The Company's branded products include "Comstock," "Thank You" and "Wilderness" fruit fillings and toppings, "Nalley" chilies and stews, "Bernstein's" salad dressings and "Adams" peanut butter. The Company's private label products include salad dressings, salsa, fruit fillings and toppings, canned puddings and canned and frozen vegetables, which are sold to customers such as A&P, Kroger, Safeway, Topco, Wegman's and Winn-Dixie. The Company's food service products include salad dressings, pickles, fruit fillings and toppings, canned and frozen vegetables, canned puddings, cheese sauces and canned and frozen fruit, which are sold to customers such as Carvel, Disney, Foodservice of America, KFC, McDonald's and Sysco.

                               Business Strategy

Achieve Leading Market Shares of Branded Products:

      The Company believes that having branded products with strong shares in regional markets provides it with distinct advantages. Specifically, by achieving a market presence within a geographic region, the Company believes it is better able to create avenues for the sale of the Company's other branded products and to assess and meet local market and consumer needs.

Diversify Through Sales of Branded, Private Label and Food Service Products:

      Historically, the Company has focused primarily on its branded products, many of which have leading market shares in the regions they serve. However, with the growth of the private label and food service businesses, the Company has also begun to focus on profitable opportunities in these areas. For example, Nalley's has been working with grocers on programs for private label salsa, soups and salad dressings with "good", "better" and "best" categories. This concept offers the grocer a three-tiered product selection and provides the Company with a means to customize products and programs specifically for consumer desires. The Company is currently reviewing the expansion of the "good", "better" and "best" program to many other products. In addition, with the growth of the food service sector, the Company has pursued food service opportunities for its fruit fillings and toppings, puddings and cheese sauces. Future food service growth is planned for other products such as breaded vegetables and salad dressings.

Engage in Selective National Expansion Program:

      Certain of the Company's products have achieved significant market shares within specific geographic regions, and the Company believes substantial opportunities exist to distribute these products on a national basis. The Company recently began selling its "Bernstein's" salad dressing, first introduced in California, in Arizona, Colorado and Upstate New York. Other products under consideration for national expansion include Mexican specialty items, such as chili and salsa, other salad dressings and canned soups.

Continuous Focus on Cost Reduction:

      Through a corporate-wide program of information management, selected capital expenditures and individual division initiatives, the Company continuously seeks to reduce costs and improve efficiency. During fiscal 1993, the Company initiated production consolidation efforts involving the closing of four plants located in Michigan, Colorado and New York.

      Further consolidations are being explored to reduce operational redundancies. In the area of purchasing, by maximizing market leverage through collaborative and cooperative purchasing activities throughout the Company, significant savings have been achieved. As a result of the Company's cost reduction activities, the Company's operating income margin from ongoing businesses improved from 6.0 percent to 6.5 percent to 6.9 percent in each of fiscal 1992, 1993 and 1994, respectively.

                           Description of Businesses

Comstock Michigan Fruit:

      CMF, the Company's largest division, headquartered in Rochester, New York, produces products in three principal categories: (i) fruit fillings and toppings, (ii) aseptically produced products and (iii) canned and frozen fruits and vegetables. In fiscal 1994, approximately one-third of CMF's net sales represented branded products, approximately one-third represented private label products and approximately one-third represented food service products. CMF markets it's branded products under the "Thank You," "Comstock", "Wilderness", "Greenwood", "Silver Floss", "Blue Boy", "Victor", "Cortland Valley", "Cerise", "Super Pop", "Pop-Eye" and "Pops-Rite" labels. The following table sets forth the net sales and division operating income for CMF for the periods shown:

(Dollars in Millions)

                                       Fiscal Year Ended                          Nine Months Ended
                            ----------------------------------------         --------------------------
                            June 26,        June 26,        June 25,         March 26,        March 25,
                              1992            1993            1994             1994             1995
                            --------        --------        --------         ---------        ------

Net sales                   $318.8            $317.8          $333.4          $259.7            $253.8
Operating income              20.4              23.0            29.6            21.6              24.3


      CMF estimates the national fruit fillings and toppings market to be approximately $225.0 million. CMF's fruit fillings and toppings are marketed under the "Comstock", "Thank You" and "Wilderness" brands, which held a national market share of approximately 56 percent in the fruit filling segment in fiscal 1994. CMF's fruit fillings and toppings are sold both through grocers to the public and to food service institutions such as restaurants, caterers and bakeries and to schools. In fiscal 1994, the Company introduced the "More Fruit/More Flavor" program at CMF, which involved the production of fruit fillings and toppings with 25 percent more fruit content, which CMF sells at a premium price. The Company believes this program has increased CMF's market share in the fruit fillings and toppings category. In fiscal 1992, CMF also launched a pumpkin filling, which represents approximately one-quarter of the fruit fillings and toppings category. CMF is capitalizing on its existing brand franchise in fruit fillings and toppings to make pumpkin a part of its full line.

      CMF's aseptic operations produce puddings, cheese sauces and dips for sale by CMF and diet drinks for sale by a third party under a co-packing arrangement. The aseptic production process involves preparation of the product in a sterile environment beginning with batch formulation and continuing through packaging. As a result, once packaged, the product requires no further cooking. The Company believes its aseptic production facility is state-of-the-art. In 1993, CMF's aseptically processed puddings accounted for approximately one-half of the national food service market and aseptically processed cheese sauces accounted for approximately one-quarter of the national food service market.

      CMF's fruit and vegetable processing business includes both branded and private label production. It also includes value added products such as canned specialty fruits and frozen vegetable mixes. Success in the fruit and vegetable processing business is driven by, among other things, an ability to control costs. The Company has aggressively sought to reduce costs in the fruit and vegetable processing business by closing plants, making capital investments in the modernization of processing equipment, changing its product mix and refining advertising strategies. For example, in fiscal 1993, the Company initiated production consolidation efforts involving the closing of CMF plants located in Michigan and New York. Programs aimed at further reducing costs include continued capital investment in cost savings projects and further vegetable plant consolidation.

Nalley's:

      Nalley's, which includes the Nalley's Fine Foods Division headquartered in Tacoma, Washington and Nalley's Canada Ltd. located in Vancouver, British Columbia, markets canned meat products such as chilies and stews, pickles, salad dressings, peanut butter and syrup, which are sold throughout the Northwest and Western United States and Western Canada under the "Nalley" brand and other brands, such as "Bernstein's" salad dressing and "Adams" natural peanut butter. Approximately three-quarters of Nalley's products are branded; however, private label accounts for a growing percentage of Nalley's business. The following table sets forth the net sales and division operating income for Nalley's for the periods shown:

(Dollars in Millions)

                                      Fiscal Year Ended                            Nine Months Ended
                            ----------------------------------------         ---------------------------
                            June 26,        June 26,         June 25,        March 26,          March 25,
                              1992            1993             1994            1994               1995
                            --------        --------         --------        ---------          --------

Net sales                   $211.9            $211.1          $214.8(1)       $124.7            $131.5
Operating income              19.5              21.4            17.6            11.5              12.6

(1) Sales by Nalley's Canada Ltd. accounted for approximately 20 percent of Nalley's total net sales in fiscal 1994. On March 30, 1995, the Company announced its intention to sell Nalley's Canada, Ltd. to a management group within its Canadian division.

      The Nalley's branded products have been a vehicle for growth through both geographic expansion and line extension. Several of Nalley's branded products have leading market shares in the Pacific Northwest, such as Nalley's chili, which had a market share of approximately 57 percent, and "Nalley" and
"Farman's" pickles, which together had a market share of approximately 49 percent, for the 52-week period ended August 7, 1994. In the Pacific Northwest, the Company's "Nalley" and "Bernstein's" brands of salad dressings had a combined market share of approximately 17 percent for the same period. The Company recently began selling its "Bernstein's" salad dressings in Arizona, Colorado and Upstate New York. Plans are under consideration to expand production to an existing facility in the Midwest or East to service Eastern markets. In addition, Nalley's has begun distribution of a refrigerated version of the "Bernstein's" dressings in the Pacific Northwest. Nalley's is currently exploring opportunities with two national food companies in order to expand the distribution of its products.

      Private label efforts include executing a new three-tiered store labeling strategy for specialty Mexican products such as chili and salsa, salad dressings and canned soups. The three-tiered strategy allows the Company to offer its "Nalley" branded products to its private label customers in a "good", "better", "best" product format. For example, if a given grocer seeks a premium salsa brand, Nalley's can offer its top-tier brand of salsa. By using the three-tiered product approach, the Company believes it can effectively extend the reach of a given product line. The private label customer base includes Kroger in the Midwest, Ralph's on the West Coast, Wegman's in Upstate New York and Winn-Dixie in the Southeast.

Southern Frozen Foods:

      Southern, located in Montezuma, Georgia, freezes and sells a full line of southern vegetables such as black-eyed peas, okra and leafy greens as well as a line of traditional vegetables such as corn, peas, squash and green beans. Southern also produces specialty side dishes and a small amount of frozen fruit. The following table sets forth the net sales and division operating income for Southern for the periods shown:

(Dollars in Millions)

                                      Fiscal Year Ended                            Nine Months Ended
                            ----------------------------------------         ----------------------------
                            June 26,        June 26,        June 25,         March 26,          March 25,
                              1992            1993            1994             1994               1995
                            --------        --------        --------         ---------          ---------

Net sales                   $91.7             $93.4           $94.3             $70.9            $73.3
Operating income              8.1               7.6            10.2               7.4              7.8

      Southern's   products  are  marketed  under  the  following  brand  names:
"McKenzie's", "Southern Farms", "Gold King", "Chill-Ripe" and "Tropic Isle." Approximately one-half of Southern's products are sold under brand labels, with "McKenzie's" and "Southern Farms" accounting for approximately 26 percent of the southern vegetable market in the Southeastern United States for the 52-week period ended March 6, 1994. Approximately 15 percent of Southern's products are sold to private label customers with major accounts including Winn-Dixie, Federated Foods, SuperValue and Marketing Management. Distribution is primarily in the Southeast and South Central portions of the United States.

      On July 7, 1994, a fire extensively damaged Southern's breading and packaging operations. By July 12, 1994, Southern had arranged for co-packing and resumed shipments. The Company has business interruption insurance and believes that all losses beyond its $250,000 deductible will be covered. The Company began construction of a new breading and packaging facility in late October 1994. Completion is scheduled for June 1995.

Snack Foods Group:

      The Snack Foods Group  consists of three separate  divisions:  (i) Snyder,
(ii) Tim's and (iii) Husman. The following table sets forth the net sales and division operating income for the Snack Foods Group for the periods shown:

(Dollars in Millions)

                                       Fiscal Year Ended                            Nine Months Ended
                            ----------------------------------------         ----------------------------
                            June 26,        June 26,        June 25,         March 26,           March 25,
                              1992            1993            1994             1994                1995
                            --------        --------        --------         ---------           --------

Net sales                   $65.3             $65.4           $61.2             $45.3            $44.8
Operating income              5.1               4.1             2.7               2.2              2.2

      Snyder of Berlin, located in Berlin, Pennsylvania, produces and markets several varieties of potato chips in distinctive silver-colored bags, as well as several varieties of corn chips and similar snack products in conventional packaging, primarily under the "Snyder of Berlin" brand. Snyder products are recognized for their taste and freshness among users in Western Pennsylvania, Ohio and West Virginia, some of the country's highest per capita snack consumption markets.

      Tim's Cascade Chips, located in Tacoma, Washington, produces kettle-fried potato chips for distribution in the Seattle/Tacoma, Washington area. Kettle frying produces a potato chip that is thicker and crisper than other potato chips.

      Husman Snack Foods, located in Cincinnati, Ohio, markets potato chips in Cincinnati and Dayton, Ohio. Husman has maintained volume with marketing concepts such as a licensing agreement with a leading local restaurant chain to use its recognizable Bar-B-Que flavor in potato chips and dip.

Brooks Foods:

      Brooks markets specialty chili beans, specialty tomato products, barbecue sauce and related products under the "Brooks" label. Its principal markets are in the Midwest. In fiscal 1994, branded sales accounted for approximately three-quarters of Brooks' total sales. However, Brooks is seeking to expand its private label business, particularly for its specialty chili bean products. The following table sets forth the net sales and division operating income for Brooks for the periods shown:

(Dollars in Millions)

                                       Fiscal Year Ended                           Nine Months Ended
                            ----------------------------------------         ----------------------------
                            June 26,        June 26,        June 25,         March 26,          March 25,
                              1992            1993            1994             1994               1995
                            --------        --------        --------         ---------          --------
Net sales                   $30.0             $30.7           $30.0             $26.6            $26.0
Operating income              2.7               2.7             3.1               3.2              3.3

      Brooks sells a line of specialty tomato products under the "Just for Chili" brand name, a line of whole and stewed tomatoes under the "Hoosier Sweets" brand name and a line of chili hot beans under the "Brooks" brand name. In fiscal 1994, "Brooks" chili hot beans had a market share of approximately 68 percent in the major Midwestern cities it serves.

Finger Lakes Packaging Company:

      Finger Lakes manufactures various sizes of three-piece sanitary food cans for sale to the Company and third parties. In fiscal 1994, approximately two-thirds of Finger Lakes sales were to other divisions of the Company and one-third were to other customers. The following table sets forth the net sales and division operating income (before elimination of corporate overhead) for Finger Lakes for the periods shown:

(Dollars in Millions)

                                      Fiscal Year Ended                             Nine Months Ended
                            ----------------------------------------         -----------------------------
                            June 26,        June 26,        June 25,         March 26,           March 25,
                              1992            1993            1994             1994                1995
                            --------        --------        --------         ---------           --------

Net sales                   $46.9             $47.1           $49.9             $35.5            $36.5
Operating income             (0.9)              2.9             3.9               2.5              2.3

      Finger Lakes' three part metal sanitary cans are used in the retail, food service and institutional markets. These cans are recyclable and provide economical containers for the Company's products based on volume run and customer base.

Packaging and Distribution:

      The food products produced by the Company are distributed to various consumer markets in all 50 states as well as in Canada. Branded lines of CMF, Southern and Brooks are sold through food brokers which sell primarily to supermarket chains and various institutional feeders. Nalley's has its own sales personnel responsible for sales within the Pacific Northwest and uses food brokers for sales in other marketing areas. Snyder's, Tim's and Husman's products are marketed through distributors, some of which are owned and operated by the Company, who sell directly to retail outlets in Kentucky, Maryland, Ohio, Pennsylvania, Virginia and West Virginia.

      Customer brand operations encompass the sale of products under private labels to chain stores and under the controlled labels of buying groups. For example, private label customers of CMF include such major food distributors as A&P, Kroger, Safeway, Topco, Wegman's and Winn-Dixie. The Company has developed central storage and distribution facilities that permit multi-item single shipment to customers in key marketing areas.

      Curtice-Burns Express ("CBX"), a subsidiary of the Company, is a licensed common carrier with authority in 48 states. It is used by the Company to obtain backhaul volume on shipments via the Company's trucks or contract haulers. The other divisions of the Company lease their equipment to CBX for these backhauls.

Trademarks:

      The major brand names under which the Company markets its products are trademarks of the Company. Such brand names are considered to be of material importance to the business of the Company since they have the effect of developing brand identification and maintaining consumer loyalty. All of the Company's trademarks are of perpetual duration so long as periodically renewed, and it is currently intended that the Company will maintain them in force. The major brand names utilized by the Company are as follows:

          Product                                             Brand Name
- ----------------------------------        ----------------------------------------------

Chilies, stews and soups                   Brooks, Mariners Cove, Nalley

Fruits and vegetables                      Blue Boy, Brooks, Cerise, Chill-Ripe, Gold
                                           King, Gracias, Greenwood, Hoosier Sweets,
                                           Just for Chili, McKenzie's, Naturally Good,
                                           Ritter, Southern Farms, Southland, Thank You,
                                           Tropic Isle

Fruit fillings and toppings                Comstock, Globe, Gracias, Thank You,
                                           Wilderness

Peanut butter                              Adams

Pickles                                    Farman's, Nalley

Popcorn                                    Pop-Eye, Pops-Rite, Super Pop

Puddings                                   Gracias, Thank You

Salad dressings                            Bernstein's, Bernstein's Light Fantastic,
                                           Nalley

Sauerkraut                                 Cortland Valley, Silver Floss, Victor

Snack food                                 Cheese Pleezers, Husman, La Restaurante,
                                           Snyder of Berlin, Thunder Crunch, Tim's
                                           Cascade Chips

Syrup                                      Lumberjack

Raw Materials:

      It is currently anticipated that the Company will continue to acquire a substantial part of its raw agricultural products from Pro-Fac. In fiscal 1994, approximately 65 percent of the crops processed by the Company were supplied by Pro-Fac. The Company also will purchase on the open market some crops of the same type and condition as those purchased from Pro-Fac. Such open market purchases may occur at prices higher or lower than those paid to Pro-Fac for similar products. See "Relationship with Curtice-Burns - Purchase of Crops from Pro-Fac."

      The canned and frozen vegetable portion of the Company's business can be positively or negatively affected by weather conditions nationally and the resulting impact on crop yields. Favorable weather conditions can produce high crop yields and an oversupply situation in a given year. This oversupply typically will result in depressed selling prices and reduced profitability to the Company on the inventory produced from that year's crops. Excessive rain or drought conditions can produce low crop yields and a shortage situation. This shortage typically will result in higher selling prices and increased profitability to the Company. While the national supply situation controls the pricing, the supply can differ regionally because of variations in weather. The 1993 floods in the Midwest and the drought in the South increased prices, even though the crops in the Company's growing areas were at normal levels.

      Except for cans manufactured by Finger Lakes, the Company purchases all of its requirements for nonagricultural products, including containers, on the open market. Although the Company has not experienced any difficulty in obtaining adequate supplies of such items, occasional periods of short supply of certain raw materials may occur.

Competition:

      All products of the Company, particularly branded products, compete with those of national and major regional food processors under highly competi- tive conditions. Many of the national manufacturers have substantially greater resources than the Company. The principal methods of competition in the food industry are ready availability of a broad line of products, product quality, price, advertising and sales promotion.

      In recent years, and particularly when various food items are in short supply, the constant availability of a full line of food items and the ability to deliver the required items rapidly and economically have been among the most important competitive factors in the markets in which the Company operates. The Company believes that it is competitive with national brands in this area since distribution of many of its regional brands and custom-pack food items are limited to areas which can easily be served from its production and distribution facilities.

      Quality of product and uniformity of quality are also important methods of competition. The Company's relationship with Pro-Fac has provided the Company with local sources of supply, thus allowing the Company to exercise control over the quality and uniformity of much of the raw product which it purchases. The members of Pro-Fac generally operate relatively large production units with emphasis on mechanical growing and harvesting techniques. This factor is also an advantage in producing uniform, high-quality food products.

      The Company believes that its pricing is generally competitive with that of other food processors for products of comparable quality. The branded products of the Company are marketed under regional brands and its marketing programs are focused on local tastes and preferences as a means of developing consumer brand loyalty. The Company's advertising program utilizes local media, and strong emphasis is placed on in-store promotions.

      Although the relative importance of the above factors may vary as between particular products or customers, the above description is generally applicable to all of the products of the Company in the various markets in which they are distributed.

      An estimate of the number of competitors in the markets served by the Company is very difficult. Nearly all products sold by the Company compete with the nationally advertised brands of the leading food processors, including Borden, DelMonte, Eagle, Green Giant, Heinz, Frito-Lay, Kraft, Vlasic, Birdseye and similar major brands, as well as with the branded and private label products of a number of regional processors, many of which operate only in portions of the marketing area served by the Company. While the major brands are dominant in branded products on a national level, the Company believes that it is a significant factor in many of the marketing areas served by one or more of its regional brands.

Environmental Matters:

      The disposal of solid and liquid waste material resulting from the preparation and processing of foods and the emission of wastes and odors inherent in the heating of foods during preparation are subject to various federal, state, and local environmental laws and regulations. Such laws and regulations have had an important effect on the food processing industry as a whole, requiring substantially all firms in the industry to incur material expenditures for modification of existing processing facilities and for construction of new waste treatment facilities. The Company is also subject to standards imposed by regulatory agencies pertaining to the occupational health and safety of its employees. Management believes that continued measures to comply with such laws and regulations will not have a material adverse effect upon its competitive position.

      Among the various programs for the protection of the environment which have been adopted to date, the most important for the operations of the Company are the waste water discharge permit programs administered by the environmental protection agencies in those states in which the Company does business and by the federal Environmental Protection Agency. Under these programs, permits are required for processing facilities which discharge certain wastes into streams and other bodies of water, and the Company is required to meet certain discharge standards in accordance with compliance schedules established by such agencies. The Company has to date received permits for all facilities for which permits are required, and each year submits applications for renewal permits for some of the facilities. Such renewal permits are currently being processed, and the Company expects that they will be issued by the agencies in due course.

      While the Company cannot predict with certainty the effect of any proposed or future environmental legislation or regulations on its processing operations, management of the Company believes that the waste disposal systems which are now in operation or which are being constructed or designed are sufficient to comply with all currently applicable laws and regulations.

      In 1991, the Company settled criminal charges arising out of its alleged failure to file accurate monthly discharge reports pursuant to waste water discharge permits at its Red Creek, New York and Rushville, New York facilities. There was no claim of any harm to the environment, only that certain reports were not properly filed as required by the permits. At the time the criminal charges were settled by payment of a fine of $50,000, the New York State Department of Environmental Conservation ("DEC"), which issued the permits, indicated that it might seek a civil penalty for the same alleged violations on which the criminal charges were based. During the ensuing three years the DEC has not formally sought any such penalties, and in any event the Company believes that it has valid defenses to any such claims.

      A facility owned by the Company in Brockport, New York, known as the Former 3M/Dynacolor Plant Site (DEC Site No. 828066) and used by prior owners as a manufacturing facility, was in May, 1995 classified as a hazardous waste site presenting a significant threat to the environment. DEC is currently assessing any impact on groundwater from soil contamination. Until the results of DEC's assessment are available, it is not possible to determine what, if any, response actions will be required at the facility.

      The Company has been identified as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, ("CERCLA") along with over 100 other entities, at the Ellis Road Site in Jacksonville, Florida. To date, the Company has paid approximately $45,000 toward the completion of various removal actions and soil clean up. EPA is evaluating the need for groundwater remediation which, if required, the Company does not believe will have a material impact on its earnings given its relatively small contribution of material to the site and the availability of other viable PRPs.

      The Company has been identified by EPA as a PRP under CERCLA at the Spectron Inc. Site located in Elkton, Maryland. The investigation of the site is still in the preliminary stages, and it is not yet possible to estimate the scope or cost of whatever remedial action may be required. However, based upon its very small contribution of material to the site and the large number of other viable PRPs, the Company does not believe this matter will have a material impact on its earnings.

      The Company is cooperating with environmental authorities in remedying various leaks and spills at several of its plants, primarily associated with underground storage tanks. Such actions are being conducted pursuant to procedures approved by the appropriate environmental authorities at a cost that is not significant, except for one project at the Company's Nalley's plant in Tacoma, Washington, where the cost of remediation is expected to be approximately $800,000. Approximately three-quarters of this amount has already been expended by the Company.

      Historically, expenditures for facilities related to protection of the environment have been made from the regular capital budget of Pro-Fac and such facilities were then leased to the Company pursuant to the facilities financing section of the Integrated Agreement. Expenditures related to environmental programs and facilities have not had, and are not expected to have, a material effect on the earnings of the Company.

      In fiscal 1994, total capital expenditures of Pro-Fac and the Company were $19.5 million, of which approximately $2.1 million was devoted to the construction of environmental facilities. The Company estimates that the capital expenditures for environmental control facilities, principally waste water treatment facilities, for the 1995 fiscal year will be approximately $2.7 million. However, there can be no assurance that expenditures will not be higher.

Employees:

      As of June 25, 1994, the Company had 4,325 full-time employees, of whom 2,750 were engaged in production and the balance in management, sales and administration. As of that date, the Company also employed approximately 1,000 seasonal and other part-time employees, almost all of whom were engaged in production. Most of the production employees are members of various labor unions. The Company believes its relationship with its employees is good.

Legal Proceedings:

      A grower has filed suit against the Company for damages resulting from defective seed which was purchased from Southern. The lawsuit alleges that the defective seed resulted in the loss of crops and acreage, and the grower is seeking $950,000 in damages. Management believes this claim is without merit and intends to vigorously defend its position. In addition, management anticipates that any material costs of settlement, if incurred, will be covered under its insurance policies.

      Other than this dispute, there are no material pending legal proceedings other than routine litigation incidental to the business to which either the Company or Pro-Fac is a party or to which any of their property is subject. Further, no such proceedings are known to be contemplated by governmental authorities.

                           DESCRIPTION OF PROPERTIES

      Historically, Pro-Fac has held title to, and leased to the Company, most of the processing facilities, warehouses and other plants and equipment (including equipment located in properties not owned by Pro-Fac) utilized in the Company's business. Nalley's Canada Ltd. owns the facility used in its business and the Company leases some facilities from third parties.

      In connection with the Acquisition, Pro-Fac transferred to Curtice-Burns all of the plants, other real property, and equipment previously owned by Pro-Fac and leased to Curtice-Burns. As a result, all plants, warehouses, office space and other facilities used by Curtice-Burns in its business are now either owned by Curtice-Burns or one of its subsidiaries or leased from third parties. Most of the properties owned by Curtice-Burns are subject to mortgages in favor of the Bank. In general, each division occupies a large facility in which its executive offices, a processing plant and warehouse space are located. Some divisions have additional processing plants located in rural areas that are convenient for the delivery of crops from Pro-Fac members and/or additional warehouse locations dispersed to facilitate the distribution of finished products. Curtice-Burns believes that its facilities are in good condition and suitable for the operations of the Company.

      Seven of the properties contributed by Pro-Fac are not being used for production by the Company and are held for resale. These properties are located in Denver, Colorado; Wall Lake, Iowa; Clifton, New Jersey; Alton, New York; South Dayton, New York; Rushville, New York; and Albany, Oregon.

      In July 1994, a plant operated by Southern, located in Montezuma, Georgia, was damaged by fire. All material costs associated with repairs to the facility and business interruption are anticipated to be covered under the Company's insurance policies.

      The following table describes all facilities leased or owned by the Company (other than the seven properties held for resale and certain public warehouses leased by the Company from third parties from time to time). Except as otherwise noted, each facility set forth below is owned by the Company.

                    Type of Property                                                                       Square
                      (By Division)                                            Location                     Feet
- --------------------------------------------------------------           --------------------             --------
COMSTOCK MICHIGAN FRUIT:

Office building, manufacturing plant and warehouse                        Benton Harbor, MI               239,252
Distribution center                                                       Coloma, MI                      400,000
Manufacturing plant and warehouse                                         Fennville, MI                   370,600
Warehouse                                                                 Sodus, MI                       243,138
Warehouse and office; public storage facility (1)                         Vineland, NJ                    198,000
Warehouse                                                                 Alton, NY                        60,060
Freezing plant; warehouse; office and dry storage                         Barker, NY                      150,100
Freezing plant                                                            Bergen, NY                      122,009
Cold storage and repack facility and public storage warehouse             Brockport, NY                   429,052
Cutting, curing and packaging plant                                       Gorham, NY                       55,534
Canning plant and warehouse; freezing plant                               Leicester, NY                   205,599
Distribution center and warehouse                                         LeRoy, NY                       137,300
Canning plant and warehouse; freezing plant                               Oakfield, NY                    203,403
Canning plant and warehouse                                               So. Dayton, NY                  151,140
Canning plant and warehouse                                               Red Creek, NY                   137,264
Cutting, curing and canning plant                                         Shortsville, NY                 103,686
Cutting and curing plant                                                  Waterport, NY                    21,626
Manufacturing plant                                                       Ridgway, IL                      50,000
Manufacturing plant                                                       North Bend, NE                   50,000

NALLEY'S FINE FOODS:

Office building, warehouse and tank farm                                  Enumclaw, WA                     87,313
Office building, manufacturing plant and warehouse                        Tacoma, WA                      438,000
Sales offices and distribution warehouse (1)                              Spokane, WA                      16,300
Parking lot and yards (1)                                                 Tacoma, WA                      162,570
Warehouses (1)                                                            Tacoma, WA                      254,000
Receiving and grading station (1)                                         Cornelius, OR                    11,700
Sales offices and distribution warehouses (1)                             Portland, OR                     14,365
Receiving and grading station (1)                                         Mount Vernon, WA                 30,206
Warehouse (1)                                                             Sea-Tac, WA                      13,950
Office, manufacturing plant and distribution warehouse (1)                Annacis Island, BC              108,000
Main office (1)                                                           Burnaby, BC                       8,350
Office building and warehouse (1)                                         Kelowna, BC                      15,900
Office, manufacturing plant and warehouse                                 Vancouver, BC                    48,000
Warehouse (1)                                                             Calgary, AB                      13,800
Warehouse (1)                                                             Edmonton, AB                      8,000

SOUTHERN FROZEN FOODS:

Office, freezing plant, cold storage and repackaging facility             Montezuma, GA                   545,942
Office, freezing plant and cold storage                                   Alamo, TX                       110,000

SNACK FOODS GROUP:

Office, plant and warehouse                                               Berlin, PA                      190,225
Administrative, plant, warehouse and distribution center (1)              Auburn, WA                       37,600
Office, plant and warehouse                                               Cincinnati, OH                  113,576
Warehouse (1)                                                             Elwood City, PA                   8,000

BROOKS FOODS:

Office building, canning plant and warehouse                              Mt. Summit, IN                  200,000

FINGER LAKES PACKAGING:
Can manufacturing plant                                                   Lyons, NY                       147,376

CORPORATE HEADQUARTERS:

Headquarters office (1) (Includes office space for CMF
  as well as Corporate Conference Center)                                 Rochester, NY                    62,500

(1) Leased from third parties, although certain related equipment is owned by the Company.

                            MANAGEMENT AND DIRECTORS

      Effective upon consummation of the Acquisition, Pro-Fac established a management structure for the Company, providing for a Board of Directors consisting of one management director, Pro-Fac Directors and Disinterested Directors. The number of Pro-Fac Directors is equal to the number of Disinterested Directors. The Chairman of the Board is a Pro-Fac Director. The initial management and directors are listed below. The Company may in the future expand the Board of Directors, but Pro-Fac has undertaken to cause the Company to maintain a Board on which the number of Pro-Fac Directors does not exceed the number of Disinterested Directors. Both the New Credit Agreement and the Indenture provide that there will be a Change of Control if, for a period of 120 consecutive days, the number of Disinterested Directors on the Board of Directors of the Company is less than the greater of (i) two and (ii) the number of directors of the Company who are Pro-Fac Directors.

     Upon consummation of the Acquisition, Roy A. Myers was elected as Chief Executive Officer. The Company intends to commence a search for a chief executive officer to succeed Mr. Myers. Although the Company believes that it will be able to find a qualified candidate to become chief executive officer, there can be no assurance as to how long such search will take. Mr. Myers has agreed to remain as Chief Executive Officer until his successor is found. The Company

Directors and Officers:

      Set forth below is certain information concerning the individuals who serve as directors and executive officers of the Company and the individuals who serve as presidents and chief executive officers of certain of the Company's divisions.

                                    Year of
          Name                       Birth                              Positions
- -------------------------------     -------      -----------------------------------------------------
Roy A. Myers(1)                      1931        Chief Executive Officer and Director

William D. Rice                      1934        Senior Vice President, Secretary and Treasurer

Stephen R. Wright                    1947        Senior Vice President -- Procurement

Patrick D. Lindenbach                1955        Executive Vice President of the Company and President
                                                   and Chief Executive Officer of Nalley's

Dennis M. Mullen                     1953        President and Chief Executive Officer of CMF

Thomas A. Collins                    1938        President and Chief Executive Officer of Southern

Eugene W. Hermenet                   1936        President and Chief Executive Officer of Brooks

Ronald R. Fithen                     1946        President and Chief Executive Officer of Finger Lakes

Robert V. Call, Jr.(2)               1926        Director and Chairman of the Board

Bruce R. Fox(2)                      1947        Director

Cornelius D. Harrington, Jr.(3)      1927        Director

Steven D. Koinzan(2)                 1948        Director

William B. McKnight, Jr.(3)          1945        Director

Frank M. Stotz(3)                    1930        Director

(1) Management director.

(2) Pro-Fac Director.

(3) Disinterested Director.

      Roy A. Myers has been the Chief Executive Officer and a Director of the Company since the completion of the Acquisition. Mr. Myers served as a Director and Executive Vice President of the Company from 1987 to the completion of the Acquisition (at which time he was appointed the Chief Executive Officer). He served as Vice President-Operations of the Company from 1985 to 1987 and as Vice President of the Company from 1983 to 1985. He has been an employee of the Company or a predecessor to the Company since 1955 in various other capacities including Industrial Relations Manager, Operations Manager and President of the Corporate Services Division. He was General Manager of Pro-Fac from 1987 until the completion of the Acquisition, having served as Assistant General Manager from 1983 to 1987.

      William D. Rice has been Senior Vice President Finance and Administra-tion of the Company since 1991, Secretary of the Company since 1989 and Treasurer of the Company since 1975. He was Vice President-Finance of the Company from 1969 to 1991. He has been Assistant Treasurer of Pro-Fac since 1970.

      Stephen R. Wright has been Senior Vice President -- Procurement of the Company since the completion of the Acquisition. He was Vice President -- Procurement for the Company from 1990 to November, 1994, having served as Director of Commodities and Administration Services for the Company from 1988 to 1990. He became General Manager of Pro-Fac in March 1995.

      Patrick D. Lindenbach has been an Executive Vice President of the Company since March 1993 and Division President and Chief Executive Officer of Nalley's since June 1990. He was Division President and Chief Executive Officer of Nalley's Canada Ltd. from 1988 to 1990. Prior to working at the Company, he held various positions at Kellogg Salada Canada Inc., Warner Lambert Canada, Inc. and Standard Brands Canada Ltd.

      Dennis M. Mullen has been President and Chief Executive Officer of CMF since March 1993. He was Senior Vice President and Business Unit Manager- Food Service of CMF from 1991 to 1993, and Senior Vice President-Custom Pack Sales for Nalley's from 1990 to 1991. Prior to employment with the Company, he was President and Chief Executive Officer of Globe Products Company.

      Thomas A. Collins has been President and Chief Executive Officer of Southern since 1990. He was Executive Vice President of Southern from 1989 to 1990, Vice President-Sales and Marketing of Southern from 1985 to 1989, Vice President, Marketing for Retail and Foodservice of Southern from 1981 to 1985 and Vice President, Foodservice Sales of Southern from 1975 to 1981.

      Ronald R. Fithen has been President and Chief Executive Officer of Finger Lakes since 1991. Prior to joining the Company in 1991, he was Plant Manager for Continental Can's largest manufacturing operation in St. Louis.

      Eugene W. Hermenet has been President and Chief Executive Officer of Brooks since 1978. He was Executive Vice President of Brooks from 1975 to 1978. He was President of Silver Floss from 1972 to 1975, Vice President of Silver Floss from 1971 to 1972 and Assistant to the President of Silver Floss from 1969 to 1971.

      Robert V. Call, Jr. has been a Director of the Company since the completion of the Acquisition. Mr. Call had been a Director of the Company since 1986 until completion of the Acquisition (at which time he resigned and was reappointed). He has been a Director of Pro-Fac since 1962. He was President of Pro-Fac from 1986 to March 27, 1995, having served as Treasurer from 1973 to 1984. He has been a member of Pro-Fac since 1961. He is a vegetable, fruit and grain farmer (My-T Acres, Inc., Batavia, NY).

      Bruce R. Fox has been a Director of the Company since the completion of the Acquisition. He has been a Director of Pro-Fac since 1974. He was Treasurer of Pro-Fac from 1984 until March 27, 1995, when he was elected President. He has been a member of Pro-Fac since 1974. Mr. Fox is a fruit and vegetable grower (N.J. Fox & Sons, Inc., Shelby, MI).

      Mr. Harrington, prior to his retirement, was President of the Bank of New England-West in Springfield, MA or a predecessor to the Bank of New England-West from 1978 to December 1990. He was Chief Executive Officer of the Bank of New England-West from 1984 to December 1990. Until 1987, he served as Chairman of the Board of Directors of BayState Medical Center in Springfield, MA. He has been a Director of the Farm Credit Bank of Springfield since January 1994.

      Steven D. Koinzan has been a Director of the Company since the completion of the Acquisition. He has been a Director of Pro-Fac since 1983. He was Secretary of Pro-Fac from March 1993 until March 27, 1995, when he was elected Treasurer. He has been a member of Pro-Fac since 1979. Mr. Koinzan is a popcorn, field corn and soybean farmer (Koinzan Farms; Norden, Nebraska).

      William B. McKnight, Jr. has been a Director of the Company since the completion of the Acquisition. Mr. McKnight is a management consultant.
He was Executive Vice President of the Nabisco Foods Group of RJR Nabisco, Inc. until 1993. He was President and Chief Executive Officer of the Nabisco Foods Company from 1988 to 1992 and President of the Biscuit Division of the Nabisco Foods Group from 1986 to 1988. Mr. McKnight was President of the Grocery Division of the Nabisco Foods Group from 1984 to 1986, President of the Grocery Products Division from 1982 to 1984 and Vice President, Marketing of the Special Products Division from 1981 to 1982. From 1968 to 1981, he held various management positions at General Mills, Inc. Mr. McKnight has been a Director of VideOcart, Inc. since 1989 and a Director of Ghirardelli Chocolate Company since 1991. He is a member of the Executive Committee of The Kenyon College Fund and St. Clare's Riverside Hospital.

      Frank M. Stotz has been a Director of the Company since the completion of the Acquisition. Mr. Stotz retired in 1994 from his position as Senior Vice President -- Finance of Bausch & Lomb Incorporated. Before joining Bausch & Lomb in that capacity in 1991, Mr. Stotz was a partner with Price Waterhouse. He joined Price Waterhouse in Chicago in 1954, was admitted to partnership in 1966 and retired from the firm in 1991 to join Bausch & Lomb. From 1980 to 1991, he was partner in charge of the Rochester office of Price Waterhouse. Mr. Stotz serves on the Boards of Trustees of St. John Fisher College, The Genesee Hospital, The Rochester Center for Governmental Research and The Automobile Club of Rochester. He is also a member of the Bishop's Council of the Catholic Diocese of Rochester.

Term of Office:

      All directors of the Company will hold office from the date of election until the next annual meeting of shareholders or until their successors are duly elected and qualified. Each executive officer of the Company will hold office from the date of election until his successor is elected or appointed.

                                                  Pro-Fac

Directors and Executive Officers:

      Set forth below is certain information concerning the individuals who serve as directors and executive officers of Pro-Fac.

                                         Date
         Name                          of Birth                       Positions
- ------------------------               --------         ----------------------------------
Bruce R. Fox                            1947            President and Director
Albert P. Fazio                         1936            Vice President and Director
Steven D. Koinzan                       1948            Treasurer and Director
Tommy R. Croner                         1942            Secretary and Director
Stephen R. Wright                       1947            General Manager
William D. Rice                         1934            Assistant Treasurer
Thomas R. Kalchik                       1947            Vice President of Member Relations
Dale W. Burmeister                      1940            Director
Robert V. Call, Jr.                     1926            Director
Glen Lee Chase                          1937            Director
Kenneth A. Mattingly                    1948            Director
Allan D. Mitchell                       1927            Director
Allan W. Overhiser                      1960            Director
Paul E. Roe                             1939            Director
Edward L. Whitaker                      1926            Director

      Bruce R. Fox has been a Director of Pro-Fac since 1974. For information regarding Mr. Fox, see "Management -- The Company -- Directors and
Officers."

      Albert P. Fazio has been a Director of Pro-Fac since 1976. He was Vice President of Pro-Fac between March 1993 and acted as President from January 28, 1995 to March 27, 1995. He has been a member of Pro-Fac since 1975.
He was Secretary of Pro-Fac from 1991 to 1993. Mr. Fazio is a vegetable, grain and livestock farmer (New Columbia Garden Co., Inc.; Vancouver, Washington). Mr. Fazio also operates a sand and gravel business (Fazio
Bros. Sand Co.; Vancouver, Washington).

      Steven D. Koinzan has been a Director of Pro-Fac since 1983. For information regarding Mr. Koinzan, see "Management -- The Company -- Directors and Officers."

      Tommy R. Croner has been a Director of Pro-Fac since 1985 and a member of Pro-Fac since 1973. He was elected Secretary on March 27, 1995. Mr. Croner is a dairy and potato farmer (T-Rich Inc.; Berlin, Pennsylvania).

      William D. Rice has been Assistant Treasurer of Pro-Fac since 1970. For information regarding Mr. Rice, see "Management -- The Company -- Directors and Officers."

      Stephen R. Wright has been General Manager of Pro-Fac since March 1995, having previously served as Assistant General Manager since November 1994. For information regarding Mr. Wright, see "Management -- The Company -- Directors and Officers."

      Thomas R. Kalchik has served as Vice President of Member Relations of Pro-Fac since June 1990 and Assistant Secretary of Pro-Fac since 1983. Mr.

Kalchik was  Director of Member  Relations  of Pro-Fac  from August 1983 to June
1990.

      Dale W. Burmeister has been a Director of Pro-Fac since 1992 and a member of Pro-Fac since 1974. Mr. Burmeister is a fruit and vegetable grower (Lakeshore Farms, Inc.; Shelby, Michigan).

      Robert V. Call, Jr. has been a Director of Pro-Fac since 1962. For information regarding Mr. Call, see "Management -- The Company -- Directors and Officers."

      Glen Lee Chase has been a Director of Pro-Fac since 1989 and a member of Pro-Fac since 1984. Mr. Chase is a peanut, poultry, grain and vegetable farmer (Chase Farms Inc.; Oglethorpe, Georgia).

      Kenneth A. Mattingly has been a Director of Pro-Fac since 1993 and a member of Pro-Fac since 1978. Mr. Mattingly is a vegetable and grain farmer (M-B Farms Inc.; LeRoy, New York).

      Allan D. Mitchell has been a Director of Pro-Fac since 1975 and a member of Pro-Fac since 1961. He was Secretary of Pro-Fac from 1985 to 1990. Mr. Mitchell is a fruit grower (North Rose, New York).

      Allan W. Overhiser has been a Director of Pro-Fac since March 1994 and a member of Pro-Fac since 1984. Mr. Overhiser is a fruit farmer (A.W. Overhiser Orchards; South Haven, Michigan).

      Paul E. Roe has been a Director of Pro-Fac since 1986 and a member of Pro-Fac since 1961. Mr. Roe is a vegetable, grain and dry bean farmer (Roe Acres, Inc.; Bellona, New York).

      Edward L. Whitaker has been a Director of Pro-Fac since 1992 and a member of Pro-Fac since 1988. Mr. Whitaker is a farm land owner and a popcorn grower (Forest City, Illinois).

Term of Office:

      Directors of Pro-Fac are elected for three-year terms. Officers of Pro-Fac are elected for one-year terms.

                             EXECUTIVE COMPENSATION

The Company:

      The following table shows the cash compensation and certain other components of the compensation of the chief executive officer and the four other most highly compensated executive officers of the Company earned during fiscal years ended June 25, 1994, June 26, 1993 and June 26, 1992.

                           Summary Compensation Table

                                                            Annual                      Long-Term
                                                         Compensation(1)               Compensation         Deferred
                                                --------------------------------          Awards             Profit
Name and Principal Position                     Year      Salary        Bonus(2)        Options(3)         Sharing(4)
- ------------------------------                  ----     --------       --------       -------------       ----------
J. William Petty (5)                            1994     $406,369       $219,440               --           $13,323
  Chief Executive Officer and                   1993      322,498        148,739           66,800                 --
    Director                                    1992      283,134         73,803           11,785                 --

Roy A. Myers                                    1994     $228,615       $101,231               --           $ 7,886
  Executive Vice President and                  1993      219,969         35,943           18,200                 --
    Director (6)                                1992      211,467             --            3,460                 --

Patrick D. Lindenbach                           1994     $189,083       $ 66,438               --           $ 6,403
  Executive Vice President and                  1993      166,779        102,152           12,700                 0
    President & Chief Executive                 1992      145,206         84,569            1,154                 0
      Officer, Nalley's

William D. Rice                                 1994     $230,912       $102,248               --           $ 7,933
  Senior Vice President,                        1993      222,700         36,389           19,500                --
    Secretary and Treasurer                     1992      215,494             --            3,403                --

Dennis M. Mullen                                1994     $170,128       $101,643               --           $ 5,761
  President and Chief Executive                 1993      151,880         98,531           10,200                --
    Officer, CMF                                1992      134,369         57,217               --                --

(1) No named executive officer has received personal benefits during the listed years in excess of the lesser of $50,000 or 10 percent of annual salary.

(2) Pursuant to the Management Incentive Plan of the Company (the "Incentive Plan"), additional compensation is paid if justified by the activities of the officers and employees eligible under the Incentive Plan and by the earnings of the Company and Pro-Fac.

(3)    Fiscal 1992 options are net of cancelled options as follows:

                                                        Granted                             Cancelled
                                               -------------------------            ------------------------
                                               Shares          Per Share            Shares         Per Share
                                               ------          ---------            ------         ---------
            J. William Petty                   23,485            $10.25             11,700          $15.375
            Roy A. Myers                       12,460             10.25              9,000           15.375
            Patrick D. Lindenbach               6,554             10.25              5,400           15.375
            William D. Rice                    12,803             10.25              9,400           15.375

(4) The deferred profit sharing program (the "Profit Sharing Plan") is a defined contribution plan, which is dependent upon the financial success of the Company.

(5) Mr. Petty resigned as a Director and the Chief Executive Officer of the Company upon completion of the Acquisition.

(6) Mr. Myers has been a Director and the Chief Executive Officer of the Company since completion of the Acquisition.

      Retirement Plans:

           The Company's Master Salaried Retirement Plan (the "Pension Plan") provides defined retirement benefits for its officers and all salaried and clerical personnel. The compensation upon which the pension benefits are determined for the named executive officers of the Company is included in the salary column of the Summary Compensation Table.

           For retirement before age 65, the annual benefits are reduced by an amount, depending upon the participant's date of birth, for each year prior to age 65 at which such retirement occurs so that if retirement occurs at age 55, the benefits are 70 percent of those payable at age 65 for any participant whose date of birth precedes January 1, 1938, and 61 percent for any participant whose of date of birth is January 1, 1938 or later.

           The number of years of credited participation under the Company's Pension Plan as of June 25, 1994, of the executive officers listed in the Summary Compensation Table are as follows: J. William Petty, 10; Roy A.

      Myers, 32; Patrick D. Lindenbach, 4; William D. Rice, 22; and Dennis M. Mullen, 4.

           The Company's Excess Benefit Retirement Plan serves to provide employees with the same retirement benefit they would have received from the Pension Plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Code, which was $150,000 on January 1, 1994, having been revised in the 1992 Omnibus Budget Reform Act.

           The following table shows the estimated pension benefits payable to a covered participant, at age 65, at the specified final average pay, and years of credited service levels under the Pension Plan and the Excess Benefit Retirement Plan.

                               Pension Plan Table

                                               Years of Service
        Final              ----------------------------------------------------------------------------------
     Average Pay             15                 20                 25                 30                35
     -----------           -------           --------           --------           --------          --------

       $125,000            $22,607           $ 29,558           $ 36,490           $ 43,446          $ 50,645
        150,000             27,857             36,558             45,240             53,946            62,895
        175,000             33,107             43,558             53,990             64,446            75,145
        200,000             38,357             50,558             62,740             74,946            87,395
        225,000             43,607             57,558             71,490             85,446            99,645
        250,000             48,857             64,558             80,240             94,946           111,895
        275,000             54,107             71,558             88,990            106,446           124,145
        300,000             59,357             78,558             97,740            116,946           136,395
        350,000             69,857             92,558            115,240            137,946           160,895
        400,000             80,357            106,558            132,740            158,946           185,395

           The benefits listed on the Pension Plan Table are not subject to any deduction for Social Security.

           The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") to ensure that key executives affected by joining the Company at mid-career will receive levels of retirement income reasonably related to their service and compensation and reflecting their contribution to the success of the Company.

      Change of Control Provisions of Severance and Other Benefit Plans:

           The Company has adopted the Key Executive Severance Plan concerning certain key employees and executive officers (the "KESP"). The KESP provides salary and benefit continuation to designated executives (including the named executives listed in the Summary Compensation Table) in the event their employment is terminated within a specified period after a change of control of the Company, as such term is defined in the KESP. The completion of the Acquisition constituted a change of control under the KESP as of November 3, 1994. As part of the Acquisition, Mr. Petty has resigned.

           Because of the completion of the Acquisition, the term of the KESP is extended through November 3, 1996. The KESP cannot be terminated during this two-year period. The KESP provides for salary and benefit continuation upon a designated executive's termination, other than for cause, as follows: one year of salary and benefit continuation for Messrs. Petty, Myers and Rice; two years of salary and benefit continuation for the other designated executives including Messrs. Lindenbach and Mullen, or until the executive (other than Mr. Petty) obtains other employment at an annual salary not less than 75 percent of his annual salary at termination, whichever occurs first.

           Under the terms of the KESP, Mr. Petty was entitled to a minimum supplemental retirement benefit equal to 50 percent of his salary as of the Closing Date, less all other sources of retirement income including his supplemental retirement benefit under the SERP. Messrs. Myers and Rice would be entitled to a supplemental retirement benefit equal to the benefit they would receive from the Pension Plan if they continue working until age 65 at their current salary level, less their actual retirement benefit from such Plan. In all cases, the supplemental retirement benefits begin at the end of the salary and benefit continuation period. Also, upon completion of the Acquisition all stock options granted prior to February 15, 1993 became exercisable. However, with the exception of Mr. Petty's stock options, the vesting of stock options was accelerated only to the extent that such acceleration would not result in an excise tax under the Code. Upon completion of the Acquisitions payments were made by the Company to the designated executives in connection with the cancellation of exercisable stock options.

           If any excise tax is imposed on Mr. Petty in respect to payments under these agreements and the accelerated vesting of stock options, the Company will pay to Mr. Petty an amount that will net him the same sum as he would have retained if the excise tax did not apply. See "Certain Transactions -- Golden Parachutes/Severance in Connection With the Acquisition."

           The Profit Sharing Plan and the Incentive Plan also contain a change of control provision pursuant to which, in the event of a change of control of the Company, participants in such plans who are terminated within two years following a change in control are entitled to benefits earned under such plans for the fiscal year of their termination on a pro rata basis for the part of the year they were employed.

      Executive Stock Options:

           The following table provides information on unexercised stock options held as of the end of the fiscal year by the named executive officers. No options were exercised by the named executive officers during the fiscal year ended June 25, 1994. For certain amounts paid to the named executive officers on account of cancelled options in connection with the consummation of the Acquisition, see "Certain Transactions - Golden Parachutes/Severance in Connection With the Acquisition."

                    Aggregated Fiscal Year End Option Values

                                                                                       Value of Unexercised
                                         Number of Unexercised                             In-The-Money
                                     Options at Fiscal Year End(1)                 Options at Fiscal Year End(2)
                                 ------------------------------------         --------------------------------------
      Name                       Exercisable            Unexercisable         Exercisable              Unexercisable
      ----                       -----------            -------------         -----------              -------------
J. William Petty                  $59,038                  $49,474              $175,674                  $140,047
Roy A. Myers                       26,836                   15,904                61,773                    53,613
Patrick D. Lindenbach              17,145                   10,242                35,227                    31,955
William D. Rice                    27,632                   16,821                64,573                    56,046
Dennis M. Mullen                    4,080                    6,120                 8,160                    12,240

(1) Fair market value of the Company's Class A Common Stock on June 25, 1994 was $16.625.

(2) Value of unexercised options equals the fair market value of the shares underlying in-the-money options at June 25, 1994 ($16.625), less exercise price, times the number of options outstanding.

      Subject to certain limited exceptions, the Company will maintain in effect for at least one year after the effective time of the Merger all existing employee benefit plans (except stock-related plans) and will honor all deferred compensation arrangements for current and former executive officers of the Company. Upon the effective time of the Merger, all stock option plans, and the provisions of any other benefit plan calling for the issuance of stock by the Company, were terminated.

Directors Compensation:

      In fiscal 1994, non-employee directors who were designated by either Pro-Fac or Agway received an annual stipend of $6,000 per year, plus $200 per day for attending Board or Committee meetings. In fiscal 1994, all other outside directors, Messrs. Blazin and Tiedemann and Ms. Ford, received $18,000 in addition to $600 per day. The Chairman of the Board receives a fixed amount in lieu of the standard attendance fees and annual stipend. During fiscal 1994, Mr. Pease received $24,700 for the fiscal year as Chairman of the Board. Directors who are also officers of the Company or Agway were not paid directors' fees. Directors of the Company will continue to be compensated according to the same terms. Due to the consummation of the Acquisition, there will no longer be any directors designated by Agway.

Pro-Fac:

      Pro-Fac does not compensate its executive officers. However, under the Integrated Agreement, which has been superseded by the Pro-Fac Marketing Agreement, Pro-Fac had reimbursed the Company annually for the salaries and expenses of the Company employees who performed Pro-Fac membership relations functions. Under the Pro-Fac Marketing Agreement, the Company will continue to manage the business and affairs of Pro-Fac and provide all personnel and systems required for its management, and Pro-Fac will pay the Company a quarterly fee of $25,000 for these services.

      For fiscal 1994, the salary expense paid by Pro-Fac was $180,000 and the employee expense (travel and telephone) was $68,000. Each director of Pro-Fac receives an annual fee of $6,000 (except the President who receives $12,000) plus an additional fee of $200 per day (except the President who receives $400) for attendance at board and other designated meetings. Pro-Fac directors are also reimbursed for their out-of-pocket expenses.

      Pro-Fac has no pension or retirement plan under which retirement benefits are proposed to be paid to any of its officers or directors.

                              CERTAIN TRANSACTIONS

Borrowings by Pro-Fac:

      The Indenture governing the Notes permits the Company to make demand loans to Pro-Fac for working capital purposes in amounts not exceeding $10.0 million at any time outstanding, each such loan to bear interest at a rate equal to the rate in effect on the date of such loan under the Seasonal Facility. The loan balance must be reduced to zero for a period of not less than 15 consecutive days in each fiscal year. Except for the foregoing provision and except for Pro-Fac's guarantee of the Notes and the New Credit Agreement, as long as Pro-Fac has the right to borrow under the Pro-Fac Marketing Agreement, the Indenture does not permit Pro-Fac to incur any other Indebtedness.

Equity Ownership in Springfield Bank For Cooperatives:

      As part of its historical lending arrangements with the Bank, which is a cooperative, Pro-Fac made investments in the Bank. Pro-Fac made these investments through (i) a capital purchase obligation equal to a percentage, set annually based on the Bank's capital needs, of its interest paid to the Bank and
(ii) a patronage rebate on interest paid by Pro-Fac to the Bank based on the Bank's earnings, which is paid in cash and capital certifi- cates. The investments in the Bank are capital certificates that are redeemed by the Bank, currently beginning six years after issuance in four quarterly installments. As of June 25, 1994, the amount of Pro-Fac's investment in the Bank was approximately $20.9 million. Pursuant to its capital purchase obligation, Pro-Fac increased its investment in the Bank by $2.5 million, $2.6 million and $2.6 million in fiscal 1992, 1993 and 1994, respectively. Amounts paid to Pro-Fac on account of dividends and the redemption of capital certificates in connection with such investment were $2.2 million, $2.5 million and $3.1 million in fiscal 1992, 1993 and 1994, respectively. In connection with the Acquisition, Pro-Fac contributed its investment in the Bank to the capital of the Company. Robert V. Call, Jr., a director and executive officer of Pro-Fac and a director of the Company, and was also a director of the Bank until the Bank consolidated with the Farm Credit Bank of Springfield and CoBank effective January 1, 1995 to form an Agricultural Credit Bank named CoBank ACB.

Golden Parachutes/Severance in Connection With the Acquisition:

      The completion of the Acquisition constituted a change of control under the KESP thereby causing the KESP to remain in effect until November 3, 1996. The KESP provides ten executive officers of the Company with salary and benefit continuation in the event of their termination within two years of the Acquisition. Under the KESP, certain executives are provided with two years of salary and benefit continuation and the other executives with up to twelve months of salary and benefit continuation if they are terminated for reasons other than "cause" or resign for "good reason" within the term of the KESP. In addition, the KESP permits Mr. Petty and Mr. Lindenbach to receive severance benefits if they voluntarily resign from the Company during the term of the KESP.

      Upon consummation of the Acquisition, Mr. Petty resigned from the Company. Under the KESP, Mr. Petty will receive salary continuation for one year of approximately $424,000, less earned income from other sources of employment, an annual supplemental retirement benefit for his life of approximately $58,000 and benefits continuation for one year with a value of approximately $4,500. These benefits to Mr. Petty are in addition to the projected annual benefits payable under the SERP. See "Executive Compensation -- Retirement Plans."

      In the event Mr. Lindenbach exercises his right to resign voluntarily from the Company during the remaining term of the KESP, his benefits would include salary continuation for two years with a present value of approximately $370,000 in the aggregate, and benefit continuation for two years with a present value of approximately $11,000 in the aggregate.

      Messrs. Myers, Mullen and Rice also participate in the KESP. Under the KESP, none of these executives will be entitled to benefits unless his employment with the Company is terminated for reasons other than "cause" or he resigns for "good reason" within two years of the Acquisition.

      Although not technically severance plans, the Profit Sharing Plan and Incentive Plan provide that, in a change of control situation, a pro rata portion of annual awards will be granted to terminated executives for the year of termination.

      The payments made by the Company to the named executive officers set forth in the Summary Compensation Table in connection with the cancellation pursuant to the Merger Agreement of certain options granted to such officers pursuant to the Company's stock option plans, which options were exercisable at prices less than $19.00 per share, were as follows: J. William Petty, $340,856; Roy A. Myers, $148,342; Patrick D. Lindenbach, $85,545; William D. Rice, $154,231; and Dennis M. Mullen, $17,850.

Sale of Crops To Pro-Fac:

      Each of the members of Pro-Fac sells crops to Pro-Fac pursuant to a general marketing agreement between such member and Pro-Fac, which crops in turn are sold to the Company pursuant to the Pro-Fac Marketing Agreement. Prior to consummation of the Acquisition, these crops were sold to the Company pursuant to the Integrated Agreement. During fiscal 1994, the following directors and executive officers of Pro-Fac and beneficial owners of more than 5 percent of Pro-Fac's common stock, directly or through sole proprietorships or corporations, sold crops to Pro-Fac for the following aggregate amounts:

(Dollars in Millions)

                                                                                     Aggregate Amount
                                                 Relationship                        Paid in Fiscal
   Name                                            to Pro-Fac                              1994
- -----------                                      ------------                        ----------------
Dale E. Burmeister(1)                            Director                                  $0.1
Robert V. Call, Jr.(2)                           Director                                   2.0
Glen Lee Chase(3)                                Director                                   0.1
Tommy R. Croner(4)                               Director and Secretary                     0.2
Albert P. Fazio(5)                               Director and Vice President                0.2
Bruce R. Fox(6)                                  Director and President                     0.4
Steven D. Koinzan                                Director and Treasurer                     0.1
Kenneth A. Mattingly(7)                          Director                                   0.4
Paul E. Roe(8)                                   Director                                   0.2
Cherry Central Cooperative, Inc.                 Stockholder                                2.1
Michigan Blueberry Growers Assoc                 Stockholder                                2.5

(1) Paid to Lakeshore Farms, Inc., which is 100 percent beneficially owned by Mr. Burmeister.

(2)    Paid to My-T Acres, Inc., which is 20 percent beneficially owned by Mr.
       Call.

(3) Paid to Chase Farms, Inc., which is 96 percent beneficially owned by Mr. Chase.

(4)    Paid to T-Rich, Inc., which is 50 percent beneficially owned by Mr.
       Croner.

(5) Paid to New Columbia Garden Co., Inc., which is 30 percent beneficially owned by Mr. Fazio.

(6)    Paid to N.J. Fox & Sons, which is 33 percent beneficially owned by Mr.
       Fox.

(7) Paid to M-B Farms, Inc., which is 50 percent beneficially owned by Mr. Mattingly.

(8)    Paid to Roe Acres, Inc., which is 100 percent beneficially owned by Mr.
       Roe.

Other Transactions With Directors and Officers of Pro-Fac:

      In fiscal 1994, CMF paid My-T Acres, Inc. $0.2 million for commercial harvesting and hauling services and $0.1 million for crops (not covered by the Integrated Agreement). Robert V. Call, Jr. is a Director of Pro-Fac, Chairman of the Board of the Company, and the President and a 20 percent beneficial owner of My-T Acres, Inc.

      In fiscal 1994, the Company paid T-Rich, Inc. $0.1 million for solid waste removal services provided to Snyder. Tommy R. Croner is a Director and Secretary of Pro-Fac and is the President and a 50 percent beneficial owner of T-Rich, Inc.

      In fiscal 1994, Pro-Fac paid N.J. Fox & Sons, Inc. $0.4 million for storage, handling, hydrocooling and trucking services. Bruce R. Fox is a Director and the President of Pro-Fac, a Director of the Company, and the President and a 33 percent beneficial owner of N.J. Fox & Sons.

      In fiscal 1994, CMF paid H&M Harvesting $0.2 million for harvesting services. M-B Farms Inc. is a 50 percent partner of H&M Harvesting. Kenneth A. Mattingly is a Director of Pro-Fac and the President and a 50 percent beneficial owner of M-B Farms Inc.

      In fiscal 1994, CMF paid Roe Acres, Inc. $0.2 million for harvesting services. Paul E. Roe is a Director of Pro-Fac and the President and sole stockholder of Roe Acres, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of April 28, 1995, with respect to (i) each person known by Pro-Fac to own beneficially 5 percent or more of any class of Pro-Fac's voting securities, (ii) each director and executive officer of Pro-Fac and (iii) all directors and executive officers of Pro-Fac as a group.

                                                      Title             Amount and Nature of                  Percent of
             Name                                    of Class          Beneficial Ownership(A)                 Class(B)
- --------------------------------                     --------          -----------------------                ----------
Cherry Central Cooperative, Inc.                     Common                       383,942                        20.71%
   P.O. Box 988                                      Preferred                     41,638                         1.37%
   Traverse City, MI 49685

Michigan Blueberry Growers Assoc.                    Common                       116,400                         6.28%
  P.O. Drawer B                                      Preferred                     93,200                         3.06%
  Grand Junction, MI 49056

Dale E. Burmeister                                   Common                         2,918(c)                      0.16%
                                                     Preferred                        703(c)                      0.02%
                                                                                    8,490                         0.28%

Robert V. Call, Jr.                                  Common                        36,800(d)                      1.99%
                                                     Preferred                     23,702(d)                      0.78%
                                                                                   13,088(e)                      0.43%
                                                                                    5,361(f)                      0.18%
                                                                                    1,506                         0.05%

Glen Lee Chase                                       Common                         9,472(g)                      0.51%
                                                     Preferred                      4,962(g)                      0.16%

Tommy R. Croner                                      Common                         7,026(h)                      0.38%
                                                     Preferred                     10,076(i)                      0.33%

                                  (Continued)

             Name                                    of Class          Beneficial Ownership(A)                 Class(B)
- --------------------------------                     --------          -----------------------                 --------
Albert P. Fazio                                      Common                         8,000(j)                      0.43%
                                                     Preferred                      8,430(j)                      0.28%

Bruce R. Fox                                         Common                        20,222(k)                      1.09%
                                                     Preferred                      8,572(k)                      0.28%
                                                                                    3,902(l)                      0.13%
                                                                                    1,085                         0.04%

Thomas R. Kalchik                                    Preferred                        328(n)                      0.01%

Steven D. Koinzan                                    Common                         7,140                         0.39%
                                                     Preferred                      1,924                         0.06%

Kenneth A. Mattingly                                 Common                         4,645(m)                      0.25%
                                                     Preferred                      3,147(m)                      0.10%

Allan D. Mitchell                                    Common                            78                         0.00%
                                                     Preferred                      1,674(n)                      0.06%
                                                                                    5,006                         0.16%

Allan W. Overhiser                                   Common                         1,139(o)                      0.06%
                                                     Preferred                      1,512(o)                      0.05%

Paul E. Roe                                          Common                        12,851(p)                      0.69%
                                                     Preferred                      3,160(p)                      0.10%

Edward L. Whitaker                                   Common                           240                         0.01%
                                                     Preferred                        117                         0.00%
Stephen Wright                                       Preferred                        840                         0.03%

All directors and officers
   as a group                                        Common                       110,531                         5.96%
                                                     Preferred                    107,585                         3.54%

(a) Certain of the directors named above may have the opportunity, along with the other members producing a specific crop, to acquire beneficial ownership of additional shares of the common stock of Pro-Fac within a period of approximately 60 days commencing February 1, 1995 if Pro-Fac determines that a permanent change is required in the total quantity of that particular crop.

(b) In the above table, each director who has direct beneficial ownership of common or preferred shares by reason of being the record owner of such shares has sole voting and investment power with respect to such shares, while each director who has direct beneficial ownership of common or preferred shares as a result of owning such shares as a joint tenant has shared voting and investment power regarding such shares. Each director who has indirect beneficial ownership of common or preferred shares resulting from his status as a shareholder or a partner of a corporation or partnership which is the record owner of such shares has sole voting and investment power if he controls such corporation or partnership. If he does not control such corporation or partnership, he has shared voting and investment power. Pro-Fac does not believe that the percentage ownership of any such corporation or partnership by a director is material, since in the aggregate no director beneficially owns in excess of 5 percent of either the common or preferred shares of Pro-Fac.

(c)    Record ownership by Lakeshore Farms, Inc.

(d)    Record ownership by My-T Acres, Inc.

(e)    Record ownership by My-T Acres, Inc.  Employee Profit-Sharing Plan

(f)    Record ownership by Call Farms, Inc.

(g)    Record ownership by Chase Farms, Inc.

(h)    Record ownership by Richard Croner & Son

(i)    Record ownership by T-Rich, Inc.

(j)    Record ownership by New Columbia Garden Co., Inc.

(k)    Record ownership by N.J. Fox & Sons, Inc.

(l)    Record ownership by K. Fox

(m)    Record ownership by M-B Farms, Inc.

(n)    Record ownership jointly with spouse

(o)    Record ownership by A.W. Overhiser Orchards

(p)    Record ownership by Roe Acres, Inc.

                                 LEGAL OPINION

      The validity of the securities offered hereby has been passed upon for Pro-Fac by Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, New York 14604.

                                    EXPERTS

      The consolidated financial statements and financial statement schedules of Curtice-Burns Foods, Inc. and the financial statements and financial statement schedules of Pro-Fac Cooperative, Inc. at June 25, 1994 and June 26, 1993 and for each of the three years in the period ended June 25, 1994, included in the Prospectus, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants (which reports contain an explanatory paragraph relative to disputes between Curtice-Burns Foods, Inc. and Pro-Fac Cooperative, Inc.), given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


    ITEM                                                                   Page
- -------------                                                              ----
Curtice-Burns Foods, Inc. and Consolidated Subsidiaries:
   Report of Independent Accountants                                        F-2
   Consolidated Financial Statements for the years ended
      June 25, 1994, June 26, 1993 and June 26, 1992:
      Consolidated Statement of Operations and
         Retained Earnings                                                  F-3
      Consolidated Balance Sheet                                            F-4
      Consolidated Statement of Cash Flows                                  F-5
      Notes to Consolidated Financial Statements                            F-6
   Consolidated Financial Statements (Unaudited)
      for the nine months ended March 25, 1995 and
         March 26, 1994:
      Consolidated Statement of Operations (Predecessor
        6/26/94 - 11/3/94; Successor 11/4/94 - 3/25/95)                     F-26
      Consolidated Balance Sheet                                            F-27
      Consolidated Statement of Cash Flows                                  F-28
      Notes to Consolidated Financial Statements                            F-29

Pro-Fac Cooperative, Inc.:
   Report of Independent Accountants                                        F-37
   Financial Statements for the years ended
      June 25, 1994, June 26, 1993 and June 26, 1992:
      Consolidated Statement of Net Proceeds                                F-38
      Consolidated Balance Sheet                                            F-39
      Consolidated Statement of Cash Flows                                  F-40
      Statement of Changes in Shareholders' and Members'
         Capitalization                                                     F-41
      Notes to Consolidated Financial Statements                            F-42
   Financial Statements (Unaudited)
      for the nine months ended March 25, 1995 and
         March 26, 1994:
      Consolidated Statement of Net Proceeds                                F-55
      Consolidated Balance Sheet                                            F-56
      Consolidated Statement of Cash Flows                                  F-58
      Notes to Consolidated Financial Statements                            F-60

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and
Board of Directors of
CURTICE-BURNS FOODS, INC.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows
present  fairly,   in  all  material   respects,   the  financial   position  of
Curtice-Burns Foods, Inc. and its subsidiaries at June 25, 1994 and June 26, 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 25, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      As discussed in NOTES 2 and 4 to the consolidated financial statements, several disputes currently exist between Pro-Fac Cooperative, Inc. and the Company. The Company has requested arbitration to resolve the disputes with Pro-Fac Cooperative, Inc. Additionally, two competing offers to acquire the outstanding common stock of the Company have been made.

PRICE WATERHOUSE LLP

Rochester, New York
August 10, 1994 (Except as to NOTE 3, which is as of September 22, 1994)

                           Curtice-Burns Foods, Inc.
           Consolidated Statement of Operations and Retained Earnings


(Dollars in Thousands Except Share Data)

                                                                              Fiscal Years Ended
                                                                     -------------------------------------------
                                                                       1994               1993              1992
                                                                     --------           --------          ------
Net sales                                                            $829,116           $878,627          $896,931
Costs and expenses:
   Cost of sales                                                      592,621            632,663           652,347
   Restructuring including net (gain)/loss
      from division disposals                                          (7,768)            61,037                --
   Change in control expenses                                           3,500                 --                --
   Other selling, administrative and
      general expenses                                                186,934            207,119           201,327
   Interest expense:
      Interest expense on Pro-Fac related
         borrowings                                                    15,617             16,515            19,869
      Interest expense on other debt                                    2,667              3,047             3,558
      Less capitalized interest                                           (79)               (12)             (592)
                                                                     --------           --------          --------
         Total interest expense                                        18,205             19,550            22,835
                                                                     --------           --------          --------
Total costs and expenses                                              793,492            920,369           876,509
                                                                     --------           --------          --------
Pretax earnings/(loss) before dividing
   with Pro-Fac                                                        35,624            (41,742)           20,422
Pro-Fac share of (earnings)/loss                                      (16,849)            21,800            (9,505)
                                                                     --------           --------          --------

Income/(loss) before taxes                                             18,775            (19,942)           10,917
Provision for taxes                                                    (8,665)            (3,895)           (4,769)
                                                                     --------           --------          --------

Net income/(loss)                                                      10,110            (23,837)            6,148
Retained earnings at beginning of period                               53,541             82,882            80,849
Less cash dividends declared ($.64, $.64, and
   $.48 per share, respectively)                                       (5,530)            (5,504)           (4,115)
                                                                     --------           --------          --------

Retained earnings at end of period                                   $ 58,121           $ 53,541          $ 82,882
                                                                     ========           ========          ========
Earnings per share                                                   $   1.17           $  (2.77)         $    .71
                                                                     ========           ========          ========

The accompanying notes are an integral part of these financial statements.

                           Curtice-Burns Foods, Inc.
                           Consolidated Balance Sheet

(Dollars in Thousands Except Share Data)

                                                                                             June 25,      June 26,
                                                                                               1994          1993
                                                                                             --------      --------
ASSETS
Current assets:
   Cash                                                                                      $  2,928      $  6,516
   Accounts receivable trade, less allowances for bad
       debts of $1,066 and $801, respectively                                                  57,640        63,160
   Accounts receivable, other                                                                   8,460         8,151
   Income taxes refundable                                                                        237            --
   Current deferred taxes receivable                                                           10,487         7,561
   Inventories --
       Finished goods                                                                         108,538       110,772
       Raw materials and supplies                                                              46,721        58,704
                                                                                             --------      --------
         Total inventories                                                                    155,259       169,476
                                                                                             --------      --------
   Prepaid manufacturing expense                                                                8,190         7,164
   Prepaid expenses and other current assets                                                    4,305         4,920
                                                                                             --------      --------
         Total current assets                                                                 247,506       266,948
Net property, plant, and equipment leased from Pro-Fac                                        141,322       173,513
Other property, plant, and equipment, net                                                      26,194        18,939
Goodwill and other intangibles, less amounts financed
   and accumulated amortization of $10,335 and $8,650,
       respectively                                                                            24,909        26,546
Other assets                                                                                    7,007         7,783
                                                                                             --------      --------
         Total assets                                                                        $446,938      $493,729
                                                                                             ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                          $ 62,335      $ 64,663
   Due to Pro-Fac                                                                               9,447         9,113
   Accrued employee compensation                                                               11,482        11,843
   Other accrued expenses                                                                      26,947        30,334
   Income taxes payable                                                                            --         9,046
   Current portion of obligations under Pro-Fac capital leases                                 17,645        21,184
   Current portion of obligations under other  capital leases                                     785         1,687
   Current portion of Pro-Fac long-term debt                                                   14,000        16,000
   Current portion of other long-term debt                                                        816         2,656
                                                                                             --------      --------
         Total current liabilities                                                            143,457       166,526
Long-term debt due Pro-Fac                                                                     78,040        78,648
Long-term debt due others                                                                       1,021         6,389
Obligations under Pro-Fac capital leases                                                      123,677       152,329
Obligations under other capital leases                                                          1,296         1,773
Deferred income taxes                                                                          14,958         9,362
Other non-current liabilities                                                                   3,591         3,027
                                                                                             --------      --------
         Total liabilities                                                                    366,040       418,054
                                                                                             --------      --------
Commitments and contingencies
Shareholders' equity:
   Class A Common -- $.99 par value; 10,125,000 shares authorized;
       6,628,430 and 6,568,518 outstanding, respectively                                        6,562         6,503
   Class B Common -- $.99 par value; 4,050,000 shares authorized;
       2,056,876 and 2,060,702 outstanding, respectively                                        2,036         2,040
   Additional paid-in capital                                                                  14,224        13,591
   Retained earnings                                                                           58,121        53,541
   Minimum pension liability adjustment                                                           (45)           --
                                                                                             --------      --------
         Total shareholders' equity                                                            80,898        75,675
                                                                                             --------      --------
         Total liabilities and shareholders' equity                                          $446,938      $493,729
                                                                                             ========      ========

The accompanying notes are an integral part of these financial statements.

                           Curtice-Burns Foods, Inc.
                      Consolidated Statement of Cash Flows

(Dollars in Thousands)                                                                      Fiscal Years Ended
                                                                                   -----------------------------------------
                                                                                     1994             1993              1992
                                                                                   ---------        ---------         ------
Cash flows from operating activities:
Net income/(loss)                                                                  $ 10,110         $(23,837)         $  6,148
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Restructuring charges, including net (gain)/loss
             from division disposals                                                 (7,768)          61,037                --
       Amortization of goodwill and other intangibles                                 1,685            2,538             2,742
       Depreciation and amortization of capital assets                               22,322           25,432            24,414
       Provision for losses on accounts receivable                                      709              346               827
       Deferred tax provision/(benefit)                                               2,670          (10,642)            1,009
    Change in assets and liabilities net of affects of disposals:
          Accounts receivable                                                         5,704           (8,043)            7,823
          Inventories                                                                   250            4,738             9,162
          Income taxes (refundable)/payable                                          (9,283)          11,617              (650)
       Accounts payable and accrued expenses                                         (7,313)           2,497             7,136
       Due to Pro-Fac                                                                   834           (1,654)             (443)
       Other assets and liabilities                                                   2,055           (3,345)           (5,491)
                                                                                   --------         --------          --------
          Net cash provided by operating activities                                  21,975           60,684            52,677
                                                                                   --------         --------          --------

Cash flows from investing activities:
    Proceeds from division disposals                                                 42,097               --                --
    Cash paid for intangibles                                                        (1,637)         (26,898)           (2,405)
    Purchase of property, plant, and equipment                                       (9,543)          (8,360)             (562)
    Disposal of assets                                                                1,900            3,817             6,176
    Disposal of Pro-Fac assets                                                          714            4,923             1,661
    Disposal of third party leases                                                      357               94               587
                                                                                   --------         --------          --------
       Net cash provided by/(used in)
          investing activities                                                       33,888          (26,424)            5,457
                                                                                   --------         --------          --------

Cash flows from financing activities:
    Due to Pro-Fac                                                                     (500)         (16,000)          (18,000)
    Proceeds from issuance of Pro-Fac long-term debt                                 40,378           33,348               201
    Payments on Pro-Fac long-term debt                                              (42,986)         (14,000)               --
    Payments on other long-term debt                                                 (7,208)          (2,644)           (3,108)
    Payments on Pro-Fac capital leases                                              (42,193)         (26,928)          (23,827)
    Payments on other capital leases                                                 (2,100)          (2,642)           (2,073)
    Proceeds from sale of stock under stock option plans                                688              517               213
    Stock repurchased                                                                    --              (17)           (5,000)
    Cash dividends paid                                                              (5,530)          (5,504)           (5,540)
                                                                                   --------         --------          --------
       Net cash used in financing activities                                        (59,451)         (33,870)          (57,134)
                                                                                   --------         --------          --------

Net change in cash                                                                   (3,588)             390             1,000
Cash at beginning of year                                                             6,516            6,126             5,126
                                                                                   --------         --------          --------
Cash at end of year                                                                $  2,928         $  6,516          $  6,126
                                                                                   ========         ========          ========

Supplemental disclosure of cash flow information:
Cash paid during the year for --
    Interest (net of amount capitalized)                                           $ 18,623         $ 19,757          $ 22,636
                                                                                   ========         ========          ========

    Income taxes, net                                                              $ 15,077         $  1,909          $  3,795
                                                                                   ========         ========          ========

Supplemental schedule of non-cash investing and financing activities:
    Capital lease obligations incurred                                             $ 10,723         $ 16,065          $ 19,897
                                                                                   ========         ========          ========

The accompanying notes are an integral part of these financial statements.

                           Curtice-Burns Foods, Inc.
                   Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

      The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles including the following major accounting policies:

Fiscal Year:

      Fiscal 1994 ended on June 25, 1994, and fiscal 1993 ended on June 26, 1993, the last Saturday in June. Prior years ended on the last Friday in June. All future fiscal years will end on the last Saturday in June. The years ended June 25, 1994, June 26, 1993, and June 26, 1992 each comprised 52 weeks.

Consolidation:

      The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. Certain items for fiscal 1993 and 1992 have been reclassified to conform with fiscal 1994 presentations.

Inventories:

      Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. Inventory reserves are recorded to reflect the difference between FIFO cost and the market applicable to canned and frozen fruit and vegetable inventories. These reserves amounted to $379,000, $1,189,000 and $2,520,000 for fiscal 1994, 1993 and 1992, respectively.

Manufacturing Overhead:

      Allocation of manufacturing overhead to finished goods produced is on the basis of a production year; thus at the end of each fiscal year, manufacturing costs incurred by seasonal plants subsequent to the previous pack are deferred and included in the accompanying balance sheet under the caption "Prepaid manufacturing expense."

Property, Plant and Equipment and Related Lease Arrangements:

      Property, plant and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 3 to 40 years.

      Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Such leases include those assets title to which is held by Pro-Fac and utilized by the Company under the terms of the Integrated Agreement (the "Agreement") described in NOTE 4. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

Income Taxes:

      Income  taxes are  provided on income for  financial  reporting  purposes.
Deferred income taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified in the balance sheet.

Pension:

      The Company and its subsidiaries have several pension plans and participate in various union pension plans which on a combined basis cover substantially all employees. Charges to income with respect to plans sponsored by the Company and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various Pension Plan trusts.

Postretirement Benefits Other Than Pensions:

      In fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions" which is further described in NOTE 9.

Employers' Accounting For Postemployment Benefits:

      In  November  1992,  the  Financial   Accounting  Standards  Board  issued
Statement of Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits."

      This statement establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Postemployment benefits are all types of benefits provided to former or inactive employees, their beneficiaries, and covered dependents.

      This Statement is effective for fiscal years beginning after December 15, 1993. Management believes that any change caused by this Statement will not be material.

Goodwill and Other Intangibles:

      Goodwill and other intangible assets include the cost in excess of the fair value of net tangible assets acquired in purchase transactions and acquired non-competition agreements and trademarks net of the portion of such intangibles financed by Pro-Fac in those transactions. Goodwill and other intangible assets, stated at net of accumulated amortization, are amortized on a straight-line basis over periods ranging to 40 years. The Company periodically assesses whether there has been a permanent impairment in the value of goodwill. This is accomplished by determining whether the estimated undiscounted future cash flows from operating activities exceed the carrying value of goodwill as of the assessment date. Should aggregate future cash flows be less than the carrying value, a writedown would be required, measured by the difference between the undiscounted future cash flows and the carrying value of goodwill.

Environmental Expenditures:

      Environmental expenditures that pertain to current operations are expensed or capitalized consistent with the Company's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recorded when remedial activities are probable and the cost can be reasonably estimated.

NOTE 2.  POTENTIAL CHANGE OF CONTROL OF CURTICE-BURNS

      On March 23, 1993, the Company announced that Agway Inc., which owns 99 percent of Curtice-Burns' Class B shares and approximately 14 percent of Class A shares, was considering the potential sale of its interest in the Company. At its meeting held on August 9 and 10, 1993, the Curtice-Burns Board of Directors authorized Curtice-Burns' management, with the advice of its investment bankers, to pursue strategic alternatives for Curtice-Burns. These options include negotiations with Pro-Fac relative to Pro-Fac gaining control of the business; the possible sale of the entire equity of Curtice-Burns to a third party; and the implementation of additional restructuring actions that may include recapitalizing the Company to buy out Pro-Fac and possibly Agway. Under the Agreement with Pro-Fac, title to substantially all of Curtice-Burns' fixed assets is held by Pro-Fac, and Pro-Fac provides the major portion of the financing of Curtice-Burns' operations. Under the Agreement, Curtice-Burns has an option to purchase these assets from Pro-Fac at their book value. However, Curtice-Burns and Pro-Fac are currently in arbitration proceedings relating to, among other matters, whether or not Curtice-Burns has the right to terminate the Agreement, the amount that would be due to Pro-Fac upon such termination and when such termination would take effect. In connection with any termination of the Agreement, Curtice-Burns would be required to repay all debt owed to Pro-Fac.

      The Company actively explored these alternatives during fiscal 1994. On June 8, 1994, the Curtice-Burns Board of Directors voted to pursue a proposal submitted by Dean Foods to acquire all the outstanding shares of Curtice-Burns at a maximum cash price of $20.00 per share, subject to a number of contingencies, including an agreement with Pro-Fac covering the termination of the Integrated Agreement, an agreement with Hormel Foods Corporation for the purchase of the Nalley's Fine Foods Division of Curtice-Burns, clearance of the transaction by appropriate government agencies, negotiation of definitive agreements and approval of any transaction by Curtice-Burns' shareholders.

      As a result of Pro-Fac's unwillingness to enter into the agreement required by Dean Foods, on July 11, 1994, Curtice-Burns commenced arbitra- tion proceedings against Pro-Fac under the Integrated Agreement. These arbitration proceedings are discussed in more detail under "Arbitration Proceedings with Pro-Fac" below.

Arbitration Proceedings With Pro-Fac:

      On July 11, 1994, Curtice-Burns commenced arbitration proceedings against Pro-Fac under the Integrated Agreement by serving a Demand for Arbitration on Pro-Fac. In the arbitration, Curtice-Burns is seeking, among other relief, a declaration confirming its right to terminate the Integrated Agreement and to purchase the assets owned by Pro-Fac but used by Curtice- Burns in the conduct of its business upon tender of the then current book value thereof, determined in accordance with generally accepted accounting principles, a declaration confirming the effect of termination of the Integrated Agreement on the obligations of Curtice-Burns under the Integrated Agreement and a declaration confirming that Curtice-Burns does not have any obligations under the Integrated Agreement to purchase crops except as set forth in the fiscal 1995 Profit Plan. Curtice-Burns is also seeking an award of damages sustained by Curtice-Burns in an amount to be determined by the arbitrators, but in no event less than the difference in value between the Dean Foods $20.00 per share offer and the market price per share of Curtice-Burns' common stock following any public announcement that the Dean Foods acquisition proposal has been withdrawn.

      On August 2, 1994, Curtice-Burns filed a petition in the Supreme Court of New York for an order compelling Pro-Fac to proceed with the arbitration.

      On August 4, 1994, Pro-Fac served Curtice-Burns with Pro-Fac's Response and Counterdemand for Arbitration (the "Response"). In the Response, Pro-Fac asserted (1) that Pro-Fac is entitled to a 50 percent share of the profits from the consummation of the pending acquisition proposal from Dean Foods, which share Pro-Fac calculated to be greater than $5.75 per share of

Curtice-Burns' common stock; (2) that Curtice-Burns cannot terminate the Integrated Agreement at all or not before, at the earliest, June 1996; (3) that the book value of Pro-Fac's assets for the purposes of calculating the price at which Curtice-Burns may buy those assets and terminate the Integrated Agreement should not take into account specified writedowns by Curtice-Burns of those assets; (4) that Curtice-Burns is in default under the Integrated Agreement for improper termination of crops; and (5) that Curtice-Burns is in default under the Integrated Agreement for failing to manage the business of Pro-Fac. Pro-Fac also claimed damages that it estimated at more than $50 million.

      In the Response, Pro-Fac also generally denied Curtice-Burns' allegations in its Demand for Arbitration.

      On August 4, 1994, Pro-Fac submitted a proposal for acquisition of all the outstanding stock of Curtice-Burns for $19.00 per share in cash, and upon acceptance of the offer, Pro-Fac would relinquish its claims against
Curtice-Burns. The contingencies of the Pro-Fac offer involve shareholder approval and financing. This was the second proposal submitted by Pro-Fac. The first was for $16.87 per share, in cash, on June 8, 1994, which the Company rejected at that time in favor of pursuing the Dean Foods offer.

      The Company has expensed $3.5 million of legal, accounting, investment banking and other expenses relative to the change in control issue. In recognizing this expense, the Company allocated half of this amount to Pro-Fac as a deduction to the profit split ($1.8 million). The allocation to Pro-Fac of this charge is being disputed by Pro-Fac. See NOTES 4 and 5.

      The Company believes that Pro-Fac's allegations are without merit and intends to resist them vigorously.

NOTE 3.  RESTRUCTURING PROGRAM

The Conceptual Vision and Strategy:

      The restructuring program first initiated in fiscal 1993 was based on Curtice-Burns' new vision of a company smaller in sales but more profitable, as measured by return on sales and equity, and possessing the financial and management resources sufficient to drive growth in carefully selected product line markets in which the Company can prosper for the long term. Thus, the strategy was to focus on a more limited number of product lines which now have a strong, competitive position.

      The Plan outlined in 1993 is to restructure the business to a more profitable base. At the same time, the remaining businesses were to be managed to optimize earnings growth by installing corporate-wide purchasing, and a corporate-wide focus of capital spending.

      The third leg of the strategy was to accelerate the Company's national sales and distribution programs by executing new product programs in store-brand retail dressings, salsa and chunky soups, and the "More Fruit/More Flavor" pie filling program.

Execution of the Program:

      The first step of the restructuring program was to divest businesses that were unprofitable or declining for the Company but would fit strategically with other business portfolios. During fiscal 1993, the Company divested Lucca Frozen Foods. A loss of approximately $2.7 million (before dividing with Pro-Fac and before taxes) was recognized on this transaction. At the end of fiscal 1993, the Company wrote down the assets and provided for the expenses to dispose of the Hiland potato chips and meat snacks businesses during fiscal 1994. On November 22, 1993, Curtice-Burns sold certain assets of the Hiland potato chips business for $2.0 million at closing, plus approximately $1.0 million paid in installments over three months. On February 22, 1994, Curtice-Burns sold the meat snacks business located in Denver, Colorado and Albany, Oregon to Oberto Sausage Company of Kent, Washington. Under the agreement, Oberto has purchased certain assets and assumed certain liabilities of the meat snacks operation, excluding plant, equipment, and trademarks. Curtice-Burns will lease its Albany, Oregon manufacturing facility and equipment and license its trademarks, trade names, etc. to Oberto until February 1995, at which time Oberto is contractually obligated to purchase these assets. The sale of the Hiland potato chips and meat snacks businesses did not result in any significant gain or loss in fiscal 1994 after giving effect to the restructuring charges recorded in fiscal 1993; however, charges of $3.1 million were incurred in fiscal 1994 to adjust previous estimates. In the fiscal year ended June 26, 1993, Curtice-Burns incurred losses of $13.2 million from the meat snacks and Hiland potato chips businesses before dividing such losses with Pro-Fac and before taxes.

      On November 19, 1993, the Company sold the oats portion of the National Oats business for $39.0 million. The oats business contributed approxi- mately $1.4 million of earnings in fiscal 1993 before dividing with Pro-Fac and before taxes. The sale of the oats business resulted in an approximate $10.9 million gain. The popcorn portion of the National Oats Division was transferred to the Comstock Michigan Fruit Division.

      During fiscal 1993 and 1994, the Company also made staff reductions in selected locations throughout the Company. A $1.0 million accrual relating to such costs was recorded as part of the fiscal 1993 restructuring charge.

      Thus, a major part of the restructuring plan was successfully executed during fiscal 1994.

      As reported above, Curtice-Burns incurred restructuring charges in fiscal 1993 of $61.0 million (before dividing such charges with Pro-Fac and before taxes), which included the loss incurred on the sale of the Lucca frozen entree business, anticipated losses on the sale of the meat snacks and Hiland businesses, and other costs (primarily severance and losses prior to sale) in conjunction with the restructuring program. Virtually all of this charge was a revaluation of assets, rather than cash expense.

      Having completed the first phase of the restructuring program in fiscal 1993, the second phase was approved by the Company's Board of Directors in August 1994. In connection with the second phase, the company is evaluating several alternatives regarding the Nalley's snack food business in the United States, including its possible sale to a third party. A charge, not to exceed $12.0 million before split with Pro-fac and before taxes, for this phase of the restructuring program will be recorded during the first quarter of fiscal 1995.

      With respect to the potential sale of the snack food business, the Company has signed a letter of intent with Country Crisp Foods of Salt Lake City, Utah. The letter of intent is subject to a number of conditions, including successful financing by the purchaser and the negotiation of a definitive purchase agreement. Country Crisp, a regional snack food company operating in the inter-mountain states of Colorado, Utah, Wyoming, Idaho, Nevada and New Mexico, will continue to market the Nalley's brand snacks under a licensing arrangement with the Company. If this sale is finalized, it may result in a revision to the aforementioned reserve.

NOTE 4.  AGREEMENT WITH PRO-FAC

      The Company has a contractual relationship with Pro-Fac under an Agreement consisting of five sections: Operations Financing, Marketing, Facilities Financing, Management, and Settlement, which extends to 1997, and provides for two successive five-year renewals at the option of the Company.

      The provisions of the Agreement include the financing of certain assets utilized in the business of the Company and provide a sharing of income and losses between Curtice-Burns and Pro-Fac. Should the Company terminate the Agreement, the Company has the option of purchasing those assets financed by Pro-Fac at their book value at that time.

      Revenues received or paid by Pro-Fac from or to Curtice-Burns under the Agreement for the years ended June 25, 1994, June 26, 1993, and June 26, 1992 include: CMV of crops delivered, $59,216,000, $59,800,000, and $64,152,000,
respectively;  interest  income,  $15,617,000,   $16,515,000,  and  $19,869,000,
respectively; and additional proceeds from profit and loss sharing provisions (amounts in parenthesis indicate deductions from amounts otherwise payable by Curtice-Burns to Pro-Fac as a result of loss sharing), $16,849,000, ($21,800,000), and $9,505,000, respectively. In addition, Pro-Fac received from the Company amortization and financing payments of $43,830,000, $53,826,000, and $26,232,000 for the years ending June 25, 1994, June 26, 1993, and June 26, 1992, respectively.

      Should the resolution of the potential change of control of Curtice-Burns (see NOTE 2) result in the Company exercising its option to purchase from Pro-Fac the property and equipment and certain other assets used by the Company in its business, the financing required to accomplish this (including the repayment of debt) would be $267,718,000 as measured at the book value on June 25, 1994. Of this amount, $101,487,000 represents short- and long-term debt, $24,909,000 relates to intangible assets, and $141,322,000 relates to fixed assets. This $267,718,000 at June 25, 1994 compares to $303,820,000 at June 26,
1993, which was comprised of $103,761,000 of short- and long-term debt, $26,546,000 relating to intangible assets and $173,513,000 relating to leased fixed assets. This change of $36,102,000 during the year is the net of increases and decreases in the amounts attributable to short- and long-term debt and leased assets. The decrease in leased assets during fiscal 1994 is the result of certain businesses that were sold (see NOTE 3) and depreciation exceeding additions for the period, resulting in a net decrease of $32,191,000 in the leased asset values for which Pro-Fac holds title.

      In fiscal 1993 the Company wrote down assets associated with its Meat Snacks and Hiland Potato Chip businesses (see NOTE 3). The total amount of such writedown was $58,300,000, of which approximately $29,150,000 was allocated to reduce the value of assets leased from Pro-Fac.

      In the arbitration proceedings currently pending between Curtice-Burns and Pro-Fac, Pro-Fac has asserted, among other matters, (1) that Pro-Fac is entitled to a 50 percent share of the profits from the consummation of the pending acquisition proposal from Dean Foods, which share Pro-Fac calculates to be greater than $5.75 per share of Curtice-Burns' common stock; and (2) that the book value of Pro-Fac's assets for the purposes of calculating the buyout price under the Integrated Agreement should not take into account the writedown of the assets associated with the Meat Snacks and Hiland Potato Chip businesses. See
NOTE 2. The Company and Pro-Fac have agreed that, in such arbitration, the effect of the fiscal 1993 writedown of assets associated with the Company's Meat Snacks and Hiland Potato Chip businesses will be treated as if such businesses had not been sold. Also in dispute is Curtice-Burns allocation to Pro-Fac of one-half of the change in control costs of $3.5 million, one-half of which were allocated to Pro-Fac in fiscal 1994 pursuant to the provisions of the Agreement. See NOTE 2.

      In March 1994, the Company advised Pro-Fac that, in view of the possibility that the Company might be acquired by a third party, Pro-Fac should not rely on Curtice-Burns to purchase any crops from Pro-Fac or its growers in calendar 1995 and beyond. In addition, the Company notified Pro-Fac that Curtice-Burns will not commit to purchase a substantial portion of the crops historically purchased from Pro-Fac in the 1995 growing season. As a result, Pro-Fac has given notice to its affected members terminating Pro-Fac's obligation to purchase these crops beginning next year. The affected Pro-Fac growers are principally Pro-Fac's New York fruit and vegetable growers, Illinois and Nebraska popcorn growers, and Northwest potato growers who represent more than half of Pro-Fac's membership and have accounted for approximately $29.9 million or 50 percent of the total crops delivered by Pro-Fac to Curtice-Burns in the past year. In the arbitration proceedings currently pending between Curtice-Burns and Pro-Fac, Pro-Fac has asserted, among other matters, that Curtice-Burns is in default under the Integrated Agreement for improper termination of crops and has claimed damages that Pro-Fac estimates at more than $50.0 million (see NOTE 2). The Company believes that its only obligation to purchase crops from Pro-Fac is as set forth in the Profit Plan as approved each year by the Boards of Directors of both Pro-Fac and the Company. Because the most recent approved Profit Plan was fiscal year 1995 (which Plan corresponds to the 1994 calendar year crops), the Company believes that it is not currently obligated to purchase any crops from Pro-Fac for calendar year 1995 or later.

      On August 3, 1994, Pro-Fac responded to the claim and served the Company with a counter claim demanding arbitration.

NOTE 5  DEBT

Short-Term Debt:

      Short-term bank lines of credit are extended individually to both the Company and Pro-Fac. They are interrelated so that both companies must participate on a proportionate basis in the average borrowings under such lines. At least 55 percent of such borrowing is attributable to Pro-Fac and advanced by the Springfield Bank for Cooperatives and up to 45 percent is attributable to the Company and advanced by a commercial bank syndicate consisting of six banks. The combined line of credit at June 25, 1994 was $86,000,000. The revolving lines of credit under such agreements have been renewed through November of 1994. Such lines expire annually unless renewed. Such renewals grant both short-term and long-term lenders liens on substantially all assets of the Company and Pro-Fac as collateral for borrowings under such agreements and other long-term debt. Outstanding borrowings at June 25, 1994 were $11,500,000. The maximum amount of short-term borrowings outstanding during the year were $81,000,000. The approximate average short-term borrowings during fiscal 1994 were $51,516,000, of which $30,464,000 was borrowed from Pro-Fac through funds advanced to Pro-Fac from the Springfield Bank for Cooperatives and $21,052,000 was borrowed from commercial banks. The approximate daily weighted average interest rate on borrowings was 4.6 percent and the rate at June 25, 1994 was
5.5 percent. The Company pays a one-fourth of one percent fee on the unused portion of the commercial bank lines of credit and a one-eighth of one percent facility fee to commercial banks participating in the credit agreement. There are no compensating balance requirements.

Long-Term Debt:

      In addition to the long-term and the short-term borrowings included in the balance sheet as due to Pro-Fac, the Company guaranteed Pro-Fac debt at June 25, 1994 of $48,974,000 which was used primarily for financing the fixed and intangible assets referred to in NOTE 4. The interest rate on Pro-Fac borrowings was 6.7 percent at June 25, 1994. The other debt of $1,837,000, primarily Industrial Revenue Bonds, carries rates ranging up to 11.0 percent at June 25, 1994.

      Long-term debt maturities during each of the next five fiscal years are as follows: 1995-$14,816,000; 1996-$14,343,000; 1997-$14,209,000; 1998-
$14,206,000, and 1999-$14,182,000. Provisions of the Agreement do, however, allow Pro-Fac, with sufficient notice, to accelerate the repayment of debt.

      Based on an estimated borrowing rate at fiscal year end 1994 of 8.0 percent for long-term debt with similar terms and maturities, the fair value of the Company's long-term debt outstanding is approximately $88,709,000 for Pro-Fac related debt and $1,835,000 for other debt.

Additional Information With Respect To Borrowing Arrangements:

      Because Pro-Fac guarantees the debt of the Company and the Company guarantees the debt of Pro-Fac (substantially all of which is advanced to the Company), management and lenders use combined pro forma financial statements to assess the financial strength of the two companies. Specifically, the combined statement of operations, balance sheet and statement of cash flows portray the financial results, cash flows and equity of the Company and Pro-Fac. Management believes that combined financial statements are useful because they provide information concerning the Company's ability to continue present credit arrangements and/or obtain additional borrowings in the future.

      Certain borrowing agreements require that the companies maintain specified levels with regard to working capital, current ratio, ratio of net worth to assets, ratio of long-term debt to net worth, tangible net worth, net income, coverage of interest, and fixed charges and the incurrence of additional debt. The companies are in compliance with, or have obtained waivers for, restrictions and requirements under the terms of the borrowing agreements. The revolving lines of credit under such agreements have been renewed through November of 1994. Such renewals grant to both short-term and long-term lenders liens on substantially all assets of the Company and Pro-Fac as collateral for borrowings under such agreements.

      Such combined financial statements are neither necessary for a fair presentation of the financial position of the Company nor appropriate as primary statements for the Company's shareholders or for Pro-Fac shareholders and members because they combine earnings, assets and liabilities and cash flows which are legally attributable to either the Company's shareholders or to Pro-Fac shareholders and members, but not to both. Accordingly, the condensed pro forma financial statements presented below are special purpose in nature and should be used only within the context described.

              Combined Pro Forma Condensed Statement of Operations
                                   Unaudited

(Dollars in Millions)

                                                                                      Fiscal Year Ended
                                                          ----------------------------------------------------------------------
                                                                        June 25, 1994                              June 26, 1993
                                                          --------------------------------------                   -------------
                                                          Curtice-
                                                           Burns       Pro-Fac    Eliminations       Combined          Combined
                                                          --------     -------    ------------       --------          --------
Sales and revenues                                         $829.1      $ 94.4        $(94.4)           $829.1           $878.6
Cost of sales                                               592.6        58.2        (58.2)             592.6            632.7
Restructuring, including net (gain)/
  loss from division disposals                               (7.8)         --            --              (7.8)            61.0
Change in control costs                                       3.5          --            --               3.5               --
Other selling, administrative and
  general expenses                                          187.0          .9          (2.0)            185.9            205.5
Interest expense                                             18.2        11.6         (15.6)             14.2             16.8
Pro-Fac share of earnings                                    16.8          --         (16.8)               --               --
                                                           ------      ------        ------            ------           ------
Total cost and expenses                                     810.3        70.7         (92.6)            788.4            916.0
                                                           ------      ------        ------            ------           ------
Income/(loss) before taxes                                   18.8        23.7          (1.8)(A)          40.7            (37.4)
(Provision)/benefit for taxes                                (8.7)         .8            --              (7.9)            (3.9)
                                                           ------      ------        ------            ------           ------
Net income/(loss)                                          $ 10.1      $ 24.5        $ (1.8)(A)        $ 32.8           $(41.3)
                                                           ======      ======        ======            ======           ======

Notes to combined pro forma condensed statement of operations:

(A) Amounts represent the balance of the fiscal 1994 share of earnings between the Company and Pro-Fac which is currently under dispute. See discussion at NOTES 2 and 4.

Transactions between Curtice-Burns and Pro-Fac have been eliminated for purposes of this combined statement of operations.

                   Combined Pro Forma Condensed Balance Sheet
                                   Unaudited

(Dollars in Millions)

                                                                                     Fiscal Year Ended
                                                          -----------------------------------------------------------------------
                                                                        June 25, 1994                               June 26, 1993
                                                          ---------------------------------------                   -------------
                                                          Curtice-
                                                           Burns       Pro-Fac    Eliminations         Combined         Combined
                                                          --------     -------    ------------         --------         --------
ASSETS
Current assets(A)(C)                                       $247.5      $ 46.7        $ (42.9)           $251.3            $268.9
Property, plant, and equipment,
   net(B)                                                  167.5           --            --              167.5             192.5
Investment in direct financing
   leases(C)                                                   --       123.7         (123.7)               --                --
Due from Curtice-Burns(D)                                      --        78.0          (78.0)               --                --
Goodwill and other intangibles                               24.9        24.9             --              49.8              53.1
   Other assets                                               7.0        22.7             --              29.7              26.9
                                                           ------      ------        -------            ------            ------
      Total assets                                         $446.9      $296.0        $(244.6)           $498.3            $541.4
                                                           ======      ======        =======            ======            ======

LIABILITIES AND NET WORTH
Current liabilities(A)(C)                                  $143.4      $ 44.6        $ (41.1)          $ 146.9            $166.8
Lease obligations(C)                                        125.0          --         (123.7)              1.3               1.8
Long-term debt
   Due Pro-Fac(D)                                            78.0          --          (78.0)               --                --
   Due others(E)                                              1.1       127.1             --             128.2             174.4
Other liabilities                                            18.5         0.5             --              19.0              12.8
                                                           ------      ------        -------            ------            ------
      Total liabilities                                     366.0       172.2         (242.8)            295.4             355.8
Shareholders' equity and members'
  capitalization(F)                                          80.9       123.8           (1.8)(G)         202.9             185.6
                                                           ------      ------        -------            ------            ------

      Total liabilities and net worth                      $446.9      $296.0        $(244.6)           $498.3            $541.4
                                                           ======      ======        =======            ======            ======

Notes to combined balance sheet:

(A) Current assets of Pro-Fac consist principally of amounts due from Curtice-Burns with respect to the Agreement described in NOTE 4. Such amounts are eliminated for purposes of this balance sheet.

(B) Property, plant and equipment owned by Pro-Fac and leased to Curtice-Burns on a financing basis had a net book value of $141.3 million at June 25, 1994.

(C) The majority of the lease obligations of Curtice-Burns are payable to Pro-Fac and amount to $141.3 million at June 25, 1994, of which $17.6 million is payable currently. The related Curtice-Burns liability and Pro-Fac receivable are eliminated for purposes of this balance sheet.

(D) Long-term borrowings by Curtice-Burns from Pro-Fac under the Agreement are eliminated for purposes of this balance sheet.

(E) With respect to Pro-Fac, long-term debt due others represents term loans payable to the Springfield Bank for Cooperatives (interest rate of 6.7 percent at June 25, 1994).

(F) Shareholders' and members' capitalization of Pro-Fac at June 25, 1994 consists of common stock, $10.3 million; retained earnings allocated to members ("retains"), $44.4 million; preferred stock, $64.4 million which originates from conversion of "retains" -- normally after five years -- and which is redeemable at the option of Pro-Fac; and earned surplus (unallocated and apportioned), $4.7 million.

(G) Amount represents the balance of the fiscal 1994 share of earnings between the Company and Pro-Fac which is currently under dispute. See discussion at NOTES 2 and 4.

              Combined Pro Forma Condensed Statement of Cash Flows
                                   Unaudited

(Dollars in Millions)

                                                                                   Fiscal Year Ended
                                                          -----------------------------------------------------------------------
                                                                        June 25, 1994                               June 26, 1993
                                                          ---------------------------------------                   -------------
                                                          Curtice-
                                                           Burns       Pro-Fac    Eliminations         Combined      Combined
                                                          --------     -------    ------------         --------      --------
Net cash provided by/(used in)
   operating activities                                    $ 21.9      $ 18.0        $ (0.9)           $ 39.0          $ 42.2
Net cash provided by/(used in)
   investing activities                                      33.9        32.9         (44.4)(A)          22.4           (17.1)
Net cash (used in)/provided by
   financing activities                                     (59.4)      (50.9)         45.3             (65.0)          (24.7)
                                                           ------      ------        ------             -----           ------
Net change in cash                                           (3.6)         --            --              (3.6)            0.4
Cash at beginning of year                                     6.5          --            --               6.5             6.1
                                                           ------      ------        ------            ------           ------
Cash at end of year                                        $  2.9      $   --        $   --            $  2.9           $ 6.5
                                                           ======      ======        ======            ======           ======

Supplemental  disclosure  of cash flow  information

Cash paid during the period for:
     Interest (net of amount
     capitalized)                                          $ 18.6      $ 12.1        $(15.6)           $ 15.1           $ 17.3
                                                           ======      ======        ======            ======           ======

     Income taxes, net                                     $ 15.0      $ (1.0)       $   --            $ 14.0           $  2.9
                                                           ======      ======        ======            ======           ======

Supplemental schedule of non-cash
   investing and financing activities:
   Capital lease obligations incurred                      $ 10.7      $   --        $(10.0)           $  0.7           $  3.0
                                                           ======      ======        ======            ======           =====

   Conversion of retains into
     preferred stock                                                   $  4.9                          $  4.9           $  5.9
                                                                       ======                          ======           ======

   Net proceeds allocated to members but
     retained by the Cooperative                                       $ 14.2                          $ 14.2           $  4.8
                                                                       ======                          ======           ======

(A) Amount includes the balance of the fiscal 1994 share of earnings between the Company and Pro-Fac which is currently under dispute. See discussion at NOTES 2 and 4.


Transactions between Curtice-Burns and Pro-Fac have been eliminated for purposes of this combined statement of cash flows.

NOTE 6.  PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

      The following is a summary of property, plant and equipment and related obligations at June 25, 1994 and June 26, 1993.

                                           June 25, 1994                                            June 26, 1993
                               -------------------------------------                   -------------------------------------------
                                                 Leased From                                            Leased From
                                Owned       ------------------------                    Owned       -------------------
                                Assets       Pro-Fac        Others        Total         Assets      Pro-Fac      Others      Total
                               --------     --------       --------     --------       -------      -------      ------    --------
Land                           $      6     $  8,635       $     --     $  8,641       $    41      $  9,673     $   --    $  9,714
Land improvements                    85        3,467             --        3,552            85         3,693         --       3,778
Buildings                         1,150       86,903            720       88,773         1,377        95,597        720      97,694
Machinery and
   equipment                      8,953      219,971          4,609      233,533         8,895       234,930      6,615     250,440
Construction in
   progress                      21,085           --             --       21,085        18,778            --         --      18,778
Valuation allowance                  --       (3,970)            --       (3,970)       (6,900)           --         --      (6,900)
                               --------     --------       --------     --------       -------      --------     ------    --------
                                 31,279      315,006          5,329      351,614        22,276       343,893      7,335     373,504
Less accumulated
   amortization                   7,142      173,684          3,272      184,098         6,628       170,380      4,044     181,052
                               --------     --------       --------     --------       -------      --------     ------    --------
Net                            $ 24,137     $141,322       $  2,057     $167,516       $15,648      $173,513     $3,291    $192,452
                               ========     ========       ========     ========       =======      ========     ======    ========
Obligations under
   capital leases(1)                        $141,322       $  2,081     $143,403                    $173,513     $3,460    $176,973
Less current portion                          17,645            785       18,430                      21,184      1,687      22,871
                                            --------       --------     --------                    --------     ------    --------
Long-term portion                           $123,677       $  1,296     $124,973                    $152,329     $1,773    $154,102
                                            ========       ========     ========                    ========     ======    ========

(1) Represents the present value of net minimum lease payments calculated at the Company's incremental borrowing rate at the inception of the leases, which ranged from 6 to 9 percent.

      As of June 25, 1994, the Company leases seven facilities from Pro-Fac that are not being utilized and are currently for sale. The net book value of these properties is $11,898,000 at June 25, 1994.

      The following is a schedule of future minimum lease payments together with the present value of the minimum lease payments related to capitalized leases, both as of June 25, 1994.

(Dollars in Thousands)

                                                                    Capitalized Lease
Fiscal Year Ending Last                                    ------------------------------------      Operating        Total Future
   Saturday In June                                         Pro-Fac        Other        Total         Leases           Commitment
- ------------------------                                   --------        ------      --------      ---------         -----------
           1995                                            $ 17,645        $1,207      $ 18,852        $ 5,175          $ 24,027
           1996                                              15,829           765        16,594          2,591            19,185
           1997                                              14,590           503        15,093          1,655            16,748
           1998                                              13,276           308        13,584          1,234            14,818
           1999                                              11,963            98        12,061            932            12,993
     Later years                                             68,019           309        68,328            956            69,284
                                                           --------        ------      --------        -------          --------
Net minimum lease payments(1)                              $141,322        $3,190      $144,512        $12,543          $157,055
Less amount representing interest(1)                             --         1,109         1,109
                                                           --------        ------      --------
Present value of minimum lease payments                    $141,322        $2,081      $143,403
                                                           ========        ======      ========

(1) With respect to the Agreement with Pro-Fac (see NOTE 4), the net minimum payments do not include interest since interest amounts are determined and billed to Curtice-Burns based upon Pro-Fac's borrowing costs required to finance the leased assets. With respect to other leases, interest has been calculated at the Company's incremental borrowing rate at the inception of the respective leases.

       Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $11,721,000, $13,713,000, and $13,659,000, for fiscal years 1994, 1993 and 1992, respectively.

NOTE 7.  INCOME TAXES

      Taxes on income include the following:

(Dollars in Thousands)

                                                          Fiscal Years Ended
                                                   --------------------------------------
                                                     1994            1993            1992
                                                    ------          ------          ------
                Federal -
                   Current                          $4,047          $10,132         $1,933
                   Deferred                          1,831           (7,407)           911
                                                    ------          -------         ------
                                                     5,878            2,725          2,844
                                                    ------          -------         ------
                State and foreign -
                   Current                           1,948            4,405          1,827
                   Deferred                            839           (3,235)            98
                                                    ------          -------         ------
                                                     2,787            1,170          1,925
                                                    ------          -------         ------
                                                    $8,665          $ 3,895         $4,769
                                                    ======          =======         ======

      The deferred tax liabilities/assets consist of the following:

                                                                     1994          1993         1992
                                                                  ---------      --------     ------
Liabilities
   Depreciation                                                   $22,147        $19,854      $ 27,734
   Non-compete agreements                                             513            620         1,336
   Long-term receivables                                            1,416            885            --
   Insurance accruals                                                  --             --           317
   Other                                                              486            592         1,178
                                                                  -------        -------      --------
                                                                   24,562         21,951        30,565
                                                                  -------        -------      --------
Assets
   Inventory reserves                                                 319            796         3,124
   Allowance for doubtful accounts                                    514            364           520
   Reserve for restructuring                                        3,526          6,459            --
   Capital loss carryforward                                        3,979          3,979            --
   Accrued employee benefits                                        2,180          1,817         3,659
   Insurance accruals                                               2,022          1,249            --
   Pension accruals                                                 2,971          2,179         1,749
   Plant consolidation and closing expenses                         3,639          2,321         3,256
   Alternative minimum income tax                                      --            376         2,859
   Other                                                              941          1,460         2,955
                                                                  -------        -------      --------
                                                                   20,091         21,000        18,122
                                                                  -------        -------      --------
   Net deferred liabilities                                        (4,471)          (951)      (12,443)
   Valuation allowance                                                 --           (850)           --
                                                                  -------        -------      --------
                                                                  $(4,471)       $(1,801)     $(12,443)
                                                                  =======        =======      ========

      Federal income taxes have been reduced by $213,000 for job development credits for fiscal 1992. The fiscal 1994 and 1993 credits have no significant impact on federal income taxes. The Alternative Minimum Tax credit carryforwards created in prior years have been fully utilized.

      A valuation allowance was recorded in fiscal 1993 for that portion of the capital loss carryforward where, it was more likely than not that, a tax benefit would not be realized. However, based on activities during fiscal 1994, which include the anticipated acquisition of the Company by a third party and the disposal of certain divisions, management now believes that the utilization of the complete capital loss carryforward is more likely than not. Accordingly, the provision for the valuation allowance was reversed in fiscal 1994.

      The capital loss carryforward can be used to reduce future capital gains. The amount expires in fiscal 1999.

      A reconciliation of the Company's effective tax rate to the amount computed by applying the federal income tax rates of 35 and 34 percent to income before taxes, is as follows:

                                                                       Fiscal Years Ended
                                                                 -----------------------------------
                                                                  1994          1993           1992
                                                                 ------        ------         ------
Income tax provision (benefit), at 35%
   in 1994 and 34% in previous years                             $6,571       $(6,797)        $3,712
State income taxes, net of federal
   income tax effect                                                900           189            597
Goodwill                                                            480         9,248            442
Valuation allowance                                                (850)          850             --
Tax credits                                                          --            --           (141)
Statutory rate change                                               480            --             --
Non-deductible legal and advisory expenses                        1,058            --             --
Other, net                                                           26           405            159
                                                                 ------       -------         ------
                                                                 $8,665       $ 3,895         $4,769
                                                                 ======       =======         ======
Effective Tax Rate                                                 46.2%          N/M*          43.7%
                                                                 ======       =======         ======

* The effective tax rate calculation for 1993 is not meaningful.

      On August 10, 1993, President Clinton signed into law a new income tax bill which increased corporate income tax rates from 34 percent to 35 percent. Under the provisions of SFAS 109 the Company recorded the impact of this rate increase during the first quarter of fiscal 1994. The impact of this rate increase on the Company's deferred tax assets and liabilities resulted in an increase to income tax expense of approximately $480,000.

      Although the Company reported a pretax loss for fiscal 1993, a tax provision of $3,895,000 was recorded, primarily due to the non-deductible writedown of goodwill recorded in conjunction with the Company's overall restructuring plan.

      In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes," and the Company adopted the provisions of this standard effective as of June 29, 1991. Under the liability method specified by SFAS 109, the deferred tax liability is based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which are anticipated to be in effect when these differences reverse. The deferred tax provision is the result of changes in the liability for deferred tax. There was no cumulative effect of this change on prior years and no effect on the 1992 provision for income taxes for this accounting change as the Company was previously accounting for income taxes in accordance with SFAS 96.

NOTE 8.  CAPITAL STOCK

      The rights and privileges of the holders of the two classes of common stock are identical except as follows:

      Class A shares are freely transferable. Holders of Class B shares cannot transfer or sell such shares without first offering the shares to the Company.

      Dividends may be paid on Class A shares without payment of dividends on Class B shares; any dividends paid on Class B shares cannot exceed the per share dividends on Class A shares.

      The Class A shareholders vote for the election of 30 percent (rounded to the nearest whole number) and the Class B shareholders vote for the election of 70 percent of the directors of the Company. As of June 25, 1994, Agway Inc. owned through a subsidiary approximately 33.8 percent of the outstanding securities of the Company, consisting of 899,447 shares or 13.6 percent of the Class A stock and 2,036,643 shares or 99.0 percent of the Class B stock. In fiscal 1993, Agway informed the Company it was considering the potential sale of its interest in the Company (see NOTE 2).

       The Company had reserved 523,125 shares of Class A Common Stock for its 1980 Non-Qualified Stock Option Plan. During fiscal 1982, by shareholder vote, this Plan and most of the outstanding options under the Plan were converted to an Incentive Stock Option Plan complying with the regulations issued by the Internal Revenue Service under 1981 tax legislation. The Plan has expired so that no new options can be granted from it but the remaining unexercised options can be exercised until ten years from the day they were granted. The Company reserved 500,000 shares of Class A Common Stock for its 1990 Incentive Stock Option Plan which was approved by shareholders on November 15, 1990. Under these plans, options have been granted to officers and key employees at prices equal to the fair market value at the date of grant and are exercisable over a ten year period. During the first five years, the options are exercisable at a rate of 20 percent each year on a cumulative basis, except that those options granted March 27, 1993, were not exercisable until March 27, 1994, at which time 40 percent were exercisable.

      The following summarizes stock option transactions for fiscal years 1992 through 1994:

                                                  1980 Plan                            1990 Plan
                                           ---------------------------          --------------------------
                                           Number of        Price per           Number of        Price per
                                             Shares           Share               Shares            Share
                                           ---------       ------------         ---------       ----------
Outstanding at June 28, 1991                173,823        $ 7.11-24.63           97,700        $15.38
   Granted                                       --                  --          150,000         10.25
   Exercised                                     --                  --           (3,141)        10.25
   Canceled                                  (8,203)        20.58-22.67          (97,700)        15.38
                                            -------        ------------          -------        ------
Outstanding at June 26, 1992                165,620          7.11-24.63          146,859         10.25
   Granted                                       --                  --          268,000         14.25-14.63
   Exercised                                 31,185          7.11-12.17           (3,500)        10.25
   Canceled                                 (13,901)        11.00-23.83           (3,120)        10.25
                                            -------        ------------          -------        ------
Outstanding at June 26, 1993                120,534         11.00-24.63          408,239         10.25-14.63
   Granted                                       --                 --             1,400         12.63
   Exercised                                     --                 --            (5,650)        10.25
   Canceled                                 (19,747)        17.67-24.63          (26,066)        10.25-14.63
                                            -------        ------------          -------        ------------
Outstanding at June 25, 1994                100,787        $11.00-22.67          377,923        $10.25-14.63
                                            =======        ============          =======        ============
Exercisable at June 25, 1994                 98,965        $11.00-22.67          175,645        $10.25-14.63
                                            =======        ============          =======        ============

      The Company had reserved 409,688 shares of Class A Common Stock for issuance under the 1980 Installment Stock Purchase Plan, which was amended by stockholder vote on November 12, 1981 to an Incentive Stock Option Plan. Under this plan, 401,593 shares were issued and the Plan expired as of June 28, 1991.

      The Company has also reserved 150,000 shares of Class A Common Stock for issuance under the 1990 Installment Stock Purchase Plan which was approved by shareholders on November 15, 1990. Under this plan, 75,441 shares were issued, and no shares had been subscribed as of June 25, 1994.

      Under this Stock Purchase Plan, each salaried employee and eligible hourly-paid employee has been offered options equal in value to 10 percent of the employee's annual base salary as of the date the option is offered, at prices equal to the fair market value at the date of offer. The employee has 45 days to subscribe and can exercise at that time or up to one year later. The absence of stock subscriptions as of June 25, 1994, relates to a decision by the Company to freeze this Plan until the potential change in ownership of the Company is clarified or completed.

      None of the options has been considered in the computation of weighted average shares outstanding inasmuch as their inclusion would be insignificant.

      The following summarizes changes in common stock, additional paid-in capital and treasury stock for fiscal years 1992 through 1994:

                                                        Additional
                                                      Class A Common                   Class B Common
                                                  -----------------------          -----------------------          Paid-In
                                                  Shares            Amount         Shares           Amount          Capital
                                                  ------            ------         ------           ------          -------
(Dollars in Thousands)

Balance at June 28, 1991                         6,846,029         $6,778         2,063,282        $2,043          $17,600
Exchange of Class B stock for
Class A stock                                        2,430              3            (2,430)           (3)              --
Issued under Stock Option and
Purchase Plans                                      15,292             14                --            --              199
Stock canceled in connection
   with acquisition                               (341,297)          (338)                --           --           (4,662)
                                                 ---------         ------         ----------       ------          -------

Balance at June 26, 1992                         6,522,454          6,457         2,060,852         2,040           13,137
Exchange of Class B stock for
   Class A stock                                       150            --               (150)           --               --
Issued under Stock Option and
   Purchase Plans                                   47,539             47               --             --              470
Repurchased and canceled under
   terms of Stock Option Plan                       (1,625)            (1)               --            --              (16)
                                                 ---------         ------         ---------        ------          -------

Balance at June 26, 1993                         6,568,518          6,503         2,060,702         2,040           13,591
Exchange of Class B stock for
   Class A stock                                     3,826              4            (3,826)           (4)              --
Issued under Stock Option and
   Purchase Plans                                   56,086             55                --            --              633
                                                 ---------         ------         ---------        ------          -------
Balance at June 25, 1994                         6,628,430         $6,562         2,056,876        $2,036          $14,224
                                                 =========         ======         =========        ======          =======

NOTE 9.  PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

Pensions:

     The Company has primarily noncontributory defined benefit plans covering most employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The Company's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and U.S. Government obligations.

     The Company also participates in several union sponsored pension plans; however, it is not possible to determine the Company's relative share of the accumulated benefit obligations or net assets for these plans.

     Pension cost for fiscal years ended 1994, 1993 and 1992 includes the following components:

(Dollars In Thousands)

                                                          1994               1993                1992
                                                        --------           --------           -------
Service cost -- benefits earned
during the period                                       $ 3,958            $ 3,927            $ 3,393
Interest cost on projected benefit
   obligation                                             6,815              6,259              5,951
Return on assets
Actual gain                                              (2,044)            (6,311)            (6,446)
Deferred gain                                            (5,213)              (842)              (493)
                                                        -------            -------            -------
      Total gain                                         (7,257)            (7,153)            (6,939)
Amortization of transition amount
   at June 29, 1985                                      (1,001)            (1,001)            (1,001)
Amortization of prior service cost                          426                130                134
Recognition of curtailment gain                            (874)                --                 --
Amortization of gain                                          6                 --                 --
                                                        -------            -------            -------
                                                          2,073              2,162              1,538
Union and other pension costs                               593                555                427
                                                        -------            -------            -------
Net pension cost                                        $ 2,666            $ 2,717            $ 1,965
                                                        =======            =======            =======


      As a result of restructuring activities, the Plan assets and obligations were remeasured as of November 22, 1993. The restructuring and the resulting curtailment caused the projected benefit obligation to decrease by approximately $874,000 and caused approximately $311,000 of previously unrecognized prior service cost to be recognized immediately. This resulted in a net decrease in annual pension cost of $563,000.

      The pension plans' funded status was as follows:

                                                                     June 25, 1994         June 26, 1993         June 26, 1992
                                                                     -------------         -------------         -------------
                                                                      Accumulated             Assets                Assets
                                                                       Benefits               Exceed                Exceed
                                                                        Exceed             Accumulated           Accumulated
(Dollars in Thousands)                                                   Assets              Benefits              Benefits
                                                                     -------------         -------------         -------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                            $(71,302)             $(66,927)             $(57,234)
                                                                        ========              ========              ========
   Accumulated benefit obligation                                       $(76,649)             $(70,522)             $(62,997)
                                                                        ========              ========              ========

Projected benefit obligation                                            $(87,744)             $(85,277)             $(76,033)
Plan assets at fair value                                                 71,875                74,147                72,941
                                                                        --------              --------              --------
Projected benefit obligation in excess of
   Plan assets                                                           (15,869)              (11,130)               (3,092)
Unrecognized net loss                                                     11,075                 8,305                 3,423
Unrecognized prior service cost                                            1,088                 1,693                 1,701
Unrecognized net asset at year end                                        (4,408)               (5,410)               (6,411)
Liability for unfunded accumulated
   benefit obligation                                                     (1,401)                   --                    --
                                                                        --------              --------              --------
                                                                         (9,515)                (6,542)               (4,379)
Union and other pension plans                                               (958)                 (711)                 (536)
                                                                        --------              --------              --------

Pension liability at year end                                           $(10,473)             $ (7,253)             $ (4,915)
                                                                        ========              ========              ========


      In 1994 the assumed discount rate, assumed long-term rate of return on Plan assets and the assumed long-term rate of compensation increase were 7.75 percent, 10.0 percent and 4.50 percent, respectively. In 1993 and 1992 the assumed discount rate, assumed long-term rate of return on Plan assets and the assumed long-term rate of compensation increase were 8.25 percent, 10.0 percent and 6.0 percent, respectively.

     Provisions of the Financial Accounting Standards Board SFAS No. 87, "Employers Accounting for Pensions," require the Company to record a minimum pension liability relating to certain unfunded pension obligations, establish an intangible asset thereto and reduce stockholders equity. At June 25, 1994, a minimum pension liability of $1,401,000 was recorded as required by SFAS 87. A related intangible asset was recorded for $1,356,000 and stockholders equity was reduced by $45,000. The adjustment in the minimum pension liability at June 25, 1994 resulted mainly from a decrease in the discount rate and the general performance of investment markets.

Profit Sharing:

      Under the Deferred Profit Sharing Plan, the Company allocates to all salaried employees a percentage of its earnings in excess of 7.0 percent of the combined long-term debt and equity (as defined) of Pro-Fac and the Company. In fiscal 1994, $1,171,000 was allocated to the Plan while no awards were allocated in fiscal years 1993 and 1992.

Postretirement Benefits Other Than Pensions:

      Generally, other than pensions, the Company does not pay retirees' benefit costs. Isolated exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

      In December 1990, the Financial Accounting Standards Board issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106, effective for fiscal years beginning after December 15, 1992, requires employers to accrue the cost of retiree health and other postretirement benefits during the working careers of active employees and allows the transition obligation to be recognized in net income either immediately or over 20 years.

      The Company adopted SFAS 106 during the first quarter of fiscal 1994. The Company has elected to amortize the unrecognized transition obligation over 20 years. The adoption of SFAS 106 is not considered material to the financial statements as a whole.

      The Company has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no Plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The plan's funded status was as follows:


(Dollars In Thousands)
                                                                   June 25, 1994
                                                                   -------------

Accumulated postretirement benefit obligation:
   Fully eligible active participants                               $   202
   Other active participants                                            288
   Retirees                                                           2,474
                                                                    -------
      Total                                                           2,964
   Less Plan assets at fair value                                        --
   Accumulated postretirement benefit obligation in excess of
      fair value of assets                                           (2,964)
   Unrecognized transition obligation                                 2,622
   Unrecognized prior service cost                                       --
   Unrecognized losses                                                    6
                                                                    -------
   Accrued postretirement benefit cost                              $  (336)
                                                                    =======



                                      F-23




Net periodic postretirement benefit cost included the following components:


(Dollars In Thousands)

                                                                   June 25. 1994
                                                                   -------------
Service cost                                                           $  38
Interest cost                                                            248
Actual return on assets                                                   --
Net amortization and deferral                                            155
                                                                       -----
Net periodic postretirement benefit cost                               $ 441
                                                                       =====

      Restructuring activities during the year resulted in a curtailment which caused the Accumulated Postretirement Obligation to decrease by approximately $878,000 and the Unrecognized Transition Obligation to decrease by approximately $817,000. This resulted in a net decrease in the Net Postretirement Benefit Cost of $92,000.

      The weighted-average, assumed-discount rate used to measure the benefit obligations was 8.25 percent at the beginning and 7.75 percent at the end of the fiscal year.

      The annual rate of increase in the per capita cost of health care benefits was assumed to be 15 percent for 1993. The rate was assumed to decrease gradually to 6.5 percent by the year 2006 and remain at that level thereafter.

      The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation (APBO) and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost as follows:


(Dollars In Thousands)
                                                  Current              1% Higher
                                                   Trend                 Trend
                                                  -------              ---------
APBO                                              $2,964                $3,149
Service cost+interest cost                           286                   301



Employers' Accounting For Postemployment Benefits:

     In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

     This Statement establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Postemployment benefits are all types of benefits provided to former or inactive employees, their beneficiaries, and covered dependents.

     This Statement is effective for fiscal years beginning after December 15, 1993. Management believes that any change caused by this Statement will not be material.

NOTE 10.  OTHER MATTERS

Contingencies:

     In conjunction with the sale of the National Oats Division by the Company, Pro-Fac terminated the membership of the Harvest States Cooperative ("Harvest States") in Pro-Fac. Harvest States was the National Oats Division's only supplier of oats. As a result of this action, Harvest

States filed a claim against Pro-Fac for, among other things, the receipt of payments for future oats purchases after the sale of National Oats Division through fiscal year 1995.

     Under an agreement with Pro-Fac, the Company agreed to indemnify Pro-Fac as to certain expenses arising out of the termination of the membership of Harvest States in Pro-Fac. It was agreed that any settlement payments would be deemed an expense of the Company under the division of earnings with Pro-Fac. The exact amount of any potential settlement related to this issue cannot be estimated at June 25, 1994, but management, upon input from counsel, does not believe that this is a material exposure to the Company.

     A grower has filed suit against the Company for damages resulting from defective seed which was purchased from the Southern Frozen Foods Division. The lawsuit alleges that the defective seed resulted in the loss of crops and acreage use for a growing season, and the grower is seeking $950,000 in damages. Management believes this claim is without merit and intends to vigorously defend its position. As the amount of damages is neither probable nor reasonably estimable, no accrual for loss has been included in the fiscal 1994 financial statements. In addition, management anticipates that all material costs of settlement, if incurred, will be covered under its insurance policies.

Commitments:

     The Company's Southern Frozen Foods Division has guaranteed an approximate $1.4 million loan for the City of Montezuma to renovate a sewage treatment plant operated by Southern Frozen Foods on behalf of the City.

Subsequent Events:

     Subsequent to year end, on July 1, 1994, Curtice-Burns declared a dividend of $.16 per share to Class A and Class B shareholders of record on July 15, 1994. The dividend was paid on July 29, 1994.

     In July 1994, a plant operated by the Company's Southern Frozen Foods Division, located in Montezuma, Georgia, was damaged by fire. The plant itself is owned by Pro-Fac and leased to the Company under the terms of the Integrated Agreement. Management is currently in the process of assessing the extent of damage to the facility. All material costs associated with the facility repairs and business interruption are anticipated to be covered under the Company's insurance policies. The Springfield Bank for Cooperatives is loss payee on the property insurance policy under the terms of the Security Agreement with lenders. See NOTE 5.

NOTE 11. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT ACCOUNTANTS

     On November 3, 1994, PF Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Pro-Fac, consummated a merger with the Company. The Company will continue as the surviving corporation and has, therefore, become a wholly-owned subsidiary of Pro-Fac. In conjunction with the consummation of this merger, the disputes between the Company and Pro-Fac, as described in NOTES 2 and 4, have been resolved.

     The interim financial statements contained herein are unaudited but, in the opinion of the management of the Company, include all adjustments (consisting of normal recurring adjustments and the effects of the acquisition) necessary for a fair presentation of the results of operations for these periods. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year. The Company is a wholly-owned subsidiary of Pro-Fac.

     In addition, the interim financial statements contained herein present the results of the Company during the period prior to its acquisition by Pro-Fac (the "Predecessor Entity") as well as the period subsequent to its November 3, 1994 acquisition (the "Successor Entity"). The financial statements of the Predecessor Entity and Successor Entity are not comparable in certain respects because of differences between the cost bases of the assets held by the Predecessor Entity compared to that of the Successor Entity as well as the effect on the Successor Entity's operations for adjustments to depreciation, amortization, and interest expense.

                           Curtice-Burns Foods, Inc.
                      Consolidated Statement of Operations
                                  (Continued)



(Dollars in Thousands)
                                                                         Fiscal 1995                  Fiscal 1994
                                                                 --------------------------            -----------
                                                                  6/26/94 -       11/4/94 -         6/27/93 -
                                                                  11/3/94         3/25/95           3/26/94
                                                                 Predecessor      Successor        Predecessor
                                                                 -----------      ---------        -----------
Net sales                                                        $276,621         $296,560         $ 642,791
Cost of sales                                                     195,810          206,949           456,594
                                                                 --------         --------         ---------
Gross profit                                                       80,811           89,611           186,197
Restructuring expenses, including net
  (loss)/gain from division disposals                              (8,415)              --             8,114
Change-in-control expenses                                         (2,150)              --                --
Gain on assets resulting from fire claim                            6,469               --                --
Other selling, administrative, and
  general expenses                                                (60,576)         (66,699)          148,724)
                                                                 --------         --------          ---------
Operating income before dividing with Pro-Fac                      16,139           22,912            45,587
Interest expense                                                   (7,624)         (16,358)          (14,294)
                                                                 --------         --------         ---------
Pretax earnings before dividing with Pro-Fac                        8,515            6,554            31,293
Pro-Fac share of earnings                                          (4,062)          (3,282)          (14,990)
                                                                 --------         --------         ---------
Income before taxes                                                 4,453            3,272            16,303
Provision for taxes                                                (2,735)          (1,916)           (6,744)
                                                                 --------         --------         ---------
Net income                                                       $  1,718         $  1,356         $   9,559
                                                                 ========         ========         =========

The accompanying notes are an integral part of these consolidated financial statements.

Curtice-Burns Foods, Inc.
Consolidated Balance Sheet



Dollars in Thousands Except Share Amounts
                                                                                 Successor       Predecessor        Predecessor
                                                                                  3/25/95          6/25/94            3/26/94
                                                                                 ---------       -----------        -----------
Assets
Current assets:
   Cash                                                                          $  5,294          $  2,928           $  3,836
   Accounts receivable trade, net                                                  58,813            57,640             55,972
   Accounts receivable, other                                                       6,348             8,460              7,916
   Income taxes refundable                                                            722               237              6,229
   Current deferred taxes receivable                                                8,461            10,487              8,825
   Inventories -
      Finished goods                                                              136,915           108,538            120,432
      Raw materials and supplies                                                   54,755            46,721             47,704
                                                                                 --------          --------           --------
         Total inventories                                                        191,670           155,259            168,136
                                                                                 --------          --------           --------
   Prepaid manufacturing expense                                                    5,062             8,190              3,117
   Prepaid expenses and other current assets                                        4,947             4,305              7,898
                                                                                 --------          --------           --------
         Total current assets                                                     281,317           247,506            261,929
Investment in Bank                                                                 22,907                --                 --
Property, plant, and equipment, net                                               272,960           167,516            168,342
Goodwill and other intangibles, net                                                93,793            24,909             25,331
Assets held for resale                                                              5,406                --                 --
Other assets                                                                       24,547             7,007              8,024
                                                                                 --------          --------           --------
         Total Assets                                                            $700,930          $446,938           $463,626
                                                                                 ========          ========           ========

Liabilities and shareholders' equity Current liabilities:
   Notes payable                                                                 $ 66,000          $     --           $ 15,500
   Accounts payable                                                                44,379            62,335             42,551
   Due to Pro-Fac                                                                   2,692             9,447             15,469
   Accrued employee compensation                                                    9,925            11,482             10,547
   Other accrued expenses                                                          24,819            26,947             29,648
   Current portion of obligations under
      capital leases                                                                  785            18,430             22,871
   Current portion of long-term debt                                                8,007            14,816             15,150
                                                                                 --------          --------           --------
         Total current liabilities                                                156,607           143,457            151,736
Long-term debt                                                                    165,438            79,061             87,357
Senior subordinated notes                                                         160,000                --                 --
Obligations under capital leases                                                    1,296           124,973            120,450
Deferred income taxes                                                              61,501            14,958             19,449
Other non-current liabilities                                                      18,443             3,591              3,380
                                                                                 --------          --------           --------
         Total liabilities                                                        563,285           366,040            382,272
                                                                                 --------          --------           --------
Commitments and Contingencies
Shareholders' Equity:
   Class A  common - $.99 par  value;  -0-,  10,125,000
      and  10,125,000  shares authorized;
      - 0 -, 6,628,430, and 6,582,878
         outstanding, respectively                                                     --             6,562              6,517
   Class B common - $.99 par value; -0-, 4,050,000
      and 4,050,000 shares authorized;
      - 0 -, 2,056,876, and 2,060,702
         outstanding, respectively                                                     --             2,036              2,040
   Common stock, par value $.01
      10,000 shares outstanding, owned by Pro-Fac                                      --                --                 --
   Additional paid-in capital                                                     136,289            14,224             13,744
   Retained earnings                                                                1,356            58,121             58,953
   Minimum pension liability                                                           --               (45)                --
                                                                                 --------          --------           --------
         Total shareholders' equity                                               137,645            80,898             81,254
                                                                                 --------          --------           --------
         Total liabilities and shareholders' equity                              $700,930          $446,938           $463,626
                                                                                 ========          ========           ========

The accompanying notes are an integral part of these consolidated financial statements.

Curtice-Burns Foods, Inc.
Consolidated Statement of Cash Flows

Dollars in Thousands
                                                                                         Fiscal 1995                   Fiscal 1994
                                                                                    ----------------------             -----------
                                                                                    Predecessor        Successor       Predecessor
                                                                                     6/26/94 -         11/4/94 -        6/27/93 -
                                                                                     11/3/94            3/25/95          3/26/94
                                                                                    -----------        ---------       -----------
Cash Flows From Operating Activities:
   Net income                                                                        $  1,718          $   1,356        $  9,559
   Adjustments to reconcile net income to net cash
      provided by operating activities -
      Restructuring including net loss/(gain) from
         division disposals                                                             8,415                 --          (8,114)
      Gain on assets resulting from fire claim                                         (6,469)                --              --
      Amortization of goodwill and other intangibles                                      753              1,020           1,215
      Depreciation                                                                      6,228              9,774          16,066
      Equity in undistributed earnings of Bank                                             --             (1,288)             --
   Change in assets and liabilities:
      Accounts receivable                                                             (12,430)            13,907           8,625
      Inventories                                                                     (70,961)            34,550         (12,627)
      Income taxes refundable                                                           1,491             (1,976)        (15,275)
      Deferred taxes                                                                   (1,224)            49,793           8,823
      Accounts payable and accrued expenses                                            (5,662)           (26,533)        (18,859)
      Due to Pro-Fac                                                                    9,650            (16,405)         (1,144)
      Other assets and liabilities                                                      8,733              7,655          (3,725)
                                                                                     --------          ---------        --------
Net cash (used in)/provided by operating activities                                   (59,758)            71,853         (15,456)
                                                                                     --------          ---------        --------
Cash Flows From Investing Activities:
   Fixed asset write-up to appraised values                                                --           (121,572)             --
   Goodwill and other intangible assets                                                    --            (70,657)             --
   Purchase of property, plant, and equipment                                          (5,689)            (9,433)        (13,503)
   Proceeds from disposals                                                                 --              1,322          42,097
   Investment in Bank                                                                      --            (21,619)             --
                                                                                     --------          ---------        --------
Net cash (used in)/provided by investing activities                                    (5,689)          (221,959)         28,594
                                                                                     --------          ---------        --------
Cash Flows From Financing Activities:
   Due to Pro-Fac                                                                      42,000            (42,000)          7,500
   Proceeds from issuance of short-term debt                                           30,000             66,000          15,500
   Proceeds from issuance of long-term debt                                            10,886            333,445           5,614
   Payments on short term debt                                                             --            (30,000)             --
   Payments on long-term debt                                                            (350)          (104,413)         (6,800)
   Payments on Pro-Fac capital leases                                                 (11,344)          (129,978)        (33,652)
   Stock activity relating to Predecessor's equity                                         52            (81,278)            167
   Capital contribution by Pro-Fac                                                         --            136,289              --
   Cash dividends paid                                                                 (1,390)                --          (4,147)
                                                                                     --------          ---------        --------
Net cash provided by/(used in) financing activities                                    69,854            148,065         (15,818)
                                                                                     --------          ---------        --------
Net change in cash                                                                      4,407             (2,041)         (2,680)
Cash at beginning of period                                                             2,928              7,335           6,516
                                                                                     --------          ---------        --------
Cash at end of period                                                                $  7,335          $   5,294        $  3,836
                                                                                     ========          =========        ========

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the period for -
      Interest (net of amount capitalized)                                           $  6,967          $  12,365        $ 14,413
                                                                                     ========          =========        ========
      Income taxes, net                                                              $  2,135          $   5,689        $ 12,437
                                                                                     ========          =========        ========

Supplemental Schedule of Non-Cash Investing and
   Financing Activities:
      Amounts included in goodwill and other intangible
         assets relating to deferred tax and other
            liability valuations in connection with
               the acquisition of the Company by Pro-Fac                             $    --           $  45,141       $      --
                                                                                     =======           =========       =========

The accompanying notes are an integral part of these consolidated financial statements.

                           CURTICE-BURNS FOODS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

     The accompanying unaudited, consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The following summarizes the significant accounting policies applied in the preparation of the accompanying financial statements. The accounting policies apply to both the Predecessor Entity and Successor Entity companies unless otherwise noted.

                                  Fiscal Year

     The financial statements of the Predecessor Entity include the period from June 26, 1994 through November 3, 1994, the acquisition date. The financial statements of the Successor Entity include the period from November 3, 1994 through March 25, 1995, the fiscal quarter end (see NOTE 3). The fiscal year of the Successor Entity will correspond with that of its parent, Pro-Fac Cooperative, Inc. ("Pro-Fac"), and will end on June 24, 1995, the last Saturday in June.

                                 Consolidation

     The  consolidated   financial   statements  include  the  Company  and  its
wholly-owned subsidiaries after elimination of intercompany transactions and balances.

                                  Inventories

     Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. Inventory reserves are recorded to reflect the difference between FIFO cost and the market applicable to canned and frozen fruit and vegetable inventories.

                       Investment in CoBank ("The Bank")

     The Company's investment in the Bank is required as a condition of borrowing. These securities are not physically issued by the Bank, but the Company is notified as to their monetary value. The investment is carried on the Company's books at cost plus the Company's share of the undistributed earnings of the Bank (that portion of patronage refunds not distributed currently in cash). The investment was contributed to the Company by Pro- Fac in conjunction with the acquisition.

                             Manufacturing Overhead

     Allocation of manufacturing overhead to finished goods produced is on the basis of a production year; thus at the end of each fiscal year, manufacturing costs incurred by seasonal plants, subsequent to the previous pack, are deferred and included in the accompanying balance sheet under the caption "Accrued/prepaid manufacturing expense."

         Property, Plant, and Equipment and Related Lease Arrangements

     Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 4 to 40 years.

     Assets held for resale are separately classified on the balance sheet and represent fixed assets not currently used in, nor planned to be used in, the business operations of the Company.

     Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

                                  Income Taxes

     Income  taxes are  provided  on income for  financial  reporting  purposes.
Deferred income taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified in the balance sheet and properly reflect the effects of the acquisition in accordance with the SFAS No. 109, "Accounting for Income Taxes."

                                    Pension

     The Company and its subsidiaries have several pension plans and participate in various union pension plans which on a combined basis cover substantially all employees. Charges to income with respect to plans sponsored by the Company and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts.

               Employers' Accounting for Postemployment Benefits

     On June 26, 1994, the Company adopted the SFAS No. 112, "Employers' Accounting for Postemployment Benefits," with no significant impact. This statement establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Postemployment benefits are all types of benefits provided to former or inactive employees, their beneficiaries, and covered dependents.

                         Goodwill and Other Intangibles

     Goodwill and other intangible assets include the cost in excess of the fair value of net tangible assets acquired in purchase transactions and acquired non-competition agreements and trademarks. Goodwill and other intangible assets, stated at net of accumulated amortization, are amortized on a straight-line basis over 35 years. The Company periodically assesses whether there has been a permanent impairment in the value of goodwill. This is accomplished by determining whether the estimated, undiscounted future cash flows from operating activities exceed the carrying value of goodwill as of the assessment date. Should aggregate future cash flows be less than the carrying value, a writedown would be required, measured by the difference between the undiscounted future cash flows and the carrying value of goodwill.

     Goodwill resulting from the purchase of the Company by Pro-Fac of approximately $94.8 million is being amortized on a straight-line basis over 35 years. See NOTE 3.

                        Earnings Per Share Data Omitted

     Net income or earnings per share amounts are not presented, as subsequent to November 3, 1994, the Company is a wholly-owned subsidiary of Pro-Fac.

                           Environmental Expenditures

     Environmental expenditures that pertain to current operations are expensed or capitalized consistent with the Company's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recorded when remedial activities are probable, and the cost can be reasonably estimated.

           Accounting for the Impairment of Long-Lived Assets and for
                      Long-Lived Assets to be Disposed Of

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management believes current policies in effect, such as that pertaining to goodwill and intangibles (as stated previously in this NOTE 1), satisfy the requirements of SFAS No. 121, and no further action on the part of the Company will be required for compliance.

NOTE 2.  AGREEMENTS WITH PRO-FAC

     On November 3, 1994, the Company was acquired by Pro-Fac. Pro-Fac and the Company were established together in the early 1960s and, before Pro- Fac's recent acquisition of the Company, had a long-standing contractual relationship under the Integrated Agreement and similar Predecessor Entity agreements. The Integrated Agreement, which has been superseded by the Pro- Fac Marketing Agreement, consisted of four principal sections: Operations Financing, Marketing, Facilities Financing, and Management.

     The provisions of the Integrated Agreement included the financing of certain assets utilized in the business of the Company and provided a sharing of income and losses between Curtice-Burns and Pro-Fac. Under the Pro-Fac Marketing Agreement, Pro-Fac and the Company will continue the Marketing and Management arrangements of the Integrated Agreement as well as the sharing of income and losses. The capital contribution of Pro-Fac to the Company at acquisition primarily included the cancellation of indebtedness and capital lease obligations. Payments by the Company to Pro- Fac for interest, amortization, and lease financing payments ceased as of November 3, 1994.

     Amounts received by Pro-Fac from Curtice-Burns under both Agreements for the nine months ended March 25, 1995 and March 26, 1994 include: commercial market value of crops delivered, $56.1 million and $58.4 million, respectively; interest income, $6.1 million and $12.0 million, respectively; and additional proceeds from profit sharing provisions, $7.3 million and $15.0 million, respectively. During fiscal 1993 a dispute arose between the Company and Pro-Fac regarding the sharing of certain losses incurred in the Company's restructuring program. As part of the merger, such dispute was resolved.

NOTE 3.  CHANGE IN CONTROL OF THE COMPANY

     In 1993, the Company's management and Board of Directors began exploring several strategic alternatives for the Company, including a possible sale of all the equity of the Company. Those activities ultimately resulted in the Company entering into an Agreement and Plan of Merger with Pro-Fac and PFAC on September 27, 1994 (the "Merger Agreement"). Pursuant to the Merger Agreement, on October 4, 1994, Pro-Fac initiated a tender offer for all of the Company's outstanding stock at $19.00 per share. At the expiration of the tender offer on November 2, 1994, 6,229,442 shares of Class A and 2,046,997 shares of Class B common stock (or approximately 94 percent and 99 percent, respectively, of the total number of outstanding shares of Class A and Class B common stock of the Company) had been validly tendered and not withdrawn. All such tendered shares were accepted for payment by PFAC. On

November  3,  1994,  PFAC  merged  into  the  Company,   making  the  Company  a
wholly-owned subsidiary of Pro-Fac.

     Prior to November 3, 1994, the Company expensed $2.2 million of legal, accounting, investment banking, and other expenses relative to the change of control issue. In recognizing these expenses, the Company allocated half of these amounts to Pro-Fac as a deduction to the profit split. Pro-Fac disputed these charges, but such dispute was resolved with the merger.

     The acquisition was accounted for using the purchase method of accounting. In recording the transaction, approximately $121.6 million was added to fixed asset values to bring the assets up to appraised fair market value, and the asset lives were adjusted to lives deemed appropriate for assets acquired. The resulting annual depreciation will approximate $23.3 million on all existing assets at the appraised values. In addition, approximately $94.8 million of goodwill and other intangible assets were recorded as the excess of purchase cost over net assets acquired. Included in this amount was approximately $45.1 million for deferred tax adjustments to properly reflect the effects of the acquisition in accordance with the SFAS No. 109, "Accounting for Income Taxes." The resulting annual amortization of goodwill and other intangible assets will approximate $2.7 million for goodwill and other intangible assets using a 35-year amortization period. For purposes of preparing these financial statements, a preliminary allocation of the purchase price has been made. Future adjustments will be made to this allocation based upon the final asset appraisals and analyses.

     In  connection  with the  acquisition,  PFAC sold  $160.0  million of 12.25 percent Senior Subordinated Notes (the "Notes") due 2005 and entered into a credit agreement (the "New Credit Agreement") with the Bank, which provided for a term loan, a term-loan facility, a seasonal-loan facility, and a letter-of-credit facility. All obligations of PFAC under the Notes and the New Credit Agreement have become obligations of the Company.

     Following, in capsule form, is the consolidated, unaudited results of operations of Curtice-Burns Foods for the nine months ended March 25, 1995 and March 26, 1994, assuming the acquisition by Pro-Fac took place at the beginning of the 1994 fiscal year. The column headed "As Reported" for March 25, 1995 is the total of Successor and Predecessor entities.

(In Millions)

                               Nine Months Ended
                                  (Unaudited)

                               March 25, 1995                March 25, 1994
                          -----------------------       ------------------------
                          As Reported   Pro Forma       As Reported    Pro Forma
                          -----------   ---------       -----------    ---------

Net sales                   $573.2       $573.2            $642.8       $642.8
Income before taxes         $  7.7       $  5.5            $ 16.3       $  9.4
Net income                  $  3.1       $  2.2            $  9.6       $  3.8


     Included in the March 1995 net sales are $32.4 million relating to businesses sold or to be sold. The March 1994 net sales include $104.7 million such sales, resulting in comparable net sales for ongoing businesses of $540.8 million for the nine months ended March 1995 and $538.1 million for the nine months ended March 1994.

     Included in the March 1995 income before taxes are losses of $1.2 million (after dividing with Pro-Fac), relating to restructuring costs including division disposals, operating losses for businesses sold or to be sold (offsetting a gain for an insurance claim); and the March 1994 income before taxes includes gains of $3.7 million (after dividing with Pro-Fac), relating to restructuring gain on division disposals (offsetting operating losses for businesses sold or to be sold) resulting in comparable income before taxes for ongoing businesses of $6.7 million for the nine months ended March 1995 and $5.7 million for the nine months ended March 1994 on a pro-forma basis.

NOTE 4.  DISPOSALS/POTENTIAL DISPOSAL

                                   Disposals

     National Oats. On November 19, 1993, the Company sold the oats portion of the National Oats business for $39.0 million and transferred the popcorn business to CMF. The sale of the oats business resulted in an approximate $10.9 million gain in fiscal 1994.

     Hiland Potato Chips. On November 22, 1993, the Company sold certain assets of the Hiland potato chips business for approximately $3.0 million. There was no material gain or loss on this transaction after taking into account the fiscal 1993 restructuring charge.

     Meat Snacks. On February 22, 1994, the Company sold the meat snacks business for approximately $5.0 million. There was no material gain or loss on this transaction after taking into account a restructuring charge recorded in fiscal 1993.

     Nalley's U.S. Chips and Snacks. On December 19, 1994, the Company sold the Nalley's U.S. Chips and Snacks business for approximately $2.0 million. In the first quarter of fiscal 1995, the Company recognized a charge of approximately $8.4 million in connection with the elimination of this line of business. There was no material gain or loss on this transaction after taking into account a restructuring charge recorded in the first quarter of fiscal 1995.

                               Potential Disposal

       Nalley's Canada Ltd. On March 30, 1995, the Company announced the potential sale of Nalley's Canada Ltd., located in Vancouver, British Columbia, to a management group within its Canadian division.

      The sale agreements are being negotiated and are subject to Board approval. For the nine months ended March 25, 1995, net sales were $30.1 millon and operating income was breakeven. The net assets employed, which have not yet been classified as being held for resale, are $9.3 million as of March 25, 1995.

     Nalley's Canada Ltd. is Western Canada's largest snack food company and also competes in the salad dressing, canned meat, and pickle categories. The buyers intend to close the salad dressing plant but would continue to operate its snack food plant. The Company's Nalley's U.S. Division would provide to Nalley's Canada Ltd., through a supply agreement, those products which would no longer be manufactured in Canada through. If this sale is finalized, it would be in late June or early July 1995 with no significant gain or loss to the Company.

     The business divestitures resulted in the following charges to earnings of the Predecessor Entity company in fiscal 1994 and fiscal 1995:

     Fiscal 1994 Restructuring Gain. Included in fiscal 1994 results was a net gain of $7.8 million comprised of a gain on the sale of the oats business of $10.9 million, net of a charge of $3.1 million to adjust previous estimates regarding activities initiated in fiscal 1993.

     Fiscal 1995 Restructuring Charge. Included in the first three months of fiscal 1995 results was a restructuring charge of $8.4 million to reflect the estimated impact of the sale of certain assets of the Nalley's U.S. Chips and Snacks operation and other expenses relating to the disposal of this operation.

NOTE 5.  DEBT

                  Historical Funding and Capital Expenditures

     The operations of the Company historically have been funded with cash flows generated by operations, borrowings from Pro-Fac (which in turn borrowed a portion of these funds from the Bank), and borrowings under the Company's seasonal facility with a syndicate of commercial lenders led by The Chase Manhattan Bank, N.A. Pro-Fac and the Company had available seasonal lines of credit of $100.0 million through September 1993, $86.0 million through September 1994, and $96.0 million thereafter. The maximum borrowing on those seasonal lines during fiscal 1994 was $81.0 million, while the average amount outstanding during such year totaled approximately $51.5 million. The balance outstanding at November 3, 1994 was $83.5 million. These borrowings were repaid simultaneously with the consummation of the acquisition of the Company by Pro-Fac and replaced by the New Credit Agreement.

                              New Credit Agreement

     The Bank has provided the Company, subject to the terms and conditions set out in the New Credit Agreement, with loans of up to $200 million to finance the purchase of shares pursuant to the tender offer and the merger, to refinance certain existing indebtedness of Pro-Fac and the Company, and to pay fees and expenses related to the purchase of shares.

     The Bank also has provided the Company, subject to the terms and conditions set out in the New Credit Agreement, with seasonal financing of up to $86.0 million and a $10.0 million letter-of-credit facility. The Acquisition Facility, the Seasonal Facility, and the Letter-of-Credit Facility are collectively referred to herein as the "Bank Facility."

     Guarantees and Security. All obligations under the Bank Facility are guaranteed by Pro-Fac and the Subsidiary Guarantors. The Company's obligations under the Bank Facility and Pro-Fac's and the Subsidiary Guarantor's obligations under their respective guaranties are secured by all of the assets of the Company and each guarantor, respectively, including (i) all present and future accounts, contracts rights, chattel paper, instruments (excluding shares of capital stock), documents, inventory, general intangibles, and equipment; (ii) all real property; and (iii) all products and proceeds of the foregoing.

     Interest. The Bank Facility provides for interest rates on the Acquisition Facility, at the Company's option, equal to (i) the relevant London interbank offered rate plus 2.60 percent, (ii) the relevant prime rate plus 0.50 percent, or (iii) the relevant U.S. Treasury Rate plus 3.00 percent. The Seasonal Facility provides for interest rates on amounts outstanding thereunder at the Company's option equal to (x) the relevant London interbank offered rate plus
1.75 percent, (y) the relevant prime rate minus 0.25 percent, or (z) the relevant U.S. Treasury Rate plus 2.00 percent. The Bank has extended to a portion of the Acquisition Facility for a limited period of time certain fixed rates that were in effect with respect to indebtedness repaid to the Bank on November 3, 1994. The weighted average rate of interest applicable to that portion of the Acquisition Facility is estimated to equal approximately 8.3 percent per annum for the period from November 3, 1994 through May 1, 1995.

     Maturity. Borrowings of $80.0 million under the Term Loan portion of the Acquisition Facility are payable in 20 equal, semi-annual installments beginning in May 1995. These installments are equivalent to $8.0 million per year. Borrowings of up to an additional $120.0 million under the Term- Loan Facility portion of the Acquisition Facility are payable during the first five years of the facility in annual installments on September 1 of each year, in an amount equal to the "annual cash sweep" for the preceding fiscal year, as defined in the Acquisition Facility. The Company will be permitted to pay and reborrow funds under the Term-Loan Facility, subject to limitations on the amount reborrowed and the other terms of the Acquisition Facility. Beginning in the year 2000, the balance of the Term- Loan Facility will be payable in ten equal, semi-annual installments.

     Borrowings under the Seasonal Facility are payable at the expiration of that portion of the facility, which is May, 1996; except that for 15 consecutive calendar days before the end of fiscal 1995, the borrowings under the Seasonal Facility must be zero. The Letter-of-Credit Facility provides for the issuance of letters of credit through October 1995.

     Certain Covenants. The Pro-Fac Bank Guarantee requires Pro-Fac, on a consolidated basis: to achieve an adjusted cash-flow-coverage ratio at the end of fiscal 1995 of at least 1.0 to 1.0 and, at the end of each fiscal year thereafter, of at least 1.1 to 1.0; to maintain a minimum working capital of at least $100.0 million for each fiscal year (beginning with the fiscal year ending June 30, 1995); and to maintain a minimum long-term debt to equity ratio (measured at each month-end) of 3.1 to 1.0 from the Closing Date through May 1995, 2.8 to 1.0 from June 30, 1995 through May 1996, and declining over time to
1.8 to 1.0 at June 30, 2001 and thereafter. In addition, the Pro-Fac Bank Guarantee requires Pro-Fac on a consolidated basis to maintain a consolidated total net worth of not less than 15 percent of total assets for each month-end until July 2000, and 20 percent thereafter, and at least 19 percent of total assets at the fiscal years ending June 1995 and 1996, increasing over time to at least 25 percent of total assets at the fiscal year ending June 2001 and each fiscal year thereafter. The Bank Facility and the Pro-Fac Bank Guarantee contain additional restrictions and obligations on Pro-Fac and the Company, including
(i) restrictions on the ability to declare or pay dividends or repurchase stock,
(ii) limitations on the incurrence of debt or prepayment of debt, (iii) limitations on debt, investments, acquisitions, capital expenditures and asset sales, and (iv) requiring maintenance of properties and insurance and the delivery of information, financial and otherwise. Management believes the Company is in compliance with all restrictions and requirements under the terms of the borrowing agreement.

                    The Senior Subordinated Notes ("Notes")

     The Notes represent general unsecured obligations of the Company, subordinated in right of payment to certain other debt obligations of the Company (including the Company's obligations under the New Credit Agreement). The Notes are unconditionally guaranteed by the Guarantors on a senior-subordinated basis, with each such guarantee subordinated to the Guarantors' respective guarantees of the obligations of the Company under the New Credit Agreement and all other Senior Indebtedness of the Guarantors.

     The Notes are limited in aggregate principal amount to $160.0 million and will mature on February 1, 2005. Interest on the Notes accrues at the rate of
12.25 percent per annum and is payable semi-annually in arrears on

February 1 and August 1, commencing on February 1, 1995, to holders of record on the immediately preceding January 15 and July 15, respectively. Except as provided above, interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year, comprised of 12 30-day months.

     Each of the Pro-Fac and the Subsidiary Guarantors has unconditionally guaranteed the payment of Obligations of the Company under the Notes. Rights of holders, pursuant to such guarantees, are subordinate to the rights of the holders of the Senior Indebtedness of Pro-Fac and the Subsidiary Guarantors to payment in full in the same manner as the rights of holders of the Notes are subordinate to those of the holders of the Senior Indebtedness of the Company. Senior Indebtedness of the Company includes the short- and long-term debt due the Bank as well as approximately $1.7 million of supplemental executive retirement benefits.

     Funds made available by the distribution of investment certificates to members, in lieu of cash by Pro-Fac, have historically been reinvested by Pro-Fac in the Company. Under the Indentures related to the Notes, Pro-Fac will be required to reinvest at least 70 percent of the additional Patronage income in Curtice-Burns.

NOTE 6.  OTHER MATTERS

                                 Contingencies

     In conjunction with the sale of the National Oats Division by the Company, Pro-Fac terminated the membership of the Harvest States Cooperative ("Harvest States") in Pro-Fac. Harvest States was the National Oats Division's only supplier of oats. As a result of this action, Harvest States filed a claim against Pro-Fac for, among other things, the receipt of payments for future oats purchases after the sale of National Oats Division through fiscal year 1995. In April 1995, a settlement was reached with Harvest States resulting in no material cost to the Company.

     A grower has filed suit against the Company for damages resulting from defective seed which was purchased from the Southern Frozen Foods Division. The lawsuit alleges that the defective seed resulted in the loss of crops and acreage use for a growing season, and the grower is seeking approximately $1.0 million in damages. Management believes this claim is without merit and intends to vigorously defend its position. As the amount of damages is neither probable nor reasonably estimable, no accrual for loss has been included in the financial statements. In addition, management anticipates that all material costs of settlement, if incurred, will be covered under its insurance policies.

                                  Commitments

     The Company's Southern Frozen Foods Division has guaranteed an approximate $1.4 million loan for the City of Montezuma to renovate a sewage treatment plant operated by Southern Frozen Foods on behalf of the City.

                                   Fire Claim

     In July 1994, a plant operated by the Company's Southern Frozen Foods Division, located in Montezuma, Georgia, was damaged by fire. All material costs associated with the facility repairs and business interruption are anticipated to be covered under the Company's insurance policies. During the first quarter of fiscal 1995, a $6.5 million gain (before dividing with Pro-Fac and before taxes) was recorded, representing the insurance proceeds for the replacement value in excess of the depreciated book value of the building and equipment destroyed in this fire. It is expected the facility will be operational in the fourth quarter of fiscal 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Members, Shareholders and
Board of Directors of
PRO-FAC COOPERATIVE, INC.

     In our opinion, the accompanying balance sheets and the related statements of net proceeds, of cash flows and of changes in shareholders' and members' capitalization present fairly, in all material respects, the financial position of Pro-Fac Cooperative, Inc. at June 25, 1994 and June 26, 1993, and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 25, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Cooperative's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     Several disputes currently exist between Curtice-Burns Foods, Inc. and the Cooperative. Both Curtice-Burns Foods, Inc. and the Cooperative have requested arbitration to resolve these matters. In addition, on September 27, 1994, the Cooperative's offer to acquire the outstanding common stock of Curtice-Burns Foods, Inc. was recommended for shareholders' approval by the Board of Directors of Curtice-Burns Foods, Inc. The outcome of such transactions could affect the Integrated Agreement with the Cooperative. These matters are described in NOTE 2 to the financial statement.


PRICE WATERHOUSE LLP


Rochester, New York
September 28, 1994
                                      F-37

                           Pro-Fac Cooperative, Inc.
                           Statement of Net Proceeds


                                                                                               Fiscal Years Ended
                                                                                  ----------------------------------------
                                                                                   June 25,        June 26,        June 26,
(Dollars in Thousands)                                                              1994            1993            1992
                                                                                  --------        --------        ------
Revenues
   Proceeds from sale of crops to Curtice-Burns Established CMV:
         Delivered during production season (April
         through March in each period)                                             $59,216         $ 59,800        $64,152
      Adjust to fiscal year basis                                                     (979)             (65)          (718)
                                                                                   -------         --------        -------
   Deliveries during the period                                                     58,237           59,735         63,434
   Proceeds/(loss) under the Integrated Agreement                                   18,599          (21,800)         9,505
   Interest income                                                                  15,630           17,090         19,869
   Patronage dividend from Springfield Bank
      for Cooperatives                                                               1,927            1,857          1,411
                                                                                   -------         --------        -------
         Total revenues                                                             94,393           56,882         94,219
                                                                                   -------         --------        -------

Costs and Expenses
   Established CMV paid to or accrued
      for the accounts of members during the period                                 58,237           59,735         63,434
   Interest expense                                                                 11,587           13,753         17,179
   Administrative expenses                                                             871              892            852
                                                                                   -------         --------        -------
         Total costs and expenses                                                   70,695           74,380         81,465
                                                                                   -------         --------        -------

Excess/(deficiency) of revenues before taxes, dividends and
   allocation of net proceeds from current operations                               23,698          (17,498)        12,754
Benefit for taxes                                                                      844               --          1,151
                                                                                   -------         --------        -------
Net income/(loss) (proceeds before dividends)                                       24,542          (17,498)        13,905
Dividends on common and preferred stock                                             (4,390)          (4,548)        (4,437)
                                                                                   -------         --------        -------
Net proceeds/(loss)                                                                 20,152          (22,046)         9,468
Allocation (to)/from earned surplus                                                 (2,856)          27,917           (155)
                                                                                   -------         --------        -------
Net proceeds available to members from current operations                           17,296            5,871          9,313
Additional distribution of 1991 net proceeds                                            --               --          3,727
                                                                                   -------         --------        -------
         Total net proceeds available to members                                   $17,296         $  5,871        $13,040
                                                                                   =======         ========        =======

Net proceeds available to members as a percent of commercial market value:
      From current operations                                                        29.21%            9.82%         14.52%
      From additional distribution of 1991 net proceeds                                 --               --           5.81%
Allocation of net  proceeds  available  to  members  Distribution  from  current operations:
      Payable to members currently (20%, 20% and 25%, respectively,
         of qualified proceeds available to members)                               $ 3,109         $  1,052        $ 2,253
   Allocated to members but retained by the Cooperative:
      Qualified retains                                                             12,437            4,209          6,760
      Non-qualified retains                                                          1,750              610            300
                                                                                   -------         --------        -------
                                                                                    17,296            5,871          9,313
                                                                                   -------         --------        -------
Additional distribution of 1991 net proceeds:
   Cash                                                                                 --               --            932
   Qualified Retains                                                                    --               --          2,795
                                                                                   -------         --------        -------
                                                                                        --               --          3,727
                                                                                   -------         --------        -------
Total allocation of net proceeds available to members                              $17,296         $  5,871        $13,040
                                                                                   =======         ========        =======


The accompanying notes are an integral part of these financial statements.

                           Pro-Fac Cooperative, Inc.
                                 Balance Sheet


(Dollars in Thousands)

                                                                                 June 25,        June 26,
                                                                                  1994            1993
                                                                               --------        --------
ASSETS
Current assets:
   Cash                                                                        $     10        $     19
   Accounts receivable                                                               68              25
   Receivable from Curtice-Burns Foods, Inc                                      11,197           9,113
   Current portion of long-term loans receivable from
      Curtice-Burns Foods, Inc                                                   14,000          16,000
   Current portion of investment in direct financing leases                      17,645          21,184
   Current portion of investment in Springfield Bank
      for Cooperatives                                                            1,324           1,172
   Income taxes refundable                                                           --              70
   Prepaid expenses                                                               2,464             693
                                                                               --------        --------
         Total current assets                                                    46,708          48,276
Long-term portion of investment in direct financing leases                      123,677         152,329
Long-term loans receivable from Curtice-Burns Foods, Inc                         78,040          78,648
Long-term portion of investment in Springfield Bank for
  Cooperatives                                                                   19,632          16,814
Deferred tax benefit                                                              2,623           2,010
Finance receivable related to intangibles                                        24,909          26,545
Other assets                                                                        462             262
                                                                               --------        --------
         Total assets                                                          $296,051        $324,884
                                                                               ========        ========

LIABILITIES AND SHAREHOLDERS' AND MEMBERS' CAPITALIZATION
Current liabilities:
   Notes payable                                                               $ 11,500        $ 12,000
   Accounts payable                                                                 617           1,019
   Accrued interest                                                               2,536           3,019
   Federal and state income taxes payable                                           668              --
   Current portion of long-term debt                                             14,000          16,000
   Amounts due members                                                           15,327          14,525
                                                                               --------        --------
         Total current liabilities                                               44,648          46,563
Long-term debt                                                                  127,134         168,000
Other non-current liabilities                                                       504             417
                                                                               --------        --------
      Common, par value $5.00, authorized --
         5,000,000 shares
                                                 June 25,          June 26,
                                                  1994              1993
                                                ---------         ---------

Shares issued                                   2,056,878         2,690,430
Shares subscribed                                   9,270            24,788
                                                ---------         ---------
      Total subscribed and issued               2,066,148         2,715,218
Less subscriptions receivable in installments      (9,270)          (24,788)
                                                ---------         ---------
                                                2,056,878         2,690,430          10,284          13,455
                                                =========         =========        --------        --------

         Total liabilities                                                          182,570         228,435
                                                                                   --------        --------
Commitments and contingencies Shareholders' and members' capitalization:
   Retained earnings allocated to members                                            36,924          29,446
   Non-qualified allocation to members                                                7,454           5,704
      Preferred, par value $25.00, authorized --
         5,000,000 and shares issued and
            outstanding -- 2,576,720 and 2,378,807,
               respectively                                                          64,418          59,470

Earned surplus (unallocated and apportioned)                                          4,685           1,829
                                                                                   --------        --------
   Total shareholders' and members' capitalization                                  113,481          96,444
                                                                                   --------        --------

   Total liabilities and capitalization                                            $296,051        $324,884
                                                                                   ========        ========

   The accompanying notes are an integral part of these financial statements.

                           Pro-Fac Cooperative, Inc.
                            Statement of Cash Flows

                                                                                              Fiscal Year Ended
                                                                                       ------------------------------------------
                                                                                       June 25,          June 26,         June 26,
(Dollars in Thousands)                                                                   1994              1993             1992
                                                                                       --------          --------         ------

Cash flows from operating activities:
   Net income/(loss)                                                                   $ 24,542          $(17,498)        $ 13,905
   Less amounts payable to members currently                                             (3,109)           (1,052)          (2,253)
                                                                                       --------          --------         --------
                                                                                         21,433           (18,550)          11,652
Adjustments  to  reconcile   net  income  to  net  cash  provided  by  operating
   activities:
      Equity in undistributed earnings of Springfield                                    (1,541)           (1,486)          (1,129)
         (Benefit)/provision for deferred taxes                                            (613)              207              307
Change in assets and liabilities:
      Accounts receivable                                                                   (43)              618             (552)
      Accounts payable and accrued expenses                                                (885)              309           (1,117)
      Amounts due to members                                                                802            (2,277)             372
      Federal and state taxes payable                                                       738            (1,180)             265
      Other assets and liabilities                                                       (1,895)             (319)             591
                                                                                       --------          --------         --------
      Net cash provided by/(used in) operating activities                                17,996           (22,678)          10,389
                                                                                       --------          --------         --------
Cash flows from investing activities:
      Due from Curtice-Burns, net                                                           524            (1,694)          18,242
      Return from/(investment in) direct financing leases                                32,191            13,785            6,002
      Investment in Springfield Bank                                                     (1,429)           (1,937)          (1,691)
      Cash received from the finance receivable related
         to intangibles                                                                   1,636            26,898            2,405
                                                                                       --------          --------         --------
      Net cash provided by investing activities                                          32,922            37,052           24,958
                                                                                       --------          --------         --------
Cash flows from financing activities:
      Payments on short-term debt                                                          (500)          (16,000)         (18,000)
      Proceeds from long-term debt                                                          120            20,000               --
      Payments on long-term debt                                                        (42,986)          (14,025)         (14,027)
      Repurchases of common stock, net of issuances                                      (3,171)              358            1,088
      Payments for the repurchase of preferred stock                                         --              (165)              --
      Cash dividends paid                                                                (4,390)           (4,548)          (4,437)
                                                                                       --------          --------         --------
      Net cash used in financing activities                                             (50,927)          (14,380)         (35,376)
                                                                                       --------          --------         --------
Net decrease in cash                                                                         (9)               (6)             (29)
Cash at beginning of year                                                                    19                25               54
                                                                                       --------          --------         --------
Cash at end of year                                                                    $     10          $     19         $     25
                                                                                       ========          ========         ========
Supplemental disclosure of cash flow information
      Cash paid or received during the year for:
         Interest                                                                      $ 12,068          $ 14,050         $ 18,349
                                                                                       ========          ========         ========
         Income taxes, net                                                             $   (970)         $    970         $ (1,711)
                                                                                       ========          ========         ========

Supplemental schedule of non-cash investing and
   financing activities
      Conversion of retains to preferred stock                                         $  4,948          $  5,934         $  5,739
                                                                                       ========          ========         ========
      Net proceeds allocated to members but retained by the
         Cooperative                                                                   $ 14,187          $  4,819         $  9,855
                                                                                       ========          ========         ========


The accompanying notes are an integral part of these financial statements.

                           Pro-Fac Cooperative, Inc.
       Statement of Changes in Shareholders' and Members' Capitalization


                                                                                                  Fiscal Years Ended
                                                                                       -------------------------------------------
                                                                                       June 25,          June 26,         June 26,
(Dollars In Thousands)                                                                   1994              1993             1992
                                                                                       --------          --------         ------
Retained earnings allocated to members:
   Qualified retains:
      Balance at beginning of period                                                   $ 29,446          $ 29,950         $ 24,128
      Additional distribution of 1991 net proceeds                                           --                --            2,795
      Net proceeds allocated to members                                                  12,437             4,209            6,760
      Converted to preferred stock                                                       (4,948)           (4,702)          (3,719)
      Cash paid in lieu of fractional shares                                                (11)              (11)             (14)
                                                                                       --------          --------         --------

Balance at end of period                                                                 36,924            29,446           29,950
                                                                                       --------          --------         --------

Non-qualified retains:
   Balance at beginning of period                                                         5,704             6,645            9,178
   Distribution of 1987, 1986 and 1985 non-qualified retains:
      Cash paid                                                                              --              (319)            (813)
      Converted to preferred stock                                                           --            (1,232)          (2,020)
      Net proceeds allocated to members                                                   1,750               610              300
                                                                                       --------          --------         --------

Balance at end of period                                                                  7,454             5,704            6,645
                                                                                       --------          --------         --------

Total retains allocated to members at end of period                                      44,378            35,150           36,595
                                                                                       --------          --------         --------

Preferred stock:
   Balance at beginning of period                                                        59,470            53,701           47,962
   Converted from earnings retained for preferred stock                                   4,948             4,702            3,719
   Conversion of 1987, 1986 and 1985 non-qualified retains                                   --             1,232            2,020
   Repurchased and canceled                                                                  --              (165)              --
                                                                                       --------          --------         --------

Balance at end of period                                                                 64,418            59,470           53,701
                                                                                       --------          --------         --------

Common stock:
   Balance at beginning of period                                                        13,455            13,097           12,009
   Repurchased, net of issued                                                            (3,171)              358            1,088
                                                                                       --------          --------         --------

Balance at end of period                                                                 10,284            13,455           13,097
                                                                                       --------          --------         --------

Earned surplus (unallocated and apportioned):
   Balance at beginning of period                                                         1,829            29,746           33,318
   Additional distribution of 1991 net proceeds                                              --                --           (3,727)
   Net proceeds arising from after-tax undistributed
      income/(loss)                                                                       2,856           (27,917)             155
                                                                                       --------          --------         --------

Balance at end of period                                                                  4,685             1,829           29,746
                                                                                       --------          --------         --------

      Total shareholders' and members' capitalization                                  $123,765          $109,904         $133,139
                                                                                       ========          ========         ========


   The accompanying notes are an integral part of these financial statements.

                           PRO-FAC COOPERATIVE, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in accordance with
generally  accepted   accounting   principles   including  the  following  major
accounting policies:

Fiscal Year:

     Fiscal 1994 ended on June 25, 1994, and fiscal 1993 ended on June 26, 1993, the last Saturday in June. All future fiscal years will end on the last Saturday in June. The fiscal year ended on the last Friday in June in fiscal 1992. The years ended June 25, 1994, June 26, 1993, and June 26, 1992 each comprised 52 weeks.

Leases:

     The Cooperative leases its property, plant, equipment and intangibles to Curtice-Burns Foods, Inc. ("Curtice-Burns") under an agreement described in NOTE
2. Such leases are recorded under the financing method of accounting. See further discussion in NOTE 4.

Investment in Springfield Bank for Cooperatives ("Springfield" or "the
Bank"):

     The Cooperative's investment in Springfield is comprised of revolving securities which are presently being redeemed by the Bank on the basis of a six-year cycle. These securities are not physically issued by the Bank, but the Cooperative is notified as to their monetary value. The investment is carried on the Cooperative's books at cost (the cash purchases of securities each year in an amount equal to a percentage of the annual interest paid by the Cooperative on its borrowings from the Bank) plus the Cooperative's share of the undistributed earnings of the Bank (that portion of patronage refunds not distributed currently in cash).

     The current portion of the investment represents securities which are expected to be redeemed by the Bank during the subsequent fiscal year.

Income Taxes:

     In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes," with retro-active adoption permitted. The Cooperative has adopted the provisions of this standard as of June 29, 1991. Deferred income taxes arise from the issuance of non-qualified retains (see NOTE
5). Income taxes are recorded under the liability method specified by SFAS 109 in 1992, 1993 and 1994.

     Finance receivable relating to goodwill and other intangibles -- Under the provisions of the Agreement with Curtice-Burns, the Cooperative has provided financing for a portion of the goodwill and other intangible assets which represent the excess of the fair value of net tangible assets acquired in purchase transactions. The decrease in the receivable related to intangibles in fiscal 1993 is attributable to the restructuring efforts initiated by Curtice-Burns (see NOTE 8).

Reclassification:

     Certain items for fiscal 1993 and 1992 have been reclassified to conform with 1994 presentations.

Earnings Per Share Data Omitted:

     Net income or net proceeds per share amounts are not presented because earnings are not distributed to members in proportion to their common stock holdings. For example, patronage related earnings (representing those earnings derived from patronage-sourced business) are distributed to members in proportion to the dollar value of deliveries under Pro-Fac contracts rather than based on the number of shares of common stock held.

NOTE 2. AGREEMENT WITH CURTICE-BURNS FOODS, INC.

     Pro-Fac has a contractual relationship with Curtice-Burns under an Agreement ("the Agreement") consisting of five sections: Operations Financing, Marketing, Facilities Financing, Management, and Settlement, which extends to 1997 and provides for two successive five-year renewals at the option of Curtice-Burns.

     The provisions of the Agreement include the financing of certain assets utilized in the business of Curtice-Burns and provide a sharing of income and losses between Curtice-Burns and Pro-Fac. Should Curtice-Burns terminate the Agreement, Curtice-Burns has the option of purchasing those assets financed by Pro-Fac at the book value at that time.

     Revenues received from Curtice-Burns under the Agreement for the years ended June 25, 1994, June 26, 1993, and June 26, 1992, include: CMV of crops delivered, $59,216,000, $59,800,000, and $64,152,000, respectively; interest income, $15,617,000, $16,515,000, and $19,869,000,  respectively; and additional proceeds from profit sharing provisions, $18,599,000 gain, $21,800,000 loss, and $9,505,000 gain, respectively. In addition, Pro-Fac received financing amortization payments of $43,830,000, $53,826,000, and $26,232,000 for the years ended June 25, 1994, June 26, 1993, and June 26, 1992, respectively.

     In March 1994, Curtice-Burns advised Pro-Fac that in view of the possibility that Curtice-Burns might be acquired by a third party, Pro-Fac should not rely on Curtice-Burns to purchase any crops from Pro-Fac or its growers in calendar 1995 and beyond. In addition, Curtice-Burns notified Pro-Fac that Curtice-Burns will not commit to purchase a substantial portion of the crops historically purchased from Pro-Fac in the 1995 growing season. As a result, Pro-Fac has given notice to its affected members terminating Pro-Fac's obligation to purchase these crops beginning next year. The affected Pro-Fac growers are principally Pro-Fac's New York fruit and vegetable growers, Illinois and Nebraska popcorn growers, and Northwest potato growers who represent more than half of Pro-Fac's membership and have accounted for approximately $29.9 million or 50 percent of the total crops delivered by Pro-Fac to Curtice-Burns in the past year. In the arbitration proceedings currently pending between Curtice-Burns and Pro-Fac, Pro-Fac has asserted, among other matters, that Curtice-Burns is in default under the Integrated Agreement for improper termination of crops and has claimed damages that Pro-Fac estimates at more than $50.0 million. Curtice-Burns believes that its only obligation to purchase crops from Pro-Fac is as set forth in the Profit Plan as approved each year by the Boards of Directors of both Pro-Fac and Curtice-Burns. Because the most recent approved Profit Plan was for fiscal year 1995 (which Plan corresponds to the 1994 calendar year crops), Curtice-Burns believes that it is not currently obligated to purchase any crops from Pro-Fac for calendar year 1995 or later. Management believes these matters will be resolved in conjunction with the Merger Agreement described above.

Potential Change Of Control Of Curtice-Burns:

     On March 23, 1993, Curtice-Burns announced that Agway Inc., which owns 99 percent of Curtice-Burns' Class B shares and approximately 14 percent of Class A shares, was considering the potential sale of its interest in Curtice-Burns. At its meeting held on August 9 and 10, 1993, the Curtice-Burns Board of Directors authorized Curtice-Burns' management, with the advice of its investment bankers, to pursue strategic alternatives for Curtice-Burns. These options included negotiations with Pro-Fac relative to Pro-Fac gaining control of the business; the possible sale of the entire equity of Curtice-Burns to a third party; and the implementation of additional restructuring actions that may include recapitalizing Curtice-Burns to buy out Pro-Fac. Under the Agreement with Pro-Fac, title to substantially all of Curtice-Burns' fixed assets is held by Pro-Fac, and Pro-Fac provides the major portion of the financing of Curtice-Burns' operations. Under the Agreement Curtice-Burns has an option to purchase these assets from Pro-Fac at their book value. However, there presently exists a disagreement with Pro-Fac as to how such settlement amount would be calculated. Exercise of the option would result in the termination of the Agreement with Pro-Fac. In such event, Curtice-Burns would be required to repay all debt owed to Pro-Fac.

     On June 8, 1994, the Curtice-Burns Board of Directors voted to pursue an offer from Dean Foods Company for a maximum of $20.00 per share which was contingent upon Curtice-Burns buying Pro-Fac's assets at book value and upon the sale of the Nalley's Fine Foods Division and the Nalley's Canada, Ltd. subsidiary, both excluding the chips and snack businesses, to Hormel Foods Corporation.

     On September 27, 1994, Pro-Fac and Curtice-Burns entered into a Merger Agreement pursuant to which Pro-Fac will purchase all of the shares of Class A common stock and Class B common stock of Curtice-Burns for $19.00 per share, or approximately $167.0 million in the aggregate. Pro-Fac will immediately commence a tender offer for all of the shares to be followed, if successful, by a merger of a subsidiary of Pro-Fac into Curtice-Burns. Pro-Fac has advised Curtice-Burns that it expects to complete its tender offer on or about November 1, 1994.

     In connection with the proposed purchase of Curtice-Burns, Pro-Fac has obtained the commitment of the Springfield Bank to provide up to $200.0 million in long-term financing and up to $86 million in seasonal financing. In addition, Pro-Fac intends to issue up to $160.0 million principal amount of senior subordinated debt privately placed through Dillon, Read & Co. Inc. Upon completion of the merger transaction, Pro-Fac would have an equity investment of $133.0 million in Curtice-Burns, most of which was existing financing to Curtice-Burns under the Integrated Agreement.

     During fiscal 1994, Curtice-Burns expensed $3.5 million of legal, accounting and other expenses relative to the change in control issue and allocated half of those expenses to Pro-Fac. Pro-Fac has disputed this allocation and the financial statements do not reflect the charge as management believes it should not be included as a component of the fiscal 1994 earnings split. Resolution of this dispute is anticipated in conjunction with the Merger Agreement described above.

NOTE 3. DEBT

Short-Term Debt:

     Short-term borrowings are made by the Cooperative under a seasonal line of credit with Springfield which currently provides for borrowings up to $46,000,000. Outstanding borrowings at June 25, 1994 amounted to $11,500,000 at 5.5 percent. The maximum amount of short-term borrowings outstanding during the 52-week period ended June 25, 1994 was $46,000,000. The approximate average aggregate short-term borrowings were: fiscal 1994 -- $30,464,000, fiscal 1993 -- $39,444,000, fiscal 1992 -- $47,764,000. The approximate daily weighted average interest rates were: fiscal 1994 -- 4.6 percent, fiscal 1993 -- 4.6 percent and fiscal 1992 -- 6.2 percent.

     The Cooperative's short-term borrowings are loaned to Curtice-Burns under the same conditions and at the same rates as the Cooperative obtained from its lenders. Provisions of the Agreement between the two companies do however, allow Pro-Fac, with sufficient notice to Curtice-Burns, to accelerate the repayment of outstanding debt.

Long-Term Debt:

     The Cooperative's long-term debt consists of the following:


                                                     June 25,        June 26,
                                                       1994            1993
                                                  -------------    -------------
Term loans due Springfield:
   Interest rate of 6.7% and 6.2% at
         June 25, 1994 and June 26, 1993,
            respectively                           $141,014,000     $184,000,000
Other debt                                              120,000             --
                                                   ------------     ------------
                                                    141,134,000      184,000,000
   Less current portion                              14,000,000       16,000,000
                                                   ------------     ------------
                                                   $127,134,000     $168,000,000
                                                   ============     ============


     The term loans due Springfield are payable as follows: $14.0 million annually fiscal 1995 through fiscal 2002; $12.0 million in fiscal 2003; $10.0 million in fiscal 2004 and $7.0 million in fiscal 2005. The term loans are collateralized by fixed assets and the Cooperative's investment in Springfield (see NOTE 1). In addition, Curtice-Burns guarantees all of the Cooperative's bank debt and the Cooperative guarantees Curtice-Burns' short-term notes payable to commercial banks and certain other debt. The total lines of credit available to the companies for seasonal borrowings expire annually unless extended or renewed. Curtice-Burns had no short-term notes payable to commercial banks at June 25, 1994, June 26, 1993 or June 26, 1992. Other Curtice-Burns debt which Pro-Fac guarantees amounted to $106,000 at June 25, 1994 and $6,294,000 at June 26, 1993.

     Pro-Fac's other debt of $120,000 is payable in nine installments from fiscal 1996 to fiscal 2005. The rate on this debt is 4 percent.

     Based on an estimated borrowing rate at 1994 fiscal year end of 8.0 percent for long-term debt with similar terms and maturities, the fair value of the Cooperative's long-term debt outstanding is approximately $136,779,000 at June 25, 1994.

Additional Information with Respect to Borrowing Arrangements:

     Because   Pro-Fac's   income  is  largely   determined  by  the  income  of
Curtice-Burns  and because  Pro-Fac  guarantees  the debt of  Curtice-Burns  and
Curtice-Burns guarantees the debt of Pro-Fac (substantially all of which is advanced to Curtice-Burns), management and lenders use combined pro forma financial statements to assess the financial strength of the two companies. Specifically, the combined statement of operations, balance sheet and statement of cash flows portray the financial results, cash flows and equity of Curtice-Burns and Pro-Fac. Management believes that combined financial statements are useful because they provide information concerning Pro-Fac's ability to continue present credit arrangements and/or obtain additional borrowings in the future.

     Certain borrowing agreements require that the companies maintain specified levels with regard to working capital, tangible net worth, fixed charges and the incurrence of additional debt. The Cooperative is in compliance with, or has obtained waivers for, restrictions and requirements under the terms of the borrowing agreements.

     Such financial statements are neither necessary for a fair presentation of the financial position of Pro-Fac nor appropriate as primary statements for Curtice-Burns' shareholders or for Pro-Fac shareholders and members because they combine earnings, assets and liabilities and cash flows which are legally attributable to either Curtice-Burns' shareholders or to Pro-Fac shareholders and members, but not to both. Accordingly, the condensed pro forma financial statements presented below are special purpose in nature and should be used only within the context described.

              Combined Pro Forma Condensed Statement Of Operations
                                   Unaudited



                                                                                     Fiscal Year Ended
                                                          --------------------------------------------------------------------
                                                                       June 25, 1994                                   June 26,
                                                          -----------------------------------------------------          1993
                                                          Curtice-                                                     -------
(Dollars in Millions)                                      Burns       Pro-Fac    Eliminations         Combined        Combined
                                                          --------     ------     ------------         -------         ------
Sales and revenues                                         $829.1      $ 94.4       $ (94.4)            $829.1         $878.6
                                                           ------      ------       -------             ------         ------
Cost of sales                                               592.6        58.2         (58.2)             592.6          632.7
Restructuring, including net (gain)/
   loss from division disposals                              (7.8)        --           --                 (7.8)          61.0
Change in control costs                                       3.5         --           --                  3.5             --
Other selling, administrative and
   general expenses                                         187.0         0.9          (2.0)             185.9          205.5
Interest expense                                             18.2        11.6         (15.6)              14.2           16.8
Pro-Fac share of earnings                                    16.8          --         (16.8)                --             --
                                                           ------      ------        ------             ------         ------
   Total cost and expenses                                  810.3        70.7         (92.6)             788.4          916.0
                                                           ------      ------        ------             ------         ------
Income/(loss) before taxes                                   18.8        23.7          (1.8)(A)           40.7          (37.4)
(Provision)/benefit for taxes                                (8.7)        0.8          --                 (7.9)          (3.9)
                                                           ------      ------       ------              -------        ------
Net income/(loss)                                          $ 10.1      $ 24.5        $ (1.8)(A)         $ 32.8         $(41.3)
                                                           ======      ======        ======             ======         ======

(A) Amounts represent the balance of the fiscal 1994 share of earnings between Curtice-Burns and Pro-Fac which is currently under dispute. See discussion at NOTE 2.

    Transactions between Curtice-Burns and Pro-Fac have been eliminated for purposes of this combined statement of operations.

                   Combined Pro Forma Condensed Balance Sheet
                                   Unaudited


                                                                     Fiscal Year Ended
                                                  ------------------------------------------------
                                                              June 25, 1994
                                                  ---------------------------------------  June 26,
(Dollars in Millions)                             Curtice-                                  1993
                                                   Burns   Pro-Fac  Eliminations Combined Combined
                                                  ------   ------   ------------ -------- --------

ASSETS
Current assets(A)(C)                                $247.5   $ 46.7   $ (42.9)   $251.3   $268.9
Property, plant and equipment, net(B)                167.5      --        --      167.5    192.5
Investment in direct financing leases(C)               --     123.7    (123.7)      --       --
Due from Curtice-Burns(D)                              --      78.0     (78.0)      --       --
Goodwill and other intangibles                        24.9     24.9       --       49.8     53.1
Other assets                                           7.0     22.7       --       29.7     26.9
                                                     ------   ------   -------    ------   ------
     Total assets                                   $446.9   $296.0   $(244.6)   $498.3   $541.4
                                                     ======   ======   =======    ======   ======

LIABILITIES AND NET WORTH
Current liabilities(A)(C)                           $143.4   $ 44.6   $ (41.1)   $146.9   $166.8
Lease obligations(C)                                 125.0       --    (123.7)      1.3      1.8
Long-term debt --
   Due Pro-Fac(D)                                     78.0       --     (78.0)       --       --
   Due others(E)                                       1.1    127.1        --     128.2    174.4
Other liabilities                                     18.5      0.5        --      19.0     12.8
                                                    ------   ------   -------    ------   ------
Total liabilities                                    366.0    172.2    (242.8)    295.4    355.8
Shareholders' equity and members'
  capitalization(E)                                   80.9    123.8      (1.8)(F) 202.9    185.6
                                                    ------   ------   -------    ------   ------
     Total liabilities and net worth                $446.9   $296.0   $(244.6)   $498.3   $541.4
                                                    ======   ======   =======    ======    ======

Notes to combined balance sheet:

(A) Current  assets  of  Pro-Fac   consist   principally  of  amounts  due  from
    Curtice-Burns with respect to the Agreement described in NOTE 2. Such amounts are eliminated for purposes of this balance sheet.

(B) Property, plant and equipment owned by Pro-Fac (with net book value $141.3 million at June 25, 1994) is leased to Curtice-Burns on a financing basis. Such leased assets are reclassified as property, plant and equipment for purposes of this balance sheet.

(C) The majority of Curtice-Burns' lease obligations are payable to Pro-Fac and amount to $141.3 million at June 25, 1994, of which $17.6 million is payable currently. The related Curtice-Burns liability and Pro-Fac receivable are eliminated for purposes of this balance sheet.

(D) Long-term borrowings by Curtice-Burns from Pro-Fac under the Agreement are eliminated for purposes of this balance sheet.

(E) Shareholders' equity of Curtice-Burns consists of Class A common stock, $6.6 million; Class B common stock, $2.0 million; additional paid-in capital, $14.2 million; and retained earnings, $58.1 million.

(F) Amount represents the balance of the fiscal 1994 share of earnings between Curtice-Burns and Pro-Fac which is currently under dispute. See discussion at NOTE 2.

              Combined Pro Forma Condensed Statement of Cash Flows
                                   Unaudited

(Dollars in Millions)

                                                                          Fiscal Year Ended
                                                   ----------------------------------------------------
                                                                 June 25, 1994
                                                   ----------------------------------------    June 26,
                                                   Curtice-                                     1993
                                                    Burns    Pro-Fac  Eliminations Combined    Combined
                                                   -------   ------   ------------ --------    --------
Net cash provided by operating activities           $ 21.8    $ 18.0    $ (0.9)   $ 38.9       $ 42.2
Net cash provided by/(used in)
   investing activities                               33.9      32.9     (44.4)     22.4 (A)    (17.1)
Net cash (used in)/provided by
     financing activities                            (59.4)    (50.9)     45.3     (65.0)       (24.7)
                                                     ------    ------    ------    ------       ------
Net change in cash                                    (3.7)      --        --       (3.7)         0.4
Cash at beginning of year                              6.5       --        --        6.5          6.1
Cash at end of year                                 $  2.8    $  --     $  --     $  2.8       $  6.5
                                                     ======    ======    ======    ======       ======
Supplemental disclosure of cash flow
  information
Cash paid during the period for:
   Interest (net of amount capitalized)             $ 18.6    $ 12.1    $(15.6)   $ 15.1       $ 17.3
                                                     ======    ======    ======    ======       ======
   Income taxes, net                                $ 15.0    $ (1.0)   $  --     $ 14.0       $  2.9
                                                     ======    ======    ======    ======       ======
Supplemental Schedule of Non-Cash
   Investing and Financing Activities:
   Capital lease obligations incurred               $ 10.7    $  --     $(10.0)   $  0.7       $  3.0
                                                     ======    ======    ======    ======       ======
   Conversion of retains into preferred
     stock                                                    $  4.9              $  4.9       $  5.9
                                                               ======             ======       ======
Net proceeds allocated to members but
   retained by the Cooperative                                $ 14.2              $ 14.2       $  4.8
                                                              =======             ======       ======


(A) Amount represents the balance of the fiscal 1994 share of earnings between Curtice-Burns and Pro-Fac which is currently under dispute. See discussion at NOTE 2.

    Transactions between Curtice-Burns and Pro-Fac have been eliminated for purposes of this combined statement of cash flows.

NOTE 4. LEASES

     At June 25, 1994 and June 26, 1993 Pro-Fac had investments in financing leases of $141,322,000 and $173,513,000, respectively, of which $17,645,000 and
$21,184,000, were due currently.

     Minimum rent payments to be received during each of the next five fiscal years are as follows: 1995-$17,645,000; 1996-$15,829,000; 1997-$14,590,000;
1998-$13,276,000; and 1999-$11,963,000. The minimum rent payments do not include executory costs, since such costs are paid directly by Curtice-Burns and they do not include interest, since interest amounts are determined and billed to Curtice-Burns based upon Pro-Fac's borrowing costs required to finance the leased assets.

NOTE 5. TAXES ON INCOME

     In December 1991, the national office of the Internal Revenue Service issued a technical advice memorandum ("TAM") concluding that virtually all of Pro-Fac's income arises from patronage sources. As a result of the TAM, in January 1992 an additional distribution of patronage proceeds for fiscal 1991 was made to members in the amount of $3,727,000. Patronage proceeds available for distribution are determined by the Board of Directors each year, as stipulated in the Bylaws. As the longer term effects of the TAM are further researched and analyzed, it is possible that the Board may calculate future patronage proceeds available for distribution utilizing a different formula from that used for 1992 and 1993.

     A summary of taxable income/(loss) and the related (benefit)/provision for income taxes for fiscal 1994, 1993 and 1992 follows.

(Dollars In Thousands)


                                                                        Fiscal Years Ended
                                                          ------------------------------------------
                                                           June 25,          June 26,         June 26,
                                                             1994              1993             1992
                                                          --------          --------         ------
Taxable income/(loss):
   Excess/(deficiency) of revenues before taxes,
      dividends and allocation of net proceeds            $  23,698       $ (17,498)      $  12,754
   Less patronage income to be allocated to members
      for current period                                    (15,546)         (5,261)        (13,040)
   Less cash dividends paid on capital stock                 (4,390)         (4,548)           --
   Less utilization of net operating loss carryforwards      (3,857)           --              --
   Additional fiscal 1991 distribution                         --              --             3,727
   Difference between book and tax methodologies                 95              52             996
                                                          ---------       ---------       ---------
      Taxable income/(loss) to the Cooperative            $    --         $ (27,255)      $   4,437
                                                          =========       =========       =========

Provision/(benefit) for income taxes:
   Federal:
      Current                                             $     267       $     207       $  (1,560)
      Deferred                                                 (613)           (207)            307
                                                          ---------       ---------       ---------
                                                               (346)           --            (1,253)
      State                                                    (498)           --               102
                                                          ---------       ---------       ---------
                                                          $    (844)      $    --         $  (1,151)
                                                          =========       =========       =========
Effective tax rate (percent):
   Federal                                                     34.0%          (34.0)%          34.0%
   Loss for which no benefit was recorded                      --              34.0            --
   Utilization of net operating loss carryforward             (34.0)           --              --
   State (net of federal tax benefit)                           0.4            --               1.6
   Other                                                       (4.0)           --               0.7
                                                          ---------       ---------       ---------
      Subtotal                                                 (3.6)           --              36.3
Tax benefits resulting from the IRS Technical
   Advice Memorandum                                           --              --             (62.3)
                                                          ---------       ---------       ---------
      Total                                                    (3.6)%          --  %          (26.0)%
                                                          =========       =========       =========


     In August of 1993, the Internal Revenue Service issued a determination letter which concluded that the Cooperative is exempt from federal income tax to the extent provided by Section 521 of the Internal Revenue Code, "Exemption of Farmers' Cooperatives from Tax." Unlike a non-exempt cooperative, a tax-exempt cooperative is entitled to deduct cash dividends it pays on its capital stock in computing its taxable income. This exempt status is retroactive to fiscal year 1986 and is anticipated to apply to future years as long as there is no significant change in the way in which the Cooperative operates. In conjunction with this ruling, the Cooperative has filed for tax refunds for fiscal years 1986 to 1990 in the amount of approximately $5.8 million and interest payments of approximately $3.4 million. In addition, it is that anticipated the Cooperative will file for tax refunds for fiscal years 1991 and 1992 in the amount of approximately $3.1 million and interest payments of approximately $0.4 million. No such refund amounts have been reflected in the Cooperative's financial statements as of June 25, 1994. It is anticipated that the refund amounts will be recognized upon receipt.

     A benefit has not been recorded for the net operating loss carryforward resulting from 1993 operations due to the uncertainties surrounding utilization in future years.

     Deferred tax assets have been established for the future tax benefit of the redemption on non-qualified retains.

     In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes," and the Cooperative has adopted the provisions of this standard as of June 29, 1991. There was no effect on the 1992 provision for income taxes for this accounting change as the Cooperative was previously accounting for income taxes in accordance with SFAS 96.

NOTE 6. CAPITALIZATION

     Preferred Stock. Preferred stock originates from the conversion at par value of retains. Preferred stock is non-voting, except that the holders of preferred and common stock would be entitled to vote as separate classes on certain matters which would affect or subordinate the rights of the class. The preferred stock is segregated by the original year of issue in the records of the Cooperative.

     The Cooperative is entitled to redeem or retire all or any portion of its outstanding preferred stock, at par value, upon 90 days notice.

     Common Stock. The common stock purchased by members is related to the crop delivery of each member. Regardless of the number of shares held, each member has one vote.

     Common stock may be transferred to another grower only with approval of the Pro-Fac Board of Directors. If a member ceases to be a producer of agricultural products which he markets through the Cooperative, then he must sell his common stock to another grower acceptable to the Cooperative. If no such grower is available to purchase the stock, then the member must provide one year's advance written notice of his intent to withdraw, after which the Cooperative must purchase his common stock at par value. (See NOTE 7 for common stock dividend information.)

     Due to the uncertainty surrounding the potential change of control of Curtice-Burns and its implications to the Integrated Agreement, the Board of Directors, during 1994, approved a moratorium on all transactions involving common stock and waived the restriction on the utilization of agent farmers to satisfy supply commitments. As a Merger Agreement between the Cooperative and Curtice-Burns was entered into on September 27, 1994, it is anticipated that the Board of Directors will re-evaluate the above described restrictions.

     At June 25, 1994 and June 26, 1993, there were outstanding subscriptions, at par value, for 9,270 and 24,788 shares of common stock, respectively. These shares are issued as subscription payments are received.

     Retained Earnings Allocated to Members ("Retains"). Retains arise from patronage income and are allocated to the accounts of members within 8.5 months of the end of each fiscal year.

     Qualified Retains. Qualified retains are freely transferable and normally mature into preferred stock in December of the fifth year after allocation. Qualified retains are taxable income to the member in the year the allocation is made.

     Non-Qualified Retains. Non-qualified retains may not be sold or purchased. The present intention of the Board of Directors is that the non-qualified retains allocation be redeemed in five years through partial payment in cash and issuance of preferred stock. The non-qualified retains will not be taxable to the member until the year of conversion. Non-qualified retains may be subject to later adjustment if such is deemed necessary by the Board of Directors because of events which may occur after the retains were allocated.

     Earned Surplus (Unallocated and Apportioned). Earned surplus consists of accumulated income after distribution of earnings allocated to members, dividends and after state and federal income taxes. Earned surplus is reinvested in the business in the same fashion as retains. (See NOTE 5.)

     Stabilization Program. Each year a portion of the earnings is available for the CMV stabilization program. The amount designated for the program is determined at the discretion of the Board of Directors based upon the amount needed to accumulate the maximum authorized, which is 15 percent of the previous year's CMV of crops delivered. In a year when revenues are insufficient to pay 100 percent of CMV, the stabilization program, with Board approval, will provide for extra payments to be made up to the amount previously designated for the program. The amount designated to the program was $8,970,000 at June 25, 1994.

     Market for Pro-Fac Securities. There is no established market for trading Pro-Fac common stock. All trades have been arranged on a private basis between buyers and sellers.

     Transfers of preferred stock and qualified retained earnings can be arranged on a regular basis through the Buffalo offices of First Albany Corporation or Trubee, Collins and Company, registered securities broker dealers. Transfers of preferred stock can also be arranged on a regular basis through the Erie, Pennsylvania office of Advest, registered securities broker dealer. There can be no assurance this market will have the necessary volume of transactions to continue in the future.

NOTE 7. DIVIDENDS ON CAPITAL STOCK

     Dividends on preferred and common stock are declared at the discretion of the Board of Directors and are paid out of legally available funds. Preferred shareholders are entitled to a dividend of up to 12 percent of the par value of the stock if declared by the Board. Pursuant to New York State laws, applicable to agricultural cooperatives, dividends have been declared and paid subsequent to the fiscal year to which they relate. In fiscal 1994 and 1993, dividends on preferred stock were paid at a rate of 6.25 and 7.25 percent, respectively, of the par value and dividends on common stock were paid at a rate of 5 percent of the par value.

     Subsequent to June 25, 1994,  the  Cooperative  declared a cash dividend of
6.75 percent of the par value of preferred stock and 5.5 percent of the par value of the common stock, payable on July 15, 1994. These dividends amounted to $4,914,000 and will appear in the fiscal 1995 Statement of Net Proceeds.

NOTE 8. RESTRUCTURING PROGRAM

The Conceptual Vision and Strategy:

     The restructuring program first initiated in fiscal 1993 was based on Curtice-Burns' new vision of a company smaller in sales but more profitable, as measured by return on sales and equity, and possessing the financial and management resources sufficient to drive growth in carefully selected product line markets in which Curtice-Burns can prosper for the long term. Thus, the strategy was to focus on a more limited number of product lines which now have a strong, competitive position.

     The Plan outlined in 1993 is to restructure the business to a more profitable base. At the same time, the remaining businesses were to be managed to optimize earnings growth by installing corporate-wide purchasing, and a corporate-wide focus of capital spending.

     The third leg of the strategy was to accelerate Curtice-Burns' national sales and distribution programs by executing new product programs in store-brand retail dressings, salsa and chunky soups and the "More Fruit/More Flavor" pie filling program.

Execution of the Program:

     The first step of the restructuring program was to divest businesses that were unprofitable or declining for Curtice-Burns but would fit strategically with other business portfolios. During fiscal 1993, Curtice-Burns divested Lucca Frozen Foods. A loss of approximately $2.7 million (before dividing with Pro-Fac and before taxes) was recognized on this transaction. At the end of fiscal 1993, Curtice-Burns wrote down the assets and provided for the expenses to dispose of the Hiland potato chips and meat snacks businesses during fiscal 1994. On November 22, 1993, Curtice-Burns sold certain assets of the Hiland potato chips business for $2.0 million at closing, plus approximately $1.0 million paid in installments over three months. On February 22, 1994, Curtice-Burns sold the meat snacks business located in Denver, Colorado and Albany, Oregon to Oberto Sausage Company of Kent, Washington. Under the agreement, Oberto has purchased certain assets and assumed certain liabilities of the meat snacks operation, excluding plant, equipment, and trademarks. Curtice-Burns will lease its Albany Oregon manufacturing facility and equipment and license its trademarks, trade names, etc. to Oberto until February 1995, at which time Oberto is contractually obligated to purchase these assets. The sale of the Hiland potato chips and meat snacks businesses did not result in any significant gain or loss in fiscal 1994 after giving effect to the restructuring charges recorded in fiscal 1993; however, charges of $3.1 million were incurred in fiscal 1994 to adjust previous estimates. In the fiscal year ended June 26, 1993, Curtice-Burns incurred losses of $13.2 million from the meat snacks and Hiland potato chips businesses before dividing such losses with Pro-Fac and before taxes.

     On November 19, 1993, Curtice-Burns sold the oats portion of the National Oats business for $39 million. The oats business contributed approximately $1.4 million of earnings in fiscal 1993 before dividing with Pro-Fac and before taxes. The sale of the oats business resulted in an approximate $10.9 million gain. The popcorn portion of the National Oats Division was transferred to the Comstock Michigan Fruit Division.

     During fiscal 1993 and 1994, Curtice-Burns also made staff reductions in selected locations throughout Curtice-Burns. A $1.0 million accrual relating to such costs was recorded as part of the fiscal 1993 restructuring charge.

     Thus, a major part of the restructuring plan was successfully executed during fiscal 1994.

     As reported above, Curtice-Burns incurred restructuring charges in fiscal 1993 of $61.0 million (before dividing such charges with Pro-Fac and before taxes), which included the loss incurred on the sale of the Lucca frozen entree business, anticipated losses on the sale of the meat snacks and Hiland potato chips businesses, and other costs (primarily severance and losses prior to sale) in conjunction with the restructuring program. Virtually all of this charge was a revaluation of assets, rather than cash expense.

     Having completed the first phase of the restructuring program in fiscal 1993, the second phase was approved by Curtice-Burns' Board of Directors in August 1994. In connection with the second phase, the company is evaluating several alternatives regarding the Nalley's snack food business in the United States, including its possible sale to a third party. A charge, not to exceed $12.0 million, before the split with Pro-Fac and before taxes, for this phase of the restructuring program will be recorded during the first quarter of fiscal 1995.

     With respect to the potential sale of the snack food business, Curtice-Burns has signed a letter of intent with Country Crisp Foods of Salt Lake City, Utah. The letter of intent is subject to a number of conditions, including successful financing by the purchaser and the negotiation of a definitive purchase agreement. Country Crisp, a regional snack food company operating in the inter-mountain states of Colorado, Utah, Wyoming, Idaho, Nevada and New Mexico, will continue to market the Nalley's brand snacks under a licensing arrangement with Curtice-Burns. If this sale is finalized, it may result in a revision to the aforementioned reserve.

NOTE 9. OTHER MATTERS

Harvest States Cooperative:

     In conjunction with the sale of the National Oats Division by Curtice-Burns, Pro-Fac terminated the membership of the Harvest States Cooperatives ("Harvest States") in Pro-Fac. Harvest States was the National Oats Divisions's only supplier of oats. As a result of this action, Harvest States filed a claim against Pro-Fac for, among other things, the receipt of payments for future oats purchases after the sale of National Oats Division through fiscal year 1995.

     Under an agreement with Curtice-Burns, Curtice-Burns agreed to indemnify Pro-Fac as to certain expenses arising out of the termination of the membership of Harvest States in Pro-Fac. It was agreed that any settlement payments would be deemed an expense of Curtice-Burns under the division of earnings with Pro-Fac. The exact amount of any potential settlement related to this issue cannot be estimated at June 25, 1994, but management does not believe that this is a material exposure to Curtice-Burns.

Subsequent Events:

     In July 1994, a plant operated by Curtice-Burns's Southern Frozen Foods Division, located in Montezuma, Georgia, was damaged by fire. The plant itself is owned by Pro-Fac and leased to Curtice-Burns under the terms of the Integrated Agreement. Management is currently in the process of assessing the extent of damage to the facility. All material costs associated with the facility repairs and business interruption are anticipated to be covered under Curtice-Burns's insurance policies. The Springfield Bank for Cooperatives is loss payee on the property insurance policy under the terms of the Security Agreement with lenders. See NOTE 5.

     On September 27, 1994, and Pro-Fac Curtice-Burns entered into a Merger Agreement pursuant to which Pro-Fac will purchase all of the shares of Class A common stock and Class B common stock of Curtice-Burns for $19.00 per share, or approximately $167.0 million in the aggregate. Pro-Fac will immediately commence a tender offer for all of the shares to be followed, if successful, by a merger of a subsidiary of Pro-Fac into Curtice-Burns.

Pro-Fac has advised Curtice-Burns that it expects to complete its tender offer on or about November 1, 1994.

NOTE 10. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT ACCOUNTANTS

     On November 3, 1994, PF Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Pro-Fac, consummated a merger with Curtice-Burns. Curtice-Burns will continue as the surviving corporation and has, therefore, become a wholly-owned subsidiary of Pro-Fac. In conjunction with the consummation of this merger, the disputes between Curtice-Burns and Pro-Fac as described in NOTE 2 have been resolved.

     Common stock has been reclassified due to the Cooperative's potential obligation to repurchase stock from members who become ineligible to own such stock. Management believes that the occurrence of such events is remote.

The interim financial statements contained herein are unaudited, but in the opinion of the management of the Cooperative include all adjustments (consisting only of normal recurring adjustments and the effects of the acquisition) necessary for a fair presentation of the results of operations for these periods. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year, nor are they comparable to prior periods due to the effects of the acquisition.

Pro-Fac Cooperative, Inc.
Consolidated Statement of Operations and Net Proceeds

(Dollars in Thousands)

                                                            Nine Months Ended
                                                        -----------------------
                                                          3/25/95      3/26/94
                                                        ---------     ---------
Net sales                                               $ 347,069     $  58,423
Cost of sales                                             257,458        58,423
                                                        ---------     ---------
Gross profit                                               89,611          --
Share of Curtice-Burns earnings
   prior to acquisition                                     5,137        14,990
Interest income from Curtice-Burns
   prior to acquisition                                     6,102        11,992
Other selling, general, and
   administrative (expenses)/income                       (66,608)          648
                                                        ---------     ---------
Operating income                                           32,242        27,630
Interest expense                                          (20,603)       (8,998)
                                                        ---------     ---------
Income before taxes, dividends
   and allocation of net proceeds                          13,639        18,632
Tax benefit/(provision)                                     4,293          (100)
                                                        ---------     ---------
Net income (net proceeds)                               $  17,932     $  18,532
                                                        =========     =========

Allocation of Net Proceeds:
   Net income                                           $  17,932     $  18,532
   Dividends on common and preferred stock                 (4,914)       (4,390)
                                                        ---------     ---------
   Net proceeds                                            13,018        14,142
   Allocation to earned surplus                            (9,808)       (2,147)
                                                        ---------     ---------
   Net proceeds available to members                    $   3,210     $  11,995
                                                        =========     =========

Allocation of net proceeds available to members:
   Estimated to be paid currently                       $     597     $   2,308
   Qualified retains                                        2,388         9,229
   Non-qualified retains                                      225           458
                                                        ---------     ---------
   Net proceeds available to members                    $   3,210     $  11,995
                                                        =========     =========

The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc.
Consolidated Balance Sheet


(Dollars in Thousands)

                                     ASSETS

                                                                3/25/95      6/25/94     3/26/94
                                                               ---------   ---------   ---------
Current assets:
   Cash                                                        $   5,294   $      10   $      63
   Accounts receivable, trade, net                                58,813        --          --
   Accounts receivable, other                                      6,415          68          24
   Receivable from Curtice-Burns Foods, Inc.                        --        11,197      15,469
   Current portion of long-term loans receivable
      from Curtice-Burns Foods, Inc.                                --        14,000      14,000
   Current portion of investment in direct
      financing leases                                              --        17,645      21,184
   Current portion of investment in Bank                            --         1,324       1,340
   Inventories:
      Finished goods                                             136,915        --          --
      Materials and supplies                                      54,755        --          --
                                                               ---------   ---------   ---------
         Total inventories                                       191,670        --          --
                                                               ---------   ---------   ---------
   Current deferred taxes receivable                               8,461        --          --
   Income taxes receivable                                         1,085        --          --
   Prepaid manufacturing expense                                   5,062        --          --
   Prepaid expenses                                                5,911       2,464       1,722
                                                               ---------   ---------   ---------
         Total current assets                                    282,711      46,708      53,802
Goodwill and other intangible assets, net                         93,793        --          --
Property, plant, and equipment, net                              272,960        --          --
Long-term portion of investment in direct
   financing leases                                                 --       123,677     118,677
Long-term loans receivable from Curtice-Burns Foods, Inc.           --        78,040      86,262
Investment in Bank                                                22,907      19,632      19,356
Deferred tax benefit                                                --         2,623       2,170
Finance receivable related to intangibles                           --        24,909      25,331
Assets held for resale                                             5,406        --          --
Other assets                                                      24,909         462         248
                                                               ---------   ---------   ---------
         Total assets                                          $ 702,686   $ 296,051   $ 305,846
                                                               =========   =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc.
Consolidated Balance Sheet (Continued)


(Dollars in Thousands)

                                LIABILITIES AND
                   SHAREHOLDERS' AND MEMBERS' CAPITALIZATION

                                                                                               3/25/95       6/25/94        3/26/94
                                                                                              --------      --------       --------

Current liabilities:
   Notes payable                                                                              $ 66,000      $ 11,500       $ 19,500
   Accounts payable                                                                             44,430           617            396
   Accrued employee compensation                                                                 9,925            --             --
   Other accrued expenses                                                                       24,819         2,536          3,226
   Current portion of obligations under capital leases                                             785            --             --
   Income taxes payable                                                                             --           668            190
   Current portion of long-term debt                                                             8,007        14,000         14,000
   Amounts due members                                                                          14,490        15,327         16,425
                                                                                              --------      --------       --------
         Total current liabilities                                                             168,456        44,648         53,737
Deferred income taxes                                                                           53,746            --             --
Obligations under capital leases                                                                 1,296            --             --
Long-term debt                                                                                 165,438       127,134        133,014
Senior subordinated notes                                                                      160,000            --             --
Other non-current liabilities                                                                   18,443           504            484
Commitments and contingencies
Common stock, par value $5, authorized -
   5,000,000 shares

                                              3/25/95         6/25/94         3/26/94
                                              -------         -------         -------

Shares issued                                2,043,493       2,056,878       2,066,585
Shares subscribed                                2,432           9,270           9,679
                                             ---------       ---------       ---------
         Total subscribed and issued         2,045,925       2,066,148       2,076,264
Less subscriptions receivable in
   installments                                 (2,432)         (9,270)         (9,679)
                                             ---------       ---------       ---------
                                             2,043,493       2,056,878       2,066,585          10,217        10,284         10,335
                                             =========       =========       =========

Shareholders' and members' capitalization:
   Retained earnings allocated to members                                                       30,749        36,924         33,719
   Non-qualified allocation to members                                                           3,765         7,454          6,162
   Preferred stock, par value $25, authorized -
      5,000,000 shares; issued and outstanding -
         3,043,325, 2,576,720 and 2,576,720, respectively                                       76,083        64,418         64,418

   Earned surplus                                                                               14,493         4,685          3,977
                                                                                              --------      --------       --------
         Total shareholders' and members' capitalization                                       125,090       113,481        108,276
                                                                                              --------      --------       --------
         Total liabilities and capitalization                                                 $702,686      $296,051       $305,846
                                                                                              ========      ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative Inc.
Consolidated Statement of Cash Flows


(Dollars in Thousands)

                                                                    Nine Months Ended
                                                               ------------------------
                                                                3/25/95       3/26/94
                                                               ----------    ----------
Cash flows from operating activities:
   Net income                                                  $   17,932    $   18,532
   Amount payable to members currently                               (597)       (2,308)
   Adjustments  to  reconcile  net  income  to net cash
    provided  by  operating activities:
          Amortization of goodwill and other intangibles            1,020          --
          Depreciation                                              9,774          --
          Deferred tax                                             (2,569)         --
          Equity in undistributed earnings of the Bank             (1,288)       (1,541)
   Change in assets and liabilities:
       Accounts receivable                                         14,170             1
       Inventories                                                 34,550          --
       Accounts payable and accrued expenses                      (32,063)         (416)
       Amounts due to members                                        (837)        1,900
       Federal and state taxes refundable                          (5,096)          260
       Other assets and liabilities                                (5,300        (1,115)
                                                               ----------    ----------
Net cash provided by operating activities                          29,696        15,313
                                                               ----------    ----------
Cash flows from investing activities:
   Due from Curtice-Burns, net                                     87,352       (11,970)
   Return from direct investment in financing leases              141,322        33,652
   Investment in Bank                                              20,785        (1,169)
   Finance receivable related to intangibles                       24,909         1,214
   Purchase of property, plant, and equipment                      (9,433)         --
   Proceeds from disposals of property, plant, and equipment        1,239          --
   Cash paid for acquisition                                     (136,289)         --
                                                               ----------    ----------
Net cash provided by investing activities                         129,885        21,727
                                                               ----------    ----------
Cash flows from financing activities:
   Proceeds from issuance of short-term debt                       38,500         7,500
   Payments on short-term debt                                    (49,227)         --
   Payments on long-term debt                                    (137,777)      (36,986)
   Repurchase of common stock, net of issuances                       (67)       (3,120)
   Cash portion of non-qualified conversion                          (802)         --
   Cash paid in lieu of fractional shares                             (10)         --
   Cash dividends paid                                             (4,914)       (4,390)
                                                               ----------    ----------
Net cash used in financing activities                            (154,297)      (36,996)
                                                               ----------    ----------
Net change in cash                                                  5,284            44
Cash at beginning of period                                            10            19
                                                               ----------    ----------
Cash at end of period                                          $    5,294    $       63
                                                               ==========    ==========

All amounts above exclude the effects of the acquisition as detailed in the Supplemental Disclosure of Cash Flow Information

The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative Inc.
Consolidated Statement of Cash Flows (Continued)



(Dollars in Thousands)
                                                                   Nine Months Ended
                                                               ------------------------
                                                                 3/25/95       3/26/94
                                                               ----------    ----------

 Supplemental  Disclosure of Cash Flow Information
   Cash  paid/(received)  during the year for:
       Interest                                                $   19,140    $    8,998
                                                               ==========    ==========
       Income taxes, net                                       $      (45)   $     (180)
                                                               ==========    ==========
   Cash paid for the acquisition of Curtice-Burns
       Accounts receivable                                         79,330
       Inventories                                                226,220
       Investment in Bank                                          21,448
       Other assets                                                40,713
       Goodwill and other intangible assets                        94,813
       Fixed assets                                               270,443
       Accounts payable and accrued expenses                     (125,087)
       Short-term debt                                            (72,562)
       Long-term debt                                            (170,088)
       Subordinated notes                                        (160,000)
       Deferred tax liability                                     (50,477)
       Other liabilities                                          (18,464)
                                                               ----------
                                                               $  136,289
                                                               ----------
                                                               ----------
Supplemental Schedule of Non-Cash Investing and Financing Activities:
   Conversion of retains to preferred stock                    $   11,665    $    4,948
                                                               ==========    ==========
   Receivables from Curtice-Burns forgiven in the acquisition:
       Due from Curtice-Burns for short- and long-term debt    $  151,088
       Investment in direct-financing lease                       129,978
       Investment in the Bank                                      21,448
       Finance receivable related to intangibles                   24,486

The accompanying notes are an integral part of these consolidated financial statements.

                                      F-59




                           PRO-FAC COOPERATIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF ACCOUNTING POLICIES

     The  accompanying  unaudited  consolidated  financial  statements have been prepared in  accordance  with  generally  accepted  accounting  principles.  The
following  summarizes  the  significant   accounting  policies  applied  in  the
preparation of the accompanying financial statements.

                                  Fiscal Year

     The financial statements of Pro-Fac include the results of operations of Curtice-Burns from November 3, 1994, the acquisition date, through March 25,
1995, the fiscal quarter end (see NOTE 3). The fiscal year of Pro-Fac will correspond with that of Curtice-Burns and will end on June 24, 1995, the last
Saturday in June.

                                 Consolidation

     The consolidated financial statements include Pro-Fac and its wholly-owned subsidiaries after elimination of intercompany transactions and balances.

                                  Inventories

     Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. Inventory reserves are recorded to reflect the difference between FIFO cost and the market applicable to canned and frozen fruit and vegetable inventories.

                     Investment in CoBank, ACB ("the Bank")

     The Cooperative's investment in the Bank is required as a condition of borrowing, the amount of investment equal to a percentage of average borrowings over a five-year period. These securities are not physically issued by the Bank, but the Cooperative is notified as to their monetary value. The investment is carried at cost plus a share of the undistributed earnings of the Bank (that portion of patronage refunds not distributed currently in cash).

                             Manufacturing Overhead

     Allocation of  manufacturing  overhead to finished goods produced is on the basis of a production  year; thus at the end of each fiscal year,  manufacturing costs incurred by seasonal  plants  subsequent to the previous pack are deferred
and   included   in  the   accompanying   balance   sheet   under  the   caption
"Accrued/prepaid manufacturing expense."

         Property, Plant, and Equipment and Related Lease Arrangements

     Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 4 to 40 years. Assets held for resale are separately classified on the balance sheet and represent fixed assets not currently used in, nor planned to be used in, the business operations of the Company.

     Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

                                      F-60




                                  Income Taxes

     Income taxes are provided on non-patronage income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting as well as from the issuance of non-qualified retains are appropriately classified in the balance sheet and properly reflect the effects of the acquisition in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income
Taxes."

                                    Pension

     Pro-Fac's subsidiaries have several pension plans and participate in various union pension plans which on a combined basis cover substantially all employees. Charges to income with respect to plans sponsored by Pro-Fac and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts.

               Employers' Accounting for Postemployment Benefits

     On June 26,  1994,  Curtice-Burns  adopted  the SFAS No.  112,  "Employers'
Accounting for Postemployment Benefits," with no material impact.

     This statement establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement.
Postemployment benefits are all types of benefits provided to former or inactive employees, their beneficiaries, and covered dependents.

                         Goodwill and Other Intangibles

     Goodwill and other intangible assets include the cost in excess of the fair value of net tangible assets acquired in purchase transactions and acquired non-competition agreements and trademarks. Goodwill and other intangible assets, stated at net of accumulated amortization, are amortized on a straight-line basis over periods ranging to 35 years. Pro-Fac periodically assesses whether there has been a permanent impairment in the value of goodwill. This is accomplished by determining whether the estimated undiscounted future cash flows from operating activities exceed the carrying value of goodwill as of the assessment date. Should aggregate future cash flows be less than the carrying value, a writedown would be required, measured by the difference between the undiscounted future cash flows and the carrying value of goodwill.

     Goodwill resulting from the purchase of Curtice-Burns by Pro-Fac of approximately $94.8 million is being amortized on a straight line basis over 35 years. See NOTE 3.

                           Environmental Expenditures

     Environmental expenditures that pertain to current operations are expensed or capitalized consistent with Pro-Fac's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed.
Liabilities are recorded when remedial activities are probable, and the cost can be reasonably estimated.

                                Reclassification

     Certain items for the three and nine months ending March 26, 1994 have been reclassified to conform with the current year presentations.

                                      F-61




                        Earnings Per Share Data Omitted

     Net income or net  proceeds  per share  amounts are not  presented  because earnings  are not  distributed  to members in  proportion  to their common stock holdings.  For example,  patronage related earnings (representing those earnings
derived  from   patronage-sourced   business)  are  distributed  to  members  in
proportion to the dollar value of deliveries under Pro-Fac contracts rather than based on the number of shares of common stock held.

           Accounting for the Impairment of Long-Lived Assets and for
                      Long-Lived Assets to be Disposed Of

     In March 1995,  the Financial  Accounting  Standards  Board issued SFAS No.
121,  "Accounting  for the  Impairment of Long-Lived  Assets and for  Long-Lived
Assets to be Disposed Of" (SFAS No. 121).  SFAS No. 121  establishes  accounting
standards  for  the  impairment  of  long-lived  assets,   certain  identifiable
intangibles  and goodwill  related to those assets to be held and used,  and for long-lived  assets and  certain  identifiable  intangibles  to be  disposed  of.
Management  believes  current  policies in effect,  such as that  pertaining  to goodwill and  intangibles  (as stated  previously  in this NOTE 1),  satisfy the requirements  of SFAS No. 121, and no further  action on the part of the Company will be required for compliance.

NOTE 2. AGREEMENTS WITH CURTICE-BURNS

     On  November 3, 1994  Curtice-Burns  was  acquired by Pro-Fac.  Pro-Fac and
Curtice-Burns  were  established  together  in the early  1960's and before Pro-
Fac's recent  acquisition  of  Curtice-Burns,  had a  long-standing  contractual relationship under the Integrated Agreement, and similar predecessor agreements.
The Integrated  Agreement,  which has been  superseded by the Pro- Fac Marketing
Agreement,   consisted  of  four  principal  sections:   Operations   Financing,
Marketing, Facilities, Financing, and Management.

     The  provisions  of the  Integrated  Agreement  included  the  financing of certain assets utilized in the business of Curtice-Burns  and provided a sharing of income  and losses  between  Curtice-Burns  and  Pro-Fac.  Under the  Pro-Fac
Marketing  Agreement,  Pro-Fac and Curtice-Burns will continue the marketing and management  arrangements of the Integrated Agreement,  as well as the sharing of income and  losses.  The capital  contribution  of Pro-Fac to  Curtice-Burns  at acquisition  primarily  included the  cancellation of  indebtedness  and capital
lease   obligations.   Payments  by   Curtice-Burns  to  Pro-Fac  for  interest,
amortization, and lease financing payments ceased as of November 3, 1994.

     Amounts received by Pro-Fac from Curtice-Burns under both Agreements for the nine months ended March 25, 1995 and March 26, 1994 include: commercial market value of crops delivered, $56.1 million and $58.4 million, respectively;
interest income, $6.1 million and $12.0 million, respectively; and additional proceeds from profit sharing provisions, $8.4 million and $15.0 million, respectively. During fiscal 1993 a dispute arose between Curtice-Burns and Pro-Fac regarding the sharing of certain losses incurred in Curtice-Burns' restructuring program. As part of the merger, such dispute was resolved.

NOTE 3. CHANGE IN CONTROL OF CURTICE-BURNS

     In 1993, Curtice-Burns' management and Board of Directors began exploring several strategic alternatives for Curtice-Burns, including a possible sale of all the equity of Curtice-Burns. Those activities ultimately resulted in Curtice-Burns entering into an Agreement and Plan of Merger with Pro-Fac and PFAC on September 27, 1994 (the "Merger Agreement"). Pursuant to the Merger
Agreement, on October 4, 1994, Pro-Fac initiated a

                                      F-62




tender offer for all of Curtice-Burns' outstanding stock at $19.00 per share. At the  expiration  of the tender  offer on November 2, 1994,  6,229,442  shares of
Class A and  2,046,997  shares  of Class B common  stock  (or  approximately  94 percent and 99 percent,  respectively, of the total number of outstanding shares of Class A and Class B common stock of Curtice-Burns)  had been validly tendered and not withdrawn.  All such tendered  shares were accepted for payment by PFAC.
On November 3, 1994,  PFAC merged into  Curtice-Burns,  making  Curtice-Burns  a wholly-owned subsidiary of Pro-Fac.

     Prior to November 3, 1994, Curtice-Burns expensed $2.2 million of legal, accounting, investment banking and other expenses relative to the change of control issue. In recognizing these expenses, Curtice-Burns allocated half of these amounts to Pro-Fac as a deduction to the profit split. Pro-Fac disputed these charges, but such dispute was resolved with the merger.

     The  acquisition was accounted for using the purchase method of accounting.
In recording the  transaction,  approximately  $121.6 million was added to fixed asset  values to bring the assets up to  appraised  fair market  value,  and the asset lives were adjusted to lives deemed  appropriate for assets acquired.  The resulting annual  depreciation  will  approximate  $23.3 million on all existing assets at the  appraised  values.  In addition,  approximately  $94.8 million of goodwill  and other  intangible  assets were  recorded as the excess of purchase cost over net assets acquired.  Included in this amount was approximately  $45.1 million for  deferred  tax  adjustments  to properly  reflect the effects of the acquisition in accordance with the Statement of Financial  Accounting  Standards
("SFAS")  No.  109,   "Accounting  for  Income  Taxes."  The  resulting   annual
amortization  of goodwill  and other  intangible  assets will  approximate  $2.7 million for goodwill and other  intangible  assets using a 35-year  amortization period.  For  purposes of preparing  these  financial  statements a  preliminary allocation of the purchase price has been made. Future  adjustments will be made to this allocation based upon the final asset appraisals and analyses.

     In  connection  with the  acquisition,  PFAC sold  $160.0  million of 12.25 percent  Senior  Subordinated  Notes (the  "Notes")  due 2005 and entered into a credit agreement (the "New Credit  Agreement") with the Bank, which provided for
a  Term  Loan,  a  Term-Loan   Facility,   a  Seasonal-Loan   Facility,   and  a
Letter-of-Credit  Facility.  All obligations of PFAC under the Notes and the New
Credit Agreement have become obligations of Curtice-Burns.

     Following, in capsule form, is the consolidated unaudited results of operations of Curtice-Burns Foods for the nine months ended March 25, 1995 and March 26, 1994, assuming the acquisition by Pro-Fac took place at the beginning of the 1994 fiscal year.


(In Millions)

                                                Nine Months Ended
                                                   (Unaudited)
                                 ------------------------------------------------
                                     March 25, 1995             March 26, 1994
                                 -----------------------   ----------------------
                                 As Reported  Pro Forma    As Reported  Pro Forma
                                 -----------  ---------    -----------  ---------
Net sales                          $347.1       $573.2       $58.4       $642.8
Income before taxes                $ 13.6       $ 11.1       $18.6       $ 25.1
Net income                         $ 17.9       $ 13.0       $18.5       $ 17.4


NOTE 4. DISPOSALS/POTENTIAL DISPOSAL

                                   Disposals

     National Oats. On November 19, 1993, the Company sold the oats portion of the National Oats business for $39.0 million and transferred the popcorn business to CMF. The sale of the oats business resulted in an approximate $10.9 million gain in fiscal 1994.

     Hiland Potato Chips. On November 22, 1993, the Company sold certain assets of the Hiland potato chips business for approximately $3.0 million. There was no material gain or loss on this transaction after taking into account the fiscal 1993 restructuring charge.

     Meat Snacks. On February 22, 1994, the Company sold the meat snacks business for approximately $5.0 million. There was no material gain or loss on this transaction after taking into account a restructuring charge recorded in fiscal 1993.

     Nalley's U.S. Chips and Snacks. On December 19, 1994, the Company sold the Nalley's U.S. Chips and Snacks business for approximately $2.0 million. In the first quarter of fiscal 1995, the Company recognized a charge of approximately $8.4 million in connection with the elimination of this line of business. There was no material gain or loss on this transaction after taking into account a restructuring charge recorded in the first quarter of fiscal 1995.

                               Potential Disposal

     Nalley's Canada Ltd. On March 30, 1995, the Company announced the potential sale of Nalley's Canada Ltd., located in Vancouver, British Columbia, to a management group within its Canadian division.

     The sale agreements are being negotiated and are subject to Board approval. For the nine months ended March 25, 1995, net sales were $30.1 millon and operating income was breakeven. The net assets employed, which have not yet been classified as being held for resale, are $9.3 million as of March 25, 1995.

     Nalley's Canada Ltd. is Western Canada's largest snack food company and also competes in the salad dressing, canned meat, and pickle categories. The buyers intend to close the salad dressing plant but would continue to operate its snack food plant. The Company's Nalley's U.S. Division would provide to Nalley's Canada Ltd., through a supply agreement, those products which would no longer be manufactured in Canada through. If this sale is finalized, it would be in late June or early July 1995 with no significant gain or loss to the Company.

     The business divestitures resulted in the following charges to earnings of the Predecessor Entity company in fiscal 1994 and fiscal 1995:

     Fiscal 1994 Restructuring Gain. Included in fiscal 1994 results was a net gain of $7.8 million comprised of a gain on the sale of the oats business of $10.9 million, net of a charge of $3.1 million to adjust previous estimates regarding activities initiated in fiscal 1993.

     Fiscal 1995 Restructuring Charge. Included in the first three months of fiscal 1995 results was a restructuring charge of $8.4 million to reflect the estimated impact of the sale of certain assets of the Nalley's U.S. Chips and Snacks operation and other expenses relating to the disposal of this operation.

NOTE 5. DEBT

                  Historical Funding and Capital Expenditures

     The operations of the Company historically have been funded with cash flows generated by operations, borrowings from Pro-Fac (which in turn borrowed a portion of these funds from the Bank), and borrowings under the Company's seasonal facility with a syndicate of commercial lenders led by The Chase Manhattan Bank, N.A. Pro-Fac and the Company had available seasonal lines of credit of $100.0 million through September 1993, $86.0 million through September 1994, and $96.0 million thereafter. The maximum borrowing on those seasonal lines during fiscal 1994 was $81.0 million, while the average amount outstanding during such year totaled approximately $51.5 million. The balance outstanding at November 3, 1994 was $83.5 million. These borrowings were repaid simultaneously with the consummation of the acquisition of the Company by Pro-Fac and replaced by the New Credit Agreement.

                              New Credit Agreement

     The Bank has provided the Company, subject to the terms and conditions set out in the New Credit Agreement, with loans of up to $200 million to finance the purchase of shares pursuant to the tender offer and the merger, to refinance certain existing indebtedness of Pro-Fac and the Company, and to pay fees and expenses related to the purchase of shares.

     The Bank also has provided the Company, subject to the terms and conditions set out in the New Credit Agreement, with seasonal financing of up to $86.0 million and a $10.0 million letter-of-credit facility. The Acquisition Facility, the Seasonal Facility, and the Letter-of-Credit Facility are collectively referred to herein as the "Bank Facility."

     Guarantees and Security. All obligations under the Bank Facility are guaranteed by Pro-Fac and the Subsidiary Guarantors. The Company's obligations under the Bank Facility and Pro-Fac's and the Subsidiary Guarantor's obligations under their respective guaranties are secured by all of the assets of the Company and each guarantor, respectively, including (i) all present and future accounts, contracts rights, chattel paper, instruments (excluding shares of capital stock), documents, inventory, general intangibles, and equipment; (ii) all real property; and (iii) all products and proceeds of the foregoing.

     Interest. The Bank Facility provides for interest rates on the Acquisition Facility, at the Company's option, equal to (i) the relevant London interbank offered rate plus 2.60 percent, (ii) the relevant prime rate plus 0.50 percent, or (iii) the relevant U.S. Treasury Rate plus 3.00 percent. The Seasonal Facility provides for interest rates on amounts outstanding thereunder at the Company's option equal to (x) the relevant London interbank offered rate plus
1.75  percent,  (y) the  relevant  prime  rate minus  0.25  percent,  or (z) the relevant U.S. Treasury Rate plus 2.00 percent. The Bank has extended to a portion of the Acquisition Facility for a limited period of time certain fixed rates that were in effect with respect to indebtedness repaid to the Bank on November 3, 1994. The weighted average rate of interest applicable to that portion of the Acquisition Facility is estimated to equal approximately 8.3 percent per annum for the period from November 3, 1994 through May 1, 1995.

     Maturity. Borrowings of $80.0 million under the Term Loan portion of the Acquisition Facility are payable in 20 equal, semi-annual installments beginning in May 1995. These installments are equivalent to $8.0 million per year. Borrowings of up to an additional $120.0 million under the Term- Loan Facility portion of the Acquisition Facility are payable during the first five years of the facility in annual installments on September 1 of each year, in an amount equal to the "annual cash sweep" for the preceding fiscal year, as defined in the Acquisition Facility. The Company will be permitted to pay and reborrow funds under the Term-Loan Facility, subject to limitations on the amount reborrowed and the other terms of the Acquisition Facility. Beginning in the year 2000, the balance of the Term- Loan Facility will be payable in ten equal, semi-annual installments.

     Borrowings under the Seasonal Facility are payable at the expiration of that portion of the facility, which is May, 1996; except that for 15 consecutive calendar days before the end of fiscal 1995, the borrowings under the Seasonal Facility must be zero. The Letter-of-Credit Facility provides for the issuance of letters of credit through October 1995.

     Certain Covenants. The Pro-Fac Bank Guarantee requires Pro-Fac, on a consolidated basis: to achieve an adjusted cash-flow-coverage ratio at the end of fiscal 1995 of at least 1.0 to 1.0 and, at the end of each fiscal year thereafter, of at least 1.1 to 1.0; to maintain a minimum working capital of at least $100.0 million for each fiscal year (beginning with the fiscal year ending June 30, 1995); and to maintain a minimum long-term debt to equity ratio (measured at each month-end) of 3.1 to 1.0 from the Closing Date through May 1995, 2.8 to 1.0 from June 30, 1995 through May 1996, and declining over time to
1.8 to 1.0 at June 30, 2001 and thereafter. In addition, the Pro-Fac Bank Guarantee requires Pro-Fac on a consolidated basis to maintain a consolidated total net worth of not less than 15 percent of total assets for each month-end until July 2000, and 20 percent thereafter, and at least 19 percent of total assets at the fiscal years ending June 1995 and 1996, increasing over time to at least 25 percent of total assets at the fiscal year ending June 2001 and each fiscal year thereafter. The Bank Facility and the Pro-Fac Bank Guarantee contain additional restrictions and obligations on Pro-Fac and the Company, including
(i) restrictions on the ability to declare or pay dividends or repurchase stock,
(ii) limitations on the incurrence of debt or prepayment of debt, (iii) limitations on debt, investments, acquisitions, capital expenditures and asset sales, and (iv) requiring maintenance of properties and insurance and the delivery of information, financial and otherwise. Management believes the Company is in compliance with all restrictions and requirements under the terms of the borrowing agreement.

                    The Senior Subordinated Notes ("Notes")

     The Notes represent general unsecured obligations of the Company, subordinated in right of payment to certain other debt obligations of the Company (including the Company's obligations under the New Credit Agreement). The Notes are unconditionally guaranteed by the Guarantors on a senior-subordinated basis, with each such guarantee subordinated to the Guarantors' respective guarantees of the obligations of the Company under the New Credit Agreement and all other Senior Indebtedness of the Guarantors.

     The Notes are limited in aggregate principal amount to $160.0 million and will mature on February 1, 2005. Interest on the Notes accrues at the rate of
12.25 percent per annum and is payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 1995, to holders of record on the immediately preceding January 15 and July 15, respectively. Except as provided above, interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year, comprised of 12 30-day months.

     Each of the Pro-Fac and the Subsidiary Guarantors has unconditionally guaranteed the payment of Obligations of the Company under the Notes.

Rights of holders, pursuant to such guarantees, are subordinate to the rights of the holders of the Senior Indebtedness of Pro-Fac and the Subsidiary Guarantors to payment in full in the same manner as the rights of holders of the Notes are subordinate to those of the holders of the Senior Indebtedness of the Company. Senior Indebtedness of the Company includes the short- and long-term debt due the Bank as well as approximately $1.7 million of supplemental executive retirement benefits.

     Funds made available by the distribution of investment certificates to members, in lieu of cash by Pro-Fac, have historically been reinvested by Pro-Fac in the Company. Under the Indentures related to the Notes, Pro-Fac will be required to reinvest at least 70 percent of the additional Patronage income in Curtice-Burns.

NOTE 6. OTHER MATTERS

                              Favorable Tax Ruling

     In August of 1993, the Internal Revenue Service issued a determination letter which concluded that the Cooperative is exempt from federal income tax to the extent provided by Section 521 of the Internal Revenue Code, "Exemption of Farmers' Cooperatives from Tax." Unlike a non-exempt cooperative, a tax-exempt cooperative is entitled to deduct cash dividends it pays on its capital stock in computing its taxable income. This exempt status is retroactive to fiscal year 1986 and was anticipated to apply to future years as long as there was no significant change in the way in which the Cooperative operates. The acquisition of Curtice-Burns was a significant change in the way in which Pro-Fac operates; therefore, this exempt status ceased as of November 3, 1994. In conjunction with this ruling, the Cooperative has filed for tax refunds for fiscal years 1986 to 1990 in the amount of approximately $5.8 million and interest payments of approximately $4.0 million. In addition, the Cooperative has filed for a tax refund for fiscal year 1991 and will soon be filing a refund claim for fiscal 1992 for approximately $3.1 million and interest payments of approximately $.5 million. No such refund amounts have been reflected in the Cooperative's financial statements as of March 25, 1995. It is anticipated that the refund amounts will be recognized upon receipt.

      The results of operations for fiscal 1993 produced a net operating loss carryforward which expires in fiscal 2008. No tax benefit was recognized at that time because with Pro-Fac's tax exempt status and, due to the issues surrounding the potential change in control of Curtice-Burns, there was no assurance of the utilization of this net operating loss carryforward in future years. With the cessation of the exempt status due to the acquisition of Curtice-Burns, Pro-Fac's cash dividends will no longer be tax deductible, and because of the resolution of Curtice-Burns change in control issue, it is more probable than not that Pro-Fac will be able to utilize the net operating loss carryforward. A tax benefit relative to the net operating loss carryforward in the amount of $8.0 million was recorded in the second quarter of fiscal 1995.

                                 Contingencies

     In conjunction with the sale of the National Oats Division by Curtice-Burns, Pro-Fac terminated the membership of the Harvest States Cooperative ("Harvest States") in Pro-Fac. Harvest States was the National Oats Division's only supplier of oats. As a result of this action, Harvest States filed a claim against Pro-Fac for, among other things, the receipt of payments for future oats purchases after the sale of National Oats Division through fiscal year 1995. In April 1995, a settlement was reached with Harvest States resulting in no material cost to Pro-Fac.

     A grower has filed suit against Curtice-Burns for damages resulting from defective seed which was purchased from the Southern Frozen Foods Division. The lawsuit alleges that the defective seed resulted in the loss of crops and acreage use for a growing season, and the grower is seeking approximately $1.0 million in damages. Management believes this claim is without merit and intends to vigorously defend its position. As the amount of damages is neither probable nor reasonably estimable, no accrual for loss has been included in the financial statements. In addition, management anticipates that all material costs of settlement, if incurred, will be covered under its insurance policies.

                                  Commitments

     Curtice-Burns' Southern Frozen Foods Division has guaranteed an approximate $1.4 million loan for the City of Montezuma to renovate a sewage treatment plant operated by Southern Frozen Foods on behalf of the City.

                                   Fire Claim

     In July 1994, a plant operated by Curtice-Burns' Southern Frozen Foods Division, located in Montezuma, Georgia, was damaged by fire. All material costs associated with the Facility repairs and business interruption are anticipated to be covered under Curtice-Burns' insurance policies. During the first quarter of fiscal 1995, a $6.5 million gain (before dividing with Pro-Fac and before taxes) was recorded by Curtice-Burns representing the insurance proceeds for the replacement value in excess of the depreciated book value of the building and equipment destroyed in this fire. It is expected the facility will be operational in the fourth quarter of fiscal 1995.

                                    PART II

                     Information Not Required in Prospectus

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are as follows:

         Filing fee for Registration Statement                                   $ 3,620.70
         Legal fees and expenses                                                  10,000.00*
         Accounting fees and expenses                                             15,000.00*
         Blue sky fees and expenses                                               10,000.00*
         Taxes                                                                      None
         Transfer agents' fees                                                      None
         Printing and engraving                                                    4,000.00*
         Miscellaneous                                                             3,000.00*
            Total                                                                $45,620.70*

         *Estimated

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 721 through 727 of the New York Business Corporation Law permit the registrant to indemnify its officers and directors against liabilities under certain circumstances. Section 726 of the New York Business Corporation Law allows the registrant to purchase and maintain insurance to indemnify (i) the registrant for any obligation which it incurs as a result of the indemnification of directors and officers, (ii) directors and officers in instances in which they may be indemnified by the registrant, and (iii) directors and officers in instances in which they may not otherwise be indemnified by the registrant provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance of the State of New York, for a retention amount and for co-insurance. Notwithstanding the foregoing, no such insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer (i) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (ii) in relation to any risk the insurance of which is prohibited under the insurance law of the State of New York. As permitted by law, the registrant has obtained a policy of directors and officers liability and corporation reimbursement insurance, which is due for renewal on July 1, 1995.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         Between October 1, 1992 and November 3, 1994, the registrant issued the following securities in unregistered transactions:

         Common Stock                       March, 1993                                    700 shares
                                            April, 1993                                  9,730 shares

         Preferred Stock                    Dec., 1992                                 188,073 shares
                                            March, 1993                                 49,292 shares
                                            Dec., 1993                                 197,913 shares
                                            Sept., 1994                                 46,884 shares

         Retains                            Sept., 1993                               $ 4,809,458
                                            Sept., 1994                               $14,177,977

Because, during such period, registrant was a farmer's cooperative organization exempt from tax under Section 521 of the Internal Revenue Code, all such issuances were exempt from registration under Section 3(a)(5)(B)(i) of the Securities Act of 1933.

         Subsequent to November 3, 1994, the registrant issued 342,101 shares of preferred stock in exchange for maturing retains in December, 1994 and 77,620 shares of preferred stock in exchange for maturing retains in January, 1995. Such issuances were exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:

         Exhibit
         Number                    Description
         -------          ----------------------------------------
         3.1              Certificate of Incorporation of Pro-Fac.

         3.2              Bylaws of Pro-Fac.

         5                Opinion and Consent of Harris Beach & Wilcox, LLP.

         10.1*            Indenture, dated as of November 3, 1994 (the "Inden-
                          ture"), among PFAC, Pro-Fac and IBJ Schroder Bank & Trust
                          Company ("IBJ"), as Trustee, as amended by First
                          Supplemental Indenture, dated as of November 3, 1994,
                          each with respect to Curtice-Burns' 12 1/4% Senior
                          Subordinated Notes due 2005 (the "Notes").

         10.2*            Term Loan, Term Loan Facility and Seasonal Loan
                          Agreement, dated as of November 3, 1994, among Springfield Bank for Cooperatives (the "Bank"),
                          Curtice-Burns and PFAC.

         10.3*            Parent Guaranty, dated as of November 3, 1994, by Pro-Fac
                          in favor of the Bank.

         10.4* Parent Security Agreement, dated as of November 3, 1994 between Pro-Fac and the Bank.

         10.5*            Mortgage, Open End Mortgage, Deed of Trust, Trust Deed,
                          Deed to Secure Debt, Purchase Money Mortgage, Assignment,
                          Security Agreement and Financing Statement dated November
                          3, 1994 among PFAC, Curtice-Burns and the Bank.

         10.6* Marketing and Facilitation Agreement, dated as of No-vember 3, 1994, between Pro-Fac and Curtice-Burns.

         10.7*            Management Incentive Plan, as amended.

         10.8*            Supplemental Executive Retirement Plan, as amended.

         10.9*            Key Executive Severance Plan, as amended.

         10.10*           Master Salaried Retirement Plan, as amended.

         10.11*           Non-Qualified Profit Sharing Plan, as amended.

         10.12*           Excess Benefit Retirement Plan.

        Exhibit
        Number                           Description
        ------            ------------------------------------------------------
         10.13            Modification of Term Loan, Term Loan Facility, and
                          Seasonal Loan Agreement, dated as of January 26, 1995,
                          between Curtice Burns and the Bank.

         10.14            Second Amendment to Non-Qualified Profit Sharing Plan.

         12               Computation of Ratio of Earnings to Fixed Charges and
                          Preferred Dividends.

         21.1*            List of Subsidiaries.

         23.1             Consent of Price Waterhouse LLP, independent accountants,
                          relating to the financial statements of Pro-Fac.

         23.2             Consent of Price Waterhouse LLP, independent accountants,
                          relating to the consolidated financial statements of
                          Curtice-Burns.

         23.3             Consent of Harris Beach & Wilcox, LLP (included in
                          Exhibit 5).

* Incorporated by reference from Registration Statement No. 33-56517, as amended.

   (b)   Financial Statement Schedules:

              Curtice-Burns

         Schedule Reference                   Schedule Description
         ------------------                   --------------------
         Schedule VIII                        Valuation and Qualifying Accounts

      All other schedules of the Company and Pro-Fac for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required, are inapplicable or have been disclosed in the notes to the consolidated financial statements and therefore have been omitted.

ITEM 17.       UNDERTAKINGS

      The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                       (ii) To reflect in the prospectus any facts or event arising after the effective date of this registration (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE



             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 18th day of May, 1995.


                                               PRO-FAC COOPERATIVE, INC.



                                        BY:    /s/William D. Rice
                                               William D. Rice
                                               Assistant Treasurer




                               POWER OF ATTORNEY


             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen R. Wright and William D.
Rice, and each of them, his true and lawful Attorneys-in-Fact and Agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-Fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-Fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                                                  TITLE                                     DATE
- -------------------------                                               ---------------------------                    -------------

/s/Bruce R. Fox                                                           President and Director                        May 19, 1995
- -------------------------
(BRUCE R. FOX)


/s/Albert P. Fazio                                                        Vice President and Director                   May 19, 1995
- -------------------------
(ALBERT P. FAZIO)


/s/Steven D. Koinzan                                                      Treasurer and Director                        May 22, 1995
- -------------------------
(STEVEN D. KOINZAN)


/s/Tommy R. Croner                                                        Secretary and Director                        May 19, 1995
- -------------------------
(TOMMY R. CRONER)


/s/Dale W. Burmeister                                                     Director                                      May 19, 1995
- -------------------------
(DALE W. BURMEISTER)


/s/Robert V. Call, Jr.                                                    Director                                      May 19, 1995
- -------------------------
(ROBERT V. CALL, JR.)


/s/Glen Lee Chase                                                         Director                                      May 22, 1995
- -------------------------
(GLEN LEE CHASE)


                                                                          Director                                            , 1995
- -------------------------
(KENNETH A. MATTINGLY)


/s/Allan D. Mitchell                                                      Director                                      May 19, 1995
- -------------------------
(ALLAN D. MITCHELL)


/s/Allan W. Overhiser                                                     Director                                      May 20, 1995
- -------------------------
(ALLAN W. OVERHISER)


/s/Paul E. Roe                                                            Director                                      May 20, 1995
- -------------------------
(PAUL E. ROE)


/s/Edward L. Whitaker                                                     Director                                      May 23, 1995
- -------------------------
(EDWARD L. WHITAKER)


/s/Stephen R. Wright                                                      General Manager                               May 18, 1995
- -------------------------
(STEPHEN R. WRIGHT)                                                       (Principal Executive Officer)


/s/William D. Rice                                                        Assistant Treasurer                           May 18, 1995
- -------------------------
(WILLIAM D. RICE)                                                         (Principal Accounting Officer)

                                                           SCHEDULE VIII

                           Curtice-Burns Foods, Inc.
                       Valuation and Qualifying Accounts
                 For the Three Fiscal Years Ended June 25, 1994

                                                                Additions             Deductions
                                          Balance At            ---------             ----------               Balance
                                         Beginning Of           Charge To              Accounts               At End Of
                                            Period               Expense              Written Off              Period
                                         ------------           ---------             -----------             ---------
Allowance for Doubtful Accounts
  Year ended June 25, 1994               $  801,000            $   702,000            $  437,000              $1,066,000
  Year ended June 26, 1993               $1,353,000            $   346,000            $  898,000              $  801,000
  Year ended June 26, 1992               $1,118,000            $   827,000            $  592,000              $1,353,000




                                          Balance At                                                           Balance
                                         Beginning Of                           Net                           At End Of
                                            Period                            Change                            Period
                                         ------------                         ------                          ---------
Inventory Reserve
  Year ended June 25, 1994               $1,189,000                        $  (810,000)                       $  379,000
  Year ended June 26, 1993               $2,520,000                        $(1,331,000)                       $1,189,000
  Year ended June 26, 1992               $2,549,000                        $   (29,000)                       $2,520,000


* Difference between FIFO cost and market applicable to canned and frozen fruit and vegetable inventories.






                                                      S-1